UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

                 AML COMMUNICATIONS, INC.
(Name of Registrant as Specified in its Charter)
                                            N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share, of AML Communications, Inc., or “AML common stock”

(2)
Aggregate number of securities to which transaction applies:

10,854,119 shares of AML common stock issued and outstanding as of April 15, 2011; and options to purchase 2,690,250 shares of AML common stock outstanding as of April 15, 2011 with exercise prices less than or equal to $2.50 per share.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for the purpose of determining the filing fee. The filing fee was calculated based upon the sum of (a) 10,854,119 shares of AML common stock multiplied by $2.50 per share and (b) 2,690,250 shares of AML common stock subject to options with exercise prices less than or equal to $2.50, multiplied by $1.49 per share (which is the excess of $2.50 over the weighted average exercise price per share). In accordance with Section 14(g)(1)(A) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001161 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $31,143,770

(5)	Total fee paid: $3,615.80

☒	Fee paid previously with preliminary materials: $3,615.80
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration No.:

(3)	Filing Party:

(4)	Date Filed:

AML COMMUNICATIONS, INC.
1000 Avenida Acaso
Camarillo, California 93012

Dear Stockholder:

The Board of Directors (the “Board”) of AML Communications, Inc. (“AML” or the “Company”) has approved a merger that provides for our acquisition by Microsemi Corporation (“Microsemi”) pursuant to the Agreement and Plan of Merger, dated as of April 11, 2011, by and among the Company, Microsemi and Atom Acquisition Corp, a Delaware corporation and wholly owned subsidiary of Microsemi (the “Merger Agreement”).  If the merger is completed, each share of our common stock issued and outstanding at the effective date of the merger (other than shares held by stockholders who properly demand and perfect statutory appraisal or dissenters’ rights in compliance with all of the required procedures of the Delaware General Corporation Law or the California General Corporation Law as described in this proxy statement) will be converted into the right to receive a per share amount in cash equal to $2.50.

We will hold a special meeting of stockholders of AML at the Company’s headquarters at 1000 Avenida Acaso, Camarillo, California, on May 27, 2011 at 10:00 a.m. local time.  At the special meeting, we will ask you to adopt and approve the Merger Agreement and the merger and to approve one or more adjournments of the special meeting, if necessary or appropriate, for among other reasons, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Merger Agreement and the merger.

Your vote is important.  Completion of the merger and the other transactions contemplated by the Merger Agreement is subject to a number of conditions, including approval at the special meeting by our stockholders of the Merger Agreement.

Therefore, we cannot complete the merger and the other transactions contemplated by the Merger Agreement unless, among other things, the proposal to adopt and approve the Merger Agreement and the merger are adopted.  More detailed information about the Merger Agreement and the merger is contained in this proxy statement.  A copy of the Merger Agreement is attached as Appendix A.

Whether or not you plan to attend the special meeting in person, please submit your proxy without delay. We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the Merger Agreement and the proposals which require your favorable vote.

The Board has carefully reviewed and considered the terms of the Merger Agreement, has consulted with its legal and financial advisors and has determined that the merger and the transactions contemplated in the Merger Agreement are in the best interests of AML and its stockholders.  Accordingly, the Board has unanimously approved the merger, the Merger Agreement, and the various transactions contemplated in the Merger Agreement and unanimously recommends that you vote “FOR” the adoption and approval of the Merger Agreement and the merger and “FOR” the proposal allowing us to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

This proxy statement is dated April 29, 2011, and is first being mailed to stockholders on or about April 29, 2011.

Sincerely,

Jacob Inbar President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

AML COMMUNICATIONS, INC.
1000 Avenida Acaso
Camarillo, California 93012

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On May 27, 2011

NOTICE IS HEREBY GIVEN THAT a special meeting of stockholders of AML Communications, Inc. (“AML” or the “Company”), a Delaware corporation, will be held at the Company’s headquarters, at 1000 Avenida Acaso, Camarillo, California, on May 27, 2011, at 10:00 a.m. local time, for the following purposes:

1.
To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of April 11, 2011 (the “Merger Agreement”), among the Company, Microsemi Corporation, a Delaware corporation (“Microsemi”) and Atom Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Microsemi (“Merger Sub”), and the transactions contemplated by the Merger Agreement, including the merger of Merger Sub with and into the Company, which will result in AML becoming a wholly owned subsidiary of Microsemi, as more fully described in the accompanying proxy statement (the “Merger”).

2.
To consider and vote on a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, for among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the Merger Agreement, and the transactions contemplated by the Merger Agreement.

Only stockholders who held shares of record as of the close of business on April 29, 2011, are entitled to receive notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting.

The adoption and approval of the Merger Agreement and the Merger require the approval of the holders of a majority of the outstanding shares of AML common stock entitled to vote thereon as of the record date for the special meeting.  EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU (1) VOTE THROUGH THE INTERNET, (2) VOTE BY TELEPHONE OR (3) COMPLETE, SIGN, DATE AND RETURN YOUR PROXY ON THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND.  If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption and approval of the Merger Agreement and the Merger, and the proposal to approve one or more adjournments of the meeting, if necessary or appropriate, for among other reasons, the solicitation of additional proxies. You can also vote your shares by telephone or via the internet. Voting instructions for telephone and internet voting are printed on the proxy card.  If you fail to return your proxy card or vote via the internet or by telephone, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote AGAINST the adoption and approval of the Merger Agreement.  If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you.  You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee.  The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” approval of the proposal to approve the Merger Agreement will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.  Stockholders who do not vote in favor of the approving the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the Merger is completed, but only if they submit a written demand for appraisal to the Company prior to the time the vote is taken on the Merger Agreement and comply with all other requirements of the Delaware General Corporation Law (“DGCL”) or the California General Corporation Law (“CGCL”).  A copy of the applicable DGCL and CGCL statutory provisions are included as Appendix D to the proxy statement and a summary of these provisions can be found under the section entitled “Appraisal and Dissenters’ Rights” on page 52.

The Board of Directors unanimously recommends that the stockholders vote FOR the adoption and approval of the Merger Agreement and the Merger at the special meeting, and FOR the proposal for one or more adjournments of the meeting, if necessary or appropriate, for among other reasons, the solicitation of additional proxies.

By order of the Board of Directors
Jacob Inbar President and Chief Executive Officer

Camarillo, California
April 29, 2011

Summary	2

Questions and Answers About the Special Meeting	10

Cautionary Statement Concerning Forward Looking Information	14

The Parties to the Merger	15

The Special Meeting	15
Date, Time, Place and Purpose of the Special Meeting	15
Recommendation of the Board of Directors	16
Record Date and Quorum	16
Required Vote	16
Appraisal and Dissenters' Rights	17
Proxies; Revocation	17
Adjournments	18
Solicitations of Proxies	18
Other Business	18

The Merger	19
Background of the Merger	19
Reasons for the Merger	21
Recommendation of the Board of Directors	23
Opinion of AML’s Financial Advisor	23
Interests of the Company’s Directors and Executive Officers in the Merger	33
Material United States Federal Income Tax Consequences	35
Regulatory Approvals	37
Delisting and Deregistration of AML’s Common Stock After the Merger	37

Agreements Related to the Merger	38

The Merger Agreement	38
Effective Date; Structure	38
Treatment of the Company’s Common Stock	38
Treatment of the Company’s Stock Options	38
Treatment of Merger Sub Common Stock	38
Representations and Warranties	38
Conduct of Business Pending the Merger	41
No Solicitation of Transactions	43
Recommendation of the Board	44
Stockholders’ Meeting	45
Agreement to Use Commercially Reasonable Efforts	45
Other Covenants and Agreements	46
Indemnification of Officers and Directors	46
Conditions to the Merger	46
Termination	47
Effect of Termination	48
Specific Performance	49
Amendment and Waiver	49

i

Voting Agreements	49
Directors and Officers Party to Voting Agreements	50
Representations and Warranties	50
Voting	50
Irrevocable Proxy	50
Other Terms and Termination	50

Market Price of the Company’s Common Stock	51

Security Ownership of Certain Beneficial Owners, Directors and Management	51

Appraisal and Dissenters' Rights	52
Delaware Appraisal Rights	53
California Dissenters’ Rights	56
Certain Differences Between Delaware and California Law on Appraisal/Dissenters’ Rights	57

Additional Information	58

Proposal 1 Approval of the Agreement and Plan of Merger and the Merger	59
Overview	59
Reasons for the Proposed Merger	59
Vote Required	59

Proposal 2 Permission for the Board of Directors to Adjourn the Special Meeting	60
Proposal to Permit Adjournment of Special Meeting	60
Vote Required	60

Stockholder Proposals and Nominations	61

Householding	61

Other Business	61

Where You Can Find More Information	61

Other Information on Our Website	62

Appendix A – Agreement and Plan of Merger	A-1

Appendix B – Form of Voting Agreement	B-1

Appendix C – Opinion of C.K. Cooper & Company	C-1

Appendix D – Section 262 of the Delaware General Corporation Law and Sections 1300-1304 of the California General Corporation Law	D-1

ii

Summary

This summary highlights selected information from this proxy statement about the proposals and may not contain all of the information that is important to you as a stockholder of AML Communications, Inc. (“AML”).  Accordingly, we encourage you to read carefully this entire document, including the appendices, and the other documents to which we refer you, including the Agreement and Plan of Merger (the “Merger Agreement”) which is attached as Appendix A and incorporated by reference in this proxy statement.  Items in this summary include page references directing you to more complete descriptions of such items.  All information contained in this proxy statement was prepared and supplied by AML, except for descriptions of the business of Microsemi Corporation, a Delaware corporation (“Microsemi”), and Atom Acquisition Corp., a Delaware corporation (“Merger Sub”), contained in the summary below under the heading “The Parties to the Merger,” which descriptions were supplied by Microsemi.  In this proxy statement, the terms “AML,” “Company,” “we,” “our,” “ours,” and “us” refer to AML and its subsidiaries.  You may obtain the information incorporated by reference into this proxy statement without charge from AML by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 61.

The Merger (page 19)

•
The proposed transaction is the acquisition of AML by Microsemi pursuant to the Merger Agreement among AML, Microsemi and Merger Sub.  Once the Merger Agreement has been approved by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub, a wholly owned subsidiary of Microsemi, will merge with and into AML (the “Merger”). AML will be the surviving corporation in the Merger and will become a wholly owned subsidiary of Microsemi.

•	Upon completion of the Merger, you will receive $2.50 in cash without interest and less applicable withholding tax, for each share of our common stock held by you (the “Merger Consideration”).

•
The Merger Agreement is attached as Appendix A to this proxy statement. You are encouraged to carefully read the Merger Agreement in its entirety because it is the legal document that governs the Merger.

The Parties to the Merger (page 14)

AML Communications, Inc.
1000 Avenida Acaso
Camarillo, California 93012

•
We are a Delaware corporation that designs, manufactures, and markets microelectronic assemblies for the defense industry. Our extensive range of microwave products can be found in leading defense projects.  Additional information about us is included in documents incorporated by reference in this proxy statement. See “Where You Can Find More Information” on page 61.

Microsemi Corporation
2381 Morse Avenue
Irvine, California 92614

•
Microsemi is a Delaware corporation that offers a portfolio of semiconductor technology, including analog and RF devices, mixed signal integrated circuits, FPGAs and customizable SoCs, and complete subsystems. It serves leading system manufacturers around the world in the defense, security, aerospace, enterprise, commercial, and industrial markets.

Atom Acquisition Corp.
2381 Morse Avenue
Irvine, California 92614

•
Merger Sub is a Delaware corporation and a wholly owned subsidiary of Microsemi and was organized solely for the purpose of entering into the Merger Agreement and consummating the Merger and the other transactions contemplated by the Merger Agreement.  It has not conducted any activities to date other than activities incidental to its formation and in connection with the Merger and the other transactions contemplated by the Merger Agreement.

The Special Meeting

Date, Time, Place and Purpose of Special Meeting (page 14)

•	The special meeting will be held at the Company’s headquarters at 1000 Avenida Acaso, Camarillo, California, on May 27, 2011, at 10:00 a.m. local time.

•
You will be asked to adopt and approve the Merger Agreement and the Merger.  The Merger Agreement provides that Merger Sub will be merged with and into AML, and each outstanding share of our common stock (other than dissenting shares) will be converted into the right to receive the Merger Consideration.

•
You will also be asked to approve a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, for among other reasons, the solicitation of additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement and the Merger and to transact such other business as may properly come before the special meeting, or any postponement or adjournment thereof.

Record Date and Quorum (page 15)

•
You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on April 29, 2011, the record date for the special meeting.  You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were 11,442,391 shares of our common stock outstanding and entitled to vote.

•
A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held.  A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy.  Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.  A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Required Vote (page 15)

•
For us to complete the Merger, stockholders holding at least a majority of our common stock outstanding and entitled to vote at the close of business on the record date must vote “FOR” the approval of the Merger Agreement.

•	No vote of Microsemi’s stockholders is required in connection with the Merger Agreement or the consummation of the Merger.

Share Ownership of Directors and Executive Officers (page 51)

•
As of the record date, the current directors and officers of AML beneficially owned in the aggregate 3,319,526 shares (excluding options), representing approximately 29.0% of our outstanding common stock.

Voting and Proxies (page 16)

•
Any AML registered stockholder (meaning a stockholder that holds stock in his, her or its own name) entitled to vote may submit a proxy by returning the enclosed proxy card by mail, internet or telephone, or may vote in person by appearing at the special meeting.  If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker.

Revocability of Proxy (page 16)

•	Any AML registered stockholder who executes and returns a proxy card by mail, internet or telephone may revoke the proxy at any time before it is voted in any of the following ways:

o	by delivering a written revocation, dated after the date of the proxy that is being revoked, to the Secretary of AML at 1000 Avenida Acaso, Camarillo, California 93012;

o	by delivering a later dated proxy relating to the same shares to the Secretary of AML;

o
by submitting another vote by the internet or telephone (see the section entitled “The Special Meeting - Required Vote” on page 16 for instructions on how to vote by the internet or telephone); your latest internet or telephone vote will be counted; or

o	by attending the special meeting and voting in person by ballot.

If you have instructed your broker on how to vote your shares, you must follow the directions provided by your broker.

When the Merger Will be Completed

•
We are working to complete the Merger as soon as possible.  In the event of the approval of the Merger Agreement by our stockholders, and the satisfaction or waiver of the other closing conditions provided for in the Merger Agreement, we anticipate completing the Merger shortly following the special meeting and, in any case, no later than the end date (the “End Date”) which is September 30, 2011 or the parties agree to extend the time for closing the Merger and the other transactions contemplated by the Merger Agreement.

Effects of the Merger (page 38)

•
If the Merger Agreement is adopted and approved by our stockholders, and the other conditions to closing are satisfied, Merger Sub will be merged with and into AML, with AML being the surviving corporation.  Upon completion of the Merger, each share of AML common stock (other than dissenting shares, and shares of AML common stock held by AML, any subsidiary of AML, Microsemi, Merger Sub and any other subsidiary of Microsemi) will be converted into the right to receive the Merger Consideration. Following completion of the Merger, our common stock will no longer be traded publicly on the Over the Counter Bulletin Board and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”).  Upon completion of the Merger, AML will be a wholly owned subsidiary of Microsemi, and our current stockholders will cease to have any ownership interest in AML and will not have any ownership rights in Microsemi.  Therefore, you will not participate in any future earnings or growth of AML and will not benefit from any appreciation in value of AML.  Dissenting shares are AML common stock held by a holder who has made a proper demand for appraisal of such shares of AML common stock in accordance with applicable law and who has otherwise complied with all applicable provisions of applicable law.

Board Recommendation (page 44)

•
After careful consideration, the Board of Directors (the “Board”) has determined, by unanimous vote, that the proposed merger of Merger Sub, a wholly owned subsidiary of Microsemi, with and into AML, wherein each outstanding share of our common stock, except dissenting shares which will only have the rights afforded to them by statute and no right to the AML common stock, will be converted into the right to receive the Merger Consideration, is in the best interest of AML and its stockholders.  The Board unanimously recommends that you vote “FOR” the approval of the Merger Agreement and “FOR” the proposal to adjourn the special meeting.  You should consider the other interests of our directors and executive officers that are described in this proxy statement under the section entitled “The Merger-Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 33.

Permission to Adjourn the Special Meeting (page 18)

•
In order to consummate the Merger and the other transactions contemplated by the Merger Agreement, the proposal to adopt and approve the Merger Agreement must first be approved by our stockholders.  If there are insufficient votes at the time of the special meeting to approve such proposal, the Board believes it is appropriate and in the best interests of AML and its stockholders to adjourn the meeting and solicit additional proxies.

Opinion of C. K. Cooper (page 23 and Appendix C)

•
C. K. Cooper & Company (“C. K. Cooper”) delivered its opinion to the Board to the effect that, as of April 11, 2011, and based upon and subject to the assumptions, limitations, and qualifications contained in its written opinion, the Merger Consideration to be received by our stockholders pursuant to the Merger Agreement is fair, from a financial point of view, to our stockholders.

•
The full text of the written opinion of C. K. Cooper, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by C. K. Cooper in rendering its opinion, is attached as Appendix C to this proxy statement.  Holders of AML common stock are urged to, and should, read the opinion carefully and in its entirety.  C. K. Cooper provided its opinion for the information and assistance of the Board in connection with its consideration of the Merger.  The C. K. Cooper opinion addresses only the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of AML common stock.  The C. K. Cooper opinion does not address AML’s underlying business decision to enter into the Merger Agreement or any other aspect of the proposed Merger and does not constitute a recommendation as to how any holder of AML common stock should vote or act with respect to the Merger or any other matter.

Treatment of Stock Options (page 38)

We have agreed that, as soon as practicable following the date of the Merger Agreement and prior to the effective time of the Merger, the Board (or, if appropriate, any committee thereof) shall provide notice to each holder of a AML stock option describing the treatment of AML stock options, adopt such resolutions, obtain the written consent of each option holder and take such other actions as may be required to effect the following transactions:

•	Under the applicable stock option plan, all unvested options that are not assumed in connection with the Merger shall be automatically accelerated and vested.

•
All vested options with an exercise price per share that is less than the Merger Consideration, outstanding immediately prior to the closing of the Merger, are converted into the right to receive, without interest, a cash amount equal to the product of (A) the excess of (x) the Merger Consideration, over (y) the exercise price per share of such option, multiplied by (B) the total number of shares of AML common stock subject to such option; the foregoing amount shall be reduced by any applicable withholding taxes.

•	All vested options with an exercise price per share that is equal to or greater than the Merger Consideration shall be terminated without any consideration therefor.

•
On the effective date of the Merger, no holder of any option to purchase AML common stock or any participant in any benefit plan of the Company shall have any right to acquire any capital stock of the Company or the Merger Sub or any other equity interest therein.

Interests of the Company’s Directors and Executive Officers in the Merger (page 33)

•	Our directors and executive officers may have interests in the Merger that are different from, or in addition to, yours, including the following:

o
Certain of our directors and executive officers will have their vested stock options canceled and cashed out in connection with the Merger, meaning that they will receive cash payments, without interest and less any applicable withholding tax, equal to the product of (x) the number of shares of our common stock subject to a stock option, and (y) the excess, if any, of the Merger Consideration over the exercise price per share of such stock option. As of April 28, 2011, our directors and executive officers held, in the aggregate, vested in-the-money stock options to acquire 456,665 shares of our common stock.

o	Certain of our executive officers have entered into employment agreements with us that will become effective upon the Merger.

o
Our executive officers and directors will benefit from the provisions with regard to indemnification and D&O insurance contained in the Merger Agreement with respect to their acts or omissions as executive officers and directors.

•	Our directors were aware of these interests and considered them, among other matters, in making their unanimous recommendation with respect to the Merger Agreement and the Merger.

Voting Agreements (page 50 and Appendix B)

•
Jacob Inbar, AML’s President, CEO and Chairman of the Board, Edwin McAvoy, AML’s Vice President Marketing and a director on AML’s Board and Dr. Tiberiu Mazilu, Vice President of Engineering and a director on AML’s Board have each entered into a voting agreement with Microsemi, a form of which is attached to this proxy statement as Appendix B.  As of the date of this proxy statement, our named executive officers and directors who are parties to such voting agreements beneficially own and have the power to vote, in the aggregate, 3,065,875 shares of AML common stock, representing approximately 26.8% of our issued and outstanding common stock. Pursuant to these voting agreements, these officers and directors agreed not to transfer their shares of our common stock pending the effective date of the Merger, except under certain circumstances, and agreed to vote the shares of common stock for which they have voting power, in favor of the Merger Agreement and the Merger and against any proposal in opposition to the Merger.

Material United States Federal Income Tax Consequences (page 35)

•
If you are a U.S. holder of our common stock, the Merger will be a taxable transaction to you.  For United States federal income tax purposes, you will recognize a gain or loss measured by the difference, if any, between the cash you receive in the Merger and your adjusted tax basis in your shares of our common stock.  If you are a non-U.S. holder of our common stock, the Merger generally will not be a taxable transaction to you under United States federal income tax laws unless you have certain connections to the United States.  You should consult your own tax advisor for a full understanding of the specific tax consequences of the Merger to you in light of your particular circumstances.

Regulatory Approvals (page 37)

•	We are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.

Procedure for Receiving Merger Consideration

•
As soon as practicable after the effective date of the Merger, a paying agent will mail a letter of transmittal and instructions to each registered AML stockholder.  The letter of transmittal and instructions will tell such stockholders of how to surrender their stock certificates or book-entry shares in exchange for the Merger Consideration.  Such stockholders should not return their stock certificates with the enclosed proxy card, and should not forward their stock certificates to the paying agent without first receiving a letter of transmittal.  If your shares are held in “street name” by your broker, you will not receive a letter of transmittal, but will receive instructions from your broker as to how to receive the Merger Consideration in exchange for your shares of stock through your broker, unless you have properly demanded and perfected your appraisal or dissenters’ rights.

No Solicitation of Transactions (page 43)

•
The Merger Agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions (including mergers, asset sales, etc.) involving the Company.  Notwithstanding these restrictions, under certain limited circumstances required for the Board to comply with its fiduciary duties, the Board may respond to a written favorable third party proposal, change its recommendation of the Merger, and enter into an agreement with respect to a favorable third party proposal.  If our Board changes its recommendation of the Merger Agreement and the Merger, Microsemi has the right to terminate the Merger Agreement and we would have to pay a $1,100,000 termination fee.

Conditions to the Merger (page 46)

•
The consummation of the Merger and the completion of the other transactions contemplated by the Merger Agreement depends on a number of conditions being satisfied or waived, including approval by our stockholders of the Merger Agreement and the Merger, no restraining order, injunction or other order by any court that prohibits consummation of the Merger has been entered and continues to be in effect, and the satisfaction (or waiver) of certain obligations of each of the parties to the Merger Agreement.

•
We expect to consummate the Merger and the other transactions contemplated by the Merger Agreement shortly following the special meeting and in any case, no later than the End Date, but only if the conditions to closing are satisfied or waived. We may adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposals, or we may recirculate a new proxy statement and resolicit the vote if material conditions to the consummation of the Merger and the other transactions contemplated by the Merger Agreement are waived.

•	Our stockholders must adopt and approve the Merger Agreement to consummate the Merger.

Termination of the Merger Agreement (page 47)

The Merger Agreement provides that we or Microsemi may terminate the Merger Agreement before the closing of the Merger and the other transactions contemplated thereby in a number of circumstances.

Either we or Microsemi may terminate the Merger Agreement if:

•	the parties mutually agree to terminate;

•	with certain exception, the closing has not occurred by the End Date, except a party may not terminate the Merger Agreement if the party failed to perform its obligations under the Merger Agreement;

•	if consummation of the Merger would violate any final, non-appealable injunction of a governmental entity; or

•	we fail to receive stockholder approval of the proposals described in this proxy statement at the special meeting described in this proxy statement.

In addition, we may terminate the Merger Agreement if:

•
if any of Microsemi’s representations and warranties were inaccurate as of the date of the Merger Agreement or had become inaccurate since such time or Microsemi breaches or fails to perform its covenants or obligations under the Merger Agreement, which inaccuracy, breach or failure to perform (1) would result in a failure of a condition of the Company’s obligation to consummate the Merger and (2) with respect to any inaccuracy or breach that is capable of being cured by the End Date, has not been cured within 30 days of Microsemi’s receipt of notice from the Company of the inaccuracy, breach or failure.

Finally, Microsemi may terminate the Merger Agreement if:

•
if any of the Company’s representations and warranties were inaccurate as of the date of the Merger Agreement or had become inaccurate since such time or the Company breaches or fails to perform its covenants or obligations under the Merger Agreement, which inaccuracy, breach or failure to perform (1) would result in a failure of a condition of Microsemi’s obligation to consummate the Merger and (2) with respect to any inaccuracy or breach that is capable of being cured by the End Date, has not been cured within 15 days of the Company’s receipt of notice from Microsemi of the inaccuracy or breach.

•	if, since the date of the Merger Agreement, there has been a Material Adverse Effect that is continuing; or

•
if the Board or any committee thereof has made a Recommendation Change (as defined in the section of this proxy statement entitled “The Merger Agreement-Recommendation of the Board”); or the Board has withdrawn or failed to reaffirm the Company Board Recommendation (as defined in the section of this proxy statement entitled “The Merger Agreement-Recommendation of the Board”) or the Company, its subsidiaries or any of its representatives has taken other actions inconsistent with the provisions governing the Company Board Recommendation in the Merger Agreement; a tender or exchange offer relating to shares of Company common stock has commenced and the Company has not sent to its security holders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming the Company Board Recommendation; or an Acquisition Proposal (as defined under the Section entitled "The Merger Agreement - No Solicitation of Transactions") has been publicly announced, and the Company has failed to issue a press release that reaffirms the Company Board Recommendation, within five business days after such Acquisition Proposal is publically announced; or the Company, its subsidiaries or any of its representatives has breached or taken any action inconsistent with any of the non-solicitation provisions in the Merger Agreement; or the Company releases any person from, or amends or waives any provision of any “standstill” agreement or provision (each of the foregoing items, a “Triggering Event”);

If the Merger Agreement is terminated, the Merger will not occur.

Termination Fees and Expenses (page 48)

If, the Merger Agreement is terminated for any of the following reasons, then the Company is required to pay Microsemi a termination fee equal to $1,100,000:

•
(1) the Merger Agreement is terminated by either party because the Merger was not consummated by the End Date or because the Company stockholder meeting to vote on the Merger Agreement has concluded and the Company stockholder approval was not obtained, (2) at or prior to the time of the termination of Merger Agreement an Acquisition Proposal was disclosed, announced, commenced, submitted or made, and (3) on or prior to 12 months after the date of the termination of the Merger Agreement, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Acquisition Proposal, regardless of whether such Acquisition Proposal was made before or after termination of the Merger Agreement (provided that all references to “15%” in the definition in this proxy statement of “Acquisition Proposal” shall be deemed to refer instead to “50%.”); or

•
the Merger Agreement is terminated (1) by Microsemi because, prior to Company stockholder approval of the Merger, a Triggering Event has occurred or (2) by either party for any other reasons after the occurrence of a Triggering Event.

If, the Merger Agreement is terminated for any of the following reasons, then Microsemi is required to pay the Company a termination fee equal to $1,000,000:

•
The Merger Agreement is terminated by the Company if any of Microsemi’s representations and warranties were inaccurate as of the date of the Merger Agreement or had become inaccurate since such time or Microsemi breaches or fails to perform its covenants or obligations under the Merger Agreement, which inaccuracy, breach or failure to perform would result in a failure of a condition of the Company’s obligation to consummate the Merger and with respect to any inaccuracy or breach that is capable of being cured by the End Date, has not been cured within 30 days of Microsemi’s receipt of notice from the Company of the inaccuracy, breach or failure; or

•	the Merger Agreement is terminated by Microsemi because the Merger was not consummated by the End Date.

If, the Merger Agreement is terminated for any of the following reasons, then the Company will repay Microsemi’s loan of $800,000 advanced to AML which was used to pay the break-up fee owed to Anaren, Inc., a New York corporation (“Anaren”):

•
the Merger Agreement is terminated by Microsemi because the Company’s representations and warranties were inaccurate as of the date of the Merger Agreement or had become inaccurate since such time or the Company breached or failed to perform its covenants or obligations under the Merger Agreement, which inaccuracy, breach or failure to perform (1) resulted in a failure of a condition of Microsemi’s obligation to consummate the Merger and (2) had not been cured before the End Date and within 15 days of the Company’s receipt of notice from Microsemi of the inaccuracy or breach; or

•
the Merger Agreement is terminated by Microsemi or the Company because the Company stockholder meeting to vote on the Merger Agreement has concluded and the Company stockholder approval was not obtained and any of Messrs. Inbar, Mazilu or McAvoy voted any of his shares against the Merger.

If, the Merger Agreement is terminated for any of the following reasons, then the Company will pay Microsemi’s expenses of up to $200,000:

•
the Merger Agreement is terminated by Microsemi because the Company’s representations and warranties were inaccurate as of the date of the Merger Agreement or had become inaccurate since such time or the Company breached or failed to perform its covenants or obligations under the Merger Agreement, which inaccuracy, breach or failure to perform (1) resulted in a failure of a condition of Microsemi’s obligation to consummate the Merger and (2) had not been cured before the End Date and within 15 days of the Company’s receipt of notice from Microsemi of the inaccuracy or breach or if, since the date of the Merger Agreement, there has been a Material Adverse Effect that is continuing; or

•
the Merger Agreement is terminated by the Company because the Merger was not consummated by the End Date, except in the case where all conditions to the closing have been satisfied or waived by the End Date other than with respect to the absence of any governmental order prohibiting the consummation of the Merger, or the receipt of all material regulatory and governmental approvals in connection with the Merger.

Market Price of AML’s Stock (page 51)

•
Our common stock is traded on the Over the Counter Bulletin Board under the symbol “AMLJ.OB.” On April 5, 2011, which was the last trading day before we announced the receipt of a superior offer from Microsemi and Microsemi’s proposed Merger transaction, the Company’s common stock closed at $2.11 per share, compared to which the Merger Consideration represents an approximate premium of 18.5%. On April 28, 2011, the last trading day before the date of this proxy statement, the Company’s common stock closed at $2.46 per share.

Appraisal and Dissenters’ Rights (page 52 and Appendix D)

•
If you do not wish to accept the Merger Consideration for your shares of our common stock provided for in the Merger Agreement, you have the right, by following the procedure prescribed by Section 262 of the Delaware General Corporation Law (“DGCL”), to exercise appraisal rights and receive cash for your shares of Company common stock.  Additionally, although the Company is a Delaware corporation and is therefore subject to the DGCL, Section 2115 of the California General Corporation Law (“CGCL”) provides that the Company is subject to California law with respect to dissenters’ rights to the exclusion of Delaware appraisal rights under the DGCL. Accordingly, pursuant to Chapter 13 of the CGCL, stockholders of the Company who vote against the adoption of the Merger Agreement and who comply with the requirements of Chapter 13 of the CGCL have a right to demand payment for, and appraisal of the “fair market value” of, their shares.

•
Failure to follow precisely all of the various technical statutory procedures required by section 262 of the DGCL or Chapter 13 of the CGCL may result in the loss of your appraisal or dissenters’ rights as a stockholder.  Merely voting against the approval of the Merger Agreement will not preserve your appraisal or dissenters’ rights.  The ultimate amount you receive as a dissenting stockholder may be more, the same or less than the amount you would have received under the Merger Agreement.  A copy of section 262 of the DGCL and Sections 1300-1304 of the CGCL are attached to this proxy statement as Appendix D.

•
In view of the complexity of these provisions of Delaware and California law and because it cannot be known with certainty whether a court would apply Delaware and California law to determine the rights available to dissenting stockholders in the merger, any stockholder who is considering exercising appraisal or dissenters’ rights should consult his or her legal advisor.

Questions and Answers About the Special Meeting

The following questions and answers address briefly some of the questions you may have regarding the special meeting and the Merger.  These questions and answers may not address all of your questions that may be important to you as a stockholder of AML.  Please refer to more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referenced in this proxy statement.

Q.           Why am I receiving this proxy statement?

A:           On April 11, 2011, we entered into the Merger Agreement with Microsemi and Merger Sub providing for the Merger.  You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the approval of the Merger Agreement.

Q.           What am I being asked to vote on?

A.           You are being asked to vote on two proposals:

1.	To adopt and approve the Merger Agreement and the Merger.

2.
To approve a proposal for one or more adjournments of the special meeting, if necessary or appropriate, for among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Q.	What will I be entitled to receive as a result of the Merger?

A.           Upon completion of the Merger, if you are a stockholder at the effective date of the Merger, for each share of our common stock that you own, you will be entitled to receive an amount in cash equal to $2.50, without interest and less applicable withholding tax.  You will not own shares in AML, and will not receive any shares of Microsemi or the Merger Sub as a result of the Merger.  If you properly demand and perfect your appraisal or dissenters’ rights, you may receive more, the same or less than the value you would be entitled to receive under the terms of the Merger Agreement.

Q.           When and where is the special meeting?

A.           The special meeting will take place at the Company’s headquarters at 1000 Avenida Acaso, Camarillo, California on May 27, 2011 at 10:00 a.m. local time.

Q.           Who is eligible to vote?

A.           All stockholders of record on the close of business on April 29, 2011, the record date, will be eligible to vote.

Q.           How do I vote my shares of AML common stock?

A.           Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the appendices.  You should also determine whether you hold your shares of AML common stock directly in your name as a registered stockholder or through a broker or other nominee because this will determine the procedure that you must follow in order to vote.  If you are a registered holder of Company common stock (that is, if you hold your Company common stock in certificate form), you may vote in any of the following ways:

•	by mail: complete, sign and date the enclosed proxy card and return it in the enclosed postage paid return envelope as soon as possible;

•	by telephone: call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions;

•	by internet: access "www.voteproxy.com" and follow the on-screen instructions; or

•	in person at the special meeting: complete and sign the enclosed proxy card and bring it to the special meeting.

If you are a non-registered holder of shares of Company common stock (which, for purposes of this proxy statement, means that your shares are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions to be provided to you by your broker or other nominee.  You may vote in person at the special meeting if you obtain written authorization in your name from your broker or other nominee and bring evidence of your stock ownership from your broker or other nominee.

If you hold your shares of our common stock directly in your name and properly transmit your proxy, but do not indicate how you want to vote, your proxy will be voted “FOR” the adoption and approval of the Merger Agreement and the Merger and “FOR” the proposal to approve one or more adjournment of the special meeting, if necessary or appropriate, for among other reasons to solicit additional proxies if there are insufficient votes at the special meeting to adopt and approve the Merger Agreement. If you hold our common stock through a broker, a broker is precluded from exercising their voting discretion under applicable rules with respect to the approval of non-routine matters such as the proposals described in this proxy statement, and, thus, absent specific instructions from you of those shares, your broker is not empowered to vote the shares with respect to the approval of these proposals.  Absent specific instructions from you to your broker of those shares to adopt and approve the Merger Agreement will have same effect as voting against the Merger Agreement and the Merger.

Q.           What stockholder approvals are needed?

A.           The affirmative vote of the holders of a majority of our outstanding shares of common stock is required to adopt and approve the Merger Agreement, and a majority of the shares present and entitled to vote at the special meeting is required to approve the proposal to allow our directors to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.           Am I entitled to appraisal rights instead of receiving the per share Merger Consideration for my shares of Company common stock?

A.           Yes.  Holders of our common stock who do not vote in favor of approving the Merger Agreement and the Merger will be entitled to an appraisal of the fair value of their Company common stock under Delaware law or to dissenters’ rights under California law if the Merger is completed, but only if they perfect their appraisal or dissenters’ rights by complying with the required procedures under Delaware law or California law.  Please see the section entitled “The Special Meeting-Appraisal and Dissenters’ Rights” beginning on page 16.  For the full text of Section 262 of the DGCL and Sections 1300-1304 of the CGCL, please see Appendix D.

The amount to which you may be entitled through the exercise of appraisal or dissenters’ rights could be more, the same or less than the value you would be entitled to receive under the terms of the Merger Agreement.

Q.           What is the recommendation of the Board as to the proposals described in this proxy statement?

A.           The Board has considered all of the facts and circumstances important to recommending whether to vote in favor of or against the two proposals, including whether the approvals of the two proposals were in the best interests of the Company and its stockholders.  After careful consideration, and after extensive discussion, the Board unanimously recommends that AML’s stockholders vote “FOR” the proposals set forth in this proxy statement.  You should read the sections entitled “The Merger-Reasons for the Merger; Recommendation of the Board of Directors; and Opinion of AML’s Financial Advisor” beginning on page 21 for a discussion of the factors that the Board considered in deciding to recommend the approval of the Merger Agreement.  In addition, in considering the recommendations of the Board with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers may have interests that are different from, or in addition to, the interests of our stockholders generally.  See the sections entitled “The Merger-Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 33.

Q.           Did the Board receive a fairness opinion?

A.           The Board received an opinion from C. K. Cooper, that, as of April 11, 2011, the Merger Consideration to be received by our stockholders pursuant to the Merger Agreement is fair, from a financial point of view, to the stockholders of AML.  Please read “The Merger – Opinion of C. K. Cooper” for information about the opinion of C. K. Cooper and Appendix C for the complete opinion.

Q.           What do I need to do now?

A.           After carefully reading and considering the information contained in this proxy statement, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or by submitting your vote by the internet or telephone.  You should return your proxy, or submit your vote by the internet or telephone as soon as possible, but in any event so that it is received no later than 5:00 p.m. local time on May 26, 2011, so that your shares may be represented at the special meeting. In order to ensure that your shares are voted, please submit your proxy, or submit your vote by the internet or telephone as instructed even if you currently plan to attend the special meeting in person.

Q.           What if I do not vote?

A.           If you fail to respond, your shares will not count toward a quorum necessary to conduct the vote at the special meeting, and will not be counted as either a vote for or against any of the two proposals.  However, since we need a majority of our outstanding shares of common stock to adopt and approve the Merger Agreement and the Merger, a failure to vote has the same effect as voting against the Merger Agreement and the Merger.

If you hold our common stock directly under your own name and properly transmit your proxy, but do not indicate how you want to vote, your proxy will be counted as a vote in favor of each of the two proposals. If you hold our common stock through a broker and do not instruct your broker on how to vote, your broker does not have discretion to vote in favor of each of the two proposals and your failure to instruct your broker to vote in favor of the two proposals will have same effect as voting against the two proposals.

Q.           If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.           Yes, but only if you provide instructions to your broker on how to vote.  You should follow the instructions provided by your broker regarding how to instruct your broker to vote your shares.  If you do not follow those instructions, your shares will not be voted, which will have the same effect as voting against the Merger Agreement and the Merger.  If you hold your shares in “street name” and wish to vote in person by appearing at the special meeting, you must request a legal proxy from your broker.

Q.           Can I change my vote after I have delivered my proxy?

A.           Yes.  You can change your vote at any time before your proxy is voted at the special meeting.  You can do this by revoking your proxy or submitting a new proxy.  If you choose either of these two methods and you are a stockholder of record, you must submit your notice of revocation or your new proxy to the Secretary of AML at 1000 Avenida Acaso, Camarillo, California 93012, before the special meeting.  If your shares are held in “street name” in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

If you are a stockholder of record, you can also attend the special meeting and vote in person, which will automatically revoke any previously submitted proxy.

Q.           What is a quorum?

A.           A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the special meeting, either in person or represented by proxy.  Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.  A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Q.           How are votes counted?

A.           For the proposal relating to the adoption and approval of the Merger Agreement and the Merger, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for purposes of determining whether a quorum is present, but, because stockholders holding at least a majority of our common stock outstanding on the record date must vote FOR the adoption and approval of the Merger Agreement and the Merger to be approved, an abstention or broker non-vote has the same effect as if you vote AGAINST the proposal to adopt and approve the Merger Agreement and the Merger.

For the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Because only the affirmative vote of the majority of the shares of our common stock present and entitled to vote at the special meeting is required to approve the proposal to adjourn the meeting, if necessary or appropriate, abstentions and broker non-votes will have no effect on such proposal.

Q.           Who will bear the cost of this solicitation?

A.           We will pay the cost of this solicitation, which will be primarily by mail.  Proxies also may be solicited in person, or by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation.  We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending out proxy materials to the beneficial owners of the shares they hold of records.

Q.           Should I send in my stock certificate now?

A.           No.  Shortly after the Merger is completed, each registered AML stockholder as of the effective date of the Merger (that is, stockholders who hold stock in their own names) will receive a letter of transmittal with instructions informing them how to send in their stock certificates to the paying agent in order to receive the Merger Consideration.  Such stockholders should use the letter of transmittal to exchange stock certificates for the Merger Consideration to which they are entitled as a result of the Merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.  If you hold your shares in “street name,” you will receive instructions from your broker informing you how to receive the Merger Consideration.

Q.           What should I do if I receive more than one set of voting materials for the special meeting?

A.           You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement and multiple proxy cards and voting instruction cards.  For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares.  If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card.  Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q.           When is the Merger expected to be completed?

A:           We are working to complete the Merger as quickly as possible.  In the event of the approval of the Merger Agreement by our stockholders, and the satisfaction or waiver of the other closing conditions provided for in the Merger Agreement, we anticipate completing the Merger shortly following the special meeting and, in any case, no later than the End Date which is September 30, 2011, unless the parties agree to extend the time for closing the Merger and the other transactions contemplated by the Merger Agreement.

Q.           What happened to the proposed merger with Anaren?

A.           The Agreement and Plan of Merger (the “Anaren Merger Agreement”) by and among the Company, Anaren and a wholly-owned subsidiary of Anaren dated February 13, 2011, was terminated.  All ancillary agreements to the Anaren merger, including the related voting agreements and employment agreements were also terminated.  Three business days after the Company received the written Microsemi offer on April 5, 2011, Anaren indicated that they did not wish to match or exceed Microsemi’s offer.  Instead, Anaren wished to terminate the Anaren Merger Agreement.  Anaren and AML terminated such agreement on  April 15, 2011.

Q.           Who can help answer my questions?

A.           If you have any questions about the transactions contemplated by the Merger Agreement or any of the proposals, or how to submit your proxy, or if you need additional copies of the proxy statement or the enclosed proxy card or voting instructions, you should contact our proxy solicitation agent, Georgeson, Inc. at 888-877-5360 (toll-free) or call collect at 212-440-9800.

Cautionary Statement Concerning Forward Looking Information

This proxy statement contains or incorporates by reference a number of “forward-looking statements” within the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, with respect to our financial condition, results of operations and business, and the expected impact of the Merger on our financial performance. Forward-looking statements often, although not always, include words or phrases like “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “outlook,” or similar expressions. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those statements and are not guarantees of future performance. Many of the important factors that will determine these results and values are beyond our ability to control or predict. Our stockholders are cautioned not to put undue reliance on any forward-looking statements. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

The Parties to the Merger

AML Communications, Inc.
1000 Avenida Acaso
Camarillo, California 93012
(805) 388-1345

We are a Delaware corporation and design, manufacture, and market microelectronic assemblies for the defense industry.  Our extensive range of microwave products can be found in leading defense projects.  Additional information about us is included in documents incorporated by reference in this proxy statement.  See “Where You Can Find More Information” on page 61.

Microsemi Corporation
2381 Morse Avenue
Irvine, California 92614

Microsemi is a Delaware corporation that offers a portfolio of semiconductor technology, including analog and RF devices, mixed signal integrated circuits, FPGAs and customizable SoCs, and complete subsystems. It serves leading system manufacturers around the world in the defense, security, aerospace, enterprise, commercial, and industrial markets.

Atom Acquisition Corp.
2381 Morse Avenue
Irvine, California 92614

Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Microsemi, was organized solely for the purpose of entering into the Merger Agreement and consummating the Merger and the other transactions contemplated by the Merger Agreement.  It has not conducted any activities to date other than activities incidental to its formation and in connection with the Merger and the other transactions contemplated by the Merger Agreement.  Under the terms of the Merger Agreement, Merger Sub will merge with and into us. AML will survive the Merger and become a wholly owned subsidiary of Microsemi and Merger Sub will cease to exist.

The Special Meeting

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by the Board for use at a special meeting of stockholders to be held at the Company’s headquarters at 1000 Avenida Acaso, Camarillo, California on May 27, 2011 at 10:00 a.m. local time.  The purpose of the special meeting is for you to consider and vote upon the following proposals:

1.	To consider and vote on a proposal to adopt and approve the Merger Agreement and the Merger.

2.
To consider and vote on a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, for among other reasons, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement and the Merger.

A copy of the Merger Agreement is attached as Appendix A to this proxy statement. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about April 29, 2011.

Recommendation of the Board of Directors

As discussed elsewhere in this proxy statement, AML’s stockholders are considering and voting on a proposal to adopt and approve the Merger Agreement and the Merger.  For the reasons described in this proxy statement, the Board has unanimously approved the Merger Agreement, the Merger and the various transactions contemplated in the Merger Agreement and unanimously recommends that you vote “FOR” the adoption and approval of the Merger Agreement and the Merger, and “FOR” the proposal to allow one or more adjournments of the special meeting, if necessary or appropriate, for among other reasons, the solicitation of additional proxies.

Record Date and Quorum

The holders of record of our common stock as of the close of business on the record date, which is April 29, 2011, are entitled to receive notice of, and to vote at, the special meeting.  On the record date, there were 11,442,391 shares of our common stock outstanding.

The holders of a majority of our shares of common stock that were outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting.  A quorum is necessary to hold the special meeting.  Any shares of our common stock held in treasury by us are not considered to be outstanding for purposes of determining a quorum.  In accordance with Delaware law, abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum.  “Broker non-votes” result when the beneficial owners of shares of common stock do not provide specific voting instructions to their brokers.  Under applicable rules, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the proposals described in this proxy statement, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of these proposals.  All votes will be tabulated by the inspectors of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Required Vote

Each share of our common stock that was outstanding on the record date entitles the holder to one vote at the special meeting. Completion of the Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of the holders of a majority of our outstanding shares of common stock.  The proposal to permit the Board to adjourn the special meeting requires the affirmative vote of the holders of a majority of our outstanding shares of common stock voting in person or by proxy at the special meeting. Record holders may vote their shares of our common stock:

•	by completing and returning the enclosed proxy card by mail;

•	by calling toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions;

•	by internet by accessing "www.voteproxy.com" and following the on-screen instructions; or

•	by appearing and voting in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, you should vote your shares by proxy as described above as promptly as possible.

If you hold your shares through a bank, brokerage firm or nominee, you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you.  You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in such voting instruction card.

As disclosed above, Jacob Inbar, AML’s President, CEO and Chairman of the Board, Edwin McAvoy, AML’s Vice President of Marketing and a director on AML’s Board and Dr. Tiberiu Mazilu, Vice President of Engineering and a director on AML’s Board each are parties to a voting agreement with Microsemi, a form of which is attached to this proxy statement as Appendix B.  As of the date of this proxy statement, these executive officers and directors who are parties to the voting agreements provided in Appendix B beneficially own and have the power to vote, in the aggregate, 3,065,875 shares of AML common stock, representing approximately 26.8% of our issued and outstanding common stock.  Pursuant to these voting agreements, these officers and directors agreed, among other things, to vote their shares of common stock in favor of the Merger Agreement and the Merger and against any proposal in opposition to the Merger.

Appraisal and Dissenters’ Rights

Holders of our common stock who do not vote in favor of approving the Merger Agreement and the Merger will be entitled to an appraisal of the fair value of their Company common stock under Delaware law.  Holders of our common stock will only be entitled to appraisal rights under Delaware law if they submit a written demand for appraisal prior to the vote on the approval of the Merger Agreement and the Merger, if they continuously hold their AML common stock from the date they dissent through the effective date of the Merger, and if they comply with DGCL procedures applicable to such appraisal rights.  Under California law, however, in conflict with Delaware law, holders of our common stock who vote against approving the Merger Agreement and the Merger will be entitled to dissenters’ rights, to the exclusion of appraisal rights under Delaware law.  Holders of our common stock will only be entitled to dissenters’ rights under California law if they demand that the Company purchase their shares in accordance with the CGCL, submit the shares for endorsement in accordance with the CGCL and otherwise comply with Chapter 13 of the CGCL.  The amount to which you may be entitled through the exercise of appraisal or dissenters’ rights could be more, the same or less than the value that our stockholders are entitled to receive under the terms of the Merger Agreement.  See section entitled “Appraisal and Dissenters’ Rights” beginning on page 52.

In view of the complexity and conflict of the provisions of Delaware and California law and because it cannot be known with certainty whether a court would apply Delaware and California law to determine the rights available to dissenting stockholders in the Merger, any stockholder who is considering exercising appraisal or dissenters’ rights, or who wishes to preserve the right to do so, should consult his or her legal advisor.

Proxies; Revocation

If you hold your shares of our common stock directly in your name and vote your shares of our common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card.  If no instructions are indicated on your signed proxy card, your shares of our common stock will be voted “FOR” the approval of the Merger Agreement and the Merger and “FOR” the proposal to allow the Board to adjourn the special meeting, if necessary or appropriate, for among other reasons, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposals before the special meeting.

If you hold our common stock through a broker, a broker is precluded from exercising its voting discretion under applicable rules with respect to the approval of non-routine matters such as the proposals described in this proxy statement, and, thus, absent specific instructions from you of those shares, your broker is not empowered to vote the shares with respect to the approval of these proposals.  Absent specific instructions from you to your broker of those shares to (i) approve and adopt the Merger Agreement and the Merger, and to (ii) approve the proposal to allow the Board to adjourn the special meeting, if necessary or appropriate, for among other reasons, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposals before the special meeting, will have same effect as voting against these two proposals.

You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting in any of three ways:

•	by delivering a written revocation, dated after the date of the proxy that is being revoked, to the Secretary of AML at 1000 Avenida Acaso, Camarillo, California 93012;

•	by delivering a later-dated proxy relating to the same shares to the Secretary of AML at 1000 Avenida Acaso, Camarillo, California 93012; or

•	by attending the special meeting and voting in person by ballot.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy.  If you do not hold your shares of our common stock in your own name, you may revoke or change a previously given proxy by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of the shares.

You should vote your proxy even if you plan to attend the AML’s special meeting. Unless you hold your shares in street name, you can always change your vote at the AML’s special meeting.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies.  Any adjournment may be made without notice by announcement at the special meeting of the new date, time and place of the special meeting.  At the adjourned meeting, the Company may transact any business that might have been transacted at the original special meeting.  If the adjournment is to be a date after May 27, 2011, a new record date will need to be fixed for the adjourned meeting and a notice of the adjourned meeting will be given to each registered stockholder entitled to vote at the adjourned special meeting.  Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Solicitations of Proxies

This solicitation is made by AML, and AML will pay the cost of this proxy solicitation.  In addition to soliciting proxies by mail, directors, officers, and employees of the Company may solicit proxies personally and by telephone, facsimile or other electronic means of communication.  These persons will not receive additional or special compensation for such solicitation services. AML will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. In addition, AML has retained Georgeson, Inc. for a fee of $5,500, plus reimbursement of out-of-pocket expenses to aid in the solicitation of proxies from AML stockholders.

Other Business

AML does not expect that any matters other than the proposals presented in this proxy statement will be brought before the special meeting.  Under the DGCL, the business transacted at a special meeting is limited to the purposes stated in the notice of the meeting. If other matters incident to the conduct of the special meeting are properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

The Merger

The following is a description of the material aspects of the proposed Merger and related transactions.  You should read this entire proxy statement and the other documents referred to and incorporated by reference herein for a complete understanding of the Merger and the related transactions.

Background of the Merger

The Board and our management have considered, from time to time, the Company’s vision, strategic objectives and prospects in order to further the best interests of its stockholders.  Our management regularly identifies potential business acquisitions of interest and at times, has engaged in discussions with companies that appear to be appropriate candidates for business combinations.  The Board has in the past received updates from time to time from management on the state of the Company’s industry and potential for acquisition activity.

For the last few years, despite maintaining our revenues and profitability, the public market for our common stock did not provide meaningful liquidity for our stockholders, particularly our larger stockholders.  As a result, our management and the Board considered various possibilities for increasing stockholder value including, among other things, acquiring other companies or repurchasing AML common stock.

In April 2010, AML met with an investment bank, C. K. Cooper, to consider ways to develop stockholder value.  Effective as of August 1, 2010, we formally retained C. K. Cooper for strategic planning, mergers & acquisitions, project financing, capital markets exposure and financial advisory services.  We chose to engage C.K Cooper because of its extensive experience in the microwave industry.

From August through December 2010, we engaged in discussions with management from other companies to acquire such companies or divisions within such companies in order to expand our business opportunities.  All of these discussions were terminated by either AML or such other company prior to us entering into a Letter of Intent with Anaren.

On August 29, 2010, AML received an unsolicited communication from management of a company we refer to as Company A, a company engaged in the design and development of integrated circuits and other products for radio frequency applications.  Company A had approached AML twice in February 2009 and May 2009 about acquiring AML with newly-issued shares of Company A stock.  On both occasions, the Board rejected the proposals as it believed that Company A’s offer was too low and that the sale would not be in the best interests of the AML stockholders.    Through the August 29, 2010 correspondence, Company A initiated a third discussion with AML about a possible merger at a valuation higher than the two previous offers.  From September 1, 2010 to September 14, 2010, AML’s and Company A’s management engaged in various communications regarding the terms of a possible merger transaction.  These discussions involved the amount of the premium to AML’s then current common stock trading price, the nature of the consideration, and the structure of the transaction.

On September 1, 2010, the Board held a meeting to discuss the progress of potential acquisitions and the recent communications with Company A.   Also present at the meeting were representatives of AML’s financial advisor, C. K. Cooper.  C. K. Cooper suggested that the Board consider authorizing it to perform an informal query among selective industry potential acquirers in order to determine whether a superior suitor may be identified.  As a result, the Board authorized C. K. Cooper to conduct this discussion with other potential acquirers that may have an interest in AML.

On September 14, 2010, Company A offered AML a merger proposal in which AML stockholders would receive stock of Company A valuing AML stock at $1.45 per share, an approximate 16% premium to the then closing price of AML common stock of $1.251 per share.  On September 16, 2010, AML held a Board meeting to consider the proposal of Company A.  The Board determined that such proposal was not in the best interest of its stockholders based on an insufficient valuation.  This was communicated to Company A on September 16, 2010 by C. K. Cooper.

In September and October 2010, based on the Board’s directive, C. K. Cooper contacted potential acquirers regarding possible interest in AML.  These included companies in the RF microwave, defense electronics and communications sectors.  C. K. Cooper contacted seven companies.  After preliminary inquiries, five parties indicated that they had no further interest, for various reasons, including an unattractive geographic location; limited available synergies; conflicting priorities within their businesses that prohibited them from considering such acquisitions; and competing acquisition opportunities of greater scale. One company which we refer to as Company B, initiated a top management visit to AML. However, due to a specific market segment it serviced, Company B’s management did not find sufficient strategic synergies with AML.  No further discussions were held.

On September 16, 2010, C. K. Cooper contacted representatives of Anaren.  Members of Anaren and AML management met numerous times from September through November 2010 which culminated in a Letter of Intent dated December 21, 2010 from Anaren to AML in which Anaren offered to purchase AML for $2.00 per share.  Through further negotiation, Anaren agreed to increase this price to $2.15 per share on December 31, 2010.  Following due diligence and further negotiations during January and February 2011 between the parties, on February 11, 2011, AML, Anaren, and a wholly-owned subsidiary of Anaren executed the Anaren Merger Agreement pursuant to which the wholly-owned subsidiary of Anaren would be merged into AML and holders of AML common stock would receive $2.15 for each share of AML common stock held by them.  Anaren and AML also entered into three employment agreements with key AML employees along with voting agreements with major AML stockholders.

On March 21, 2011, AML’s management received an unsolicited letter from management of Microsemi stating that Microsemi would like to pursue a strategic transaction to acquire 100% of the outstanding shares of AML common stock for a proposed purchase price of $2.50 a share. AML’s financial advisor was also contacted by Microsemi’s financial advisors, Stifel Nicolaus Weisel, regarding Microsemi’s intention to deliver a competing offer for the acquisition of AML.   AML’s outside counsel, LKP Global Law, LLP (“LKP Global Law”) was contacted by Microsemi’s general counsel.

On March 22, 2011, the Board of Directors of AML held a meeting.  Representatives of C. K. Cooper and LKP Global Law were also in attendance. During the meeting the Board discussed whether the offer was to be considered a superior offer (as defined in the Anaren Merger Agreement) over what Anaren had submitted.  At the end of the meeting the Board decided that this was considered a superior offer.  That same day, C. K. Cooper informed Microsemi of the Board’s determination.  C. K. Cooper informed Microsemi that AML wished to enter into a non-disclosure agreement prior to disclosing due diligence materials.  C. K. Cooper also informed Anaren of the Board’s findings.

On March 23, 2011, Microsemi and AML executed a non-disclosure agreement and we granted Microsemi access into a virtual data room which contained due diligence materials in connection with Microsemi’s merger proposal.

From March 28 through 30, 2011, representatives of Microsemi visited AML’s Camarillo facility for due diligence meetings with the AML management team. The discussion included our current accounting practices, backlog, customers, government programs, tax and legal issues, current stance in the market, and management structure.

On April 1, 2011, Microsemi submitted its first draft of the Merger Agreement.  From April 1, 2011 through April 5, 2011, representatives of AML and Microsemi discussed and negotiated the terms and conditions of the Merger Agreement.

On April 5, 2011, AML received a binding letter from Microsemi in which Microsemi agreed to execute a definitive Merger Agreement that was previously negotiated by AML and Microsemi, subject to customary conditions, within four business days of the date of such letter.  That same day, the Board held a meeting attended by representatives of C. K. Cooper and LKP Global Law to discuss the binding Microsemi proposal.  After receiving input from the C. K. Cooper and LKP Global Law, the Board determined that it would give notice to Anaren that it may make a “recommendation change” (as defined in the Anaren Merger Agreement) and advise AML stockholders to vote in favor of the merger with Microsemi instead of the merger with Anaren.

On April 6, 2011, AML notified Anaren that it had received a superior offer from Microsemi, and that pursuant to the Anaren Merger Agreement, AML was providing Anaren three business days to make a counter-offer.  If a sufficient counter-offer was not made by Anaren, AML may recommend to its stockholders to vote in favor of the merger with Microsemi.   By April 11, 2011 AML had not received any counter-offer from Anaren.

On April 11, 2011 AML called a special Board meeting to discuss various matters.  It considered proposed employment agreements with Messrs. Inbar, McAvoy and Mazilu which were similar to employment agreements entered into by Anaren, AML and such employees.  It also discussed C. K. Cooper’s analysis as to the fairness of Microsemi’s offer and to vote on whether a merger between the two companies would benefit AML's stockholders. After hearing C. K. Cooper’s rendered verbal opinion, the Board voted on the outstanding items: (i) change its recommendations to stockholders from voting for a merger with Anaren to voting for a merger with Microsemi; (ii) termination of the Anaren Merger Agreement; (iii) approve the proposed definitive agreement regarding the merger between AML and Microsemi; and (iv) approve the new employment agreements.  The Board unanimously approved all four items.  Following the Board vote, AML and Microsemi executed the Merger Agreement.   AML also executed the employment agreements with its three senior executive officers on April 15, 2011.

On April 12, 2011, each of Microsemi and AML issued a press release stating that AML had signed a definitive agreement and plan of merger with Microsemi.

On April 13, 2011, AML and Anaren entered into a Termination Agreement where the Anaren Merger Agreement, dated February 13, 2011 would be terminated along with all ancillary agreements.

On April 15, 2011, AML borrowed $800,000 from Microsemi which was used to pay the break-up fee of $600,000 and expense reimbursements of $200,000 owed to Anaren pursuant to the Anaren Merger Agreement.  AML directed Microsemi to send the proceeds of such borrowing directly to Anaren on behalf of AML.  Pursuant to the terms of the Microsemi Merger Agreement, this loan would be repaid under certain circumstances, including (i) termination of the Merger Agreement for certain reasons; or (ii) the consummation of the Merger.  See detailed discussion of these circumstances under which AML shall reply the loan under the section entitled “Agreements Related to the Merger-Effect of Termination.”

Reasons for the Merger

The Board reviewed and discussed various proposals with our management and its financial and legal advisors in determining that the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, our Company and our stockholders.  In reaching its conclusion to approve and adopt the Merger Agreement and the Merger and to seek the approval of the stockholders of the proposals described in this proxy statement, the Board considered a number of factors, including the following positive factors that supported the Board’s decision to approve and adopt the Merger Agreement and the Merger:

•
the value of the consideration to be received by the Company’s stockholders in the Merger, as well as the fact that stockholders will receive the consideration in cash, which provides certainty of value and immediate liquidity to the stockholders;

•
the Board’s belief that the Merger is more favorable to the Company’s stockholders than any other alternative reasonably available, including the alternative of remaining a stand-alone, independent company and as the risks and uncertainties associated therewith;

•
the financial presentation by C. K. Cooper (including the assumptions and methodologies underlying the analyses in connection therewith) and the fairness opinion of C. K. Cooper, dated April 11, 2011, stating that the Merger Consideration to be received in the Merger is fair to the Company’s stockholders (other than Microsemi and its affiliates, if any) from a financial point of view;

•
the consideration in the Merger Agreement represents a premium of approximately 18.5% over the closing price of $2.11 per share on April 5, 2011, the last trading day prior to the announcement of the Merger proposal on April 6, 2011 and a premium of approximately 16.3% over the price set forth in the Anaren Merger Agreement;

•	the consideration in the Merger Agreement represents a premium of more than 50-80% over the closing price of AML common stock at any time during the last five years;

•
the current market conditions, and historical market prices, volatility and trading volume with respect to our common stock, including the fact that the common stock has neither traded above $2.12 per share at any time and never had a 30-day average trading volume above 60,000 shares during the last three years;

•
historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, along with current industry, economic and market conditions, including our prospects if we were to remain an independent company with limited scale and resources;

•	the terms of the Merger Agreement, including the fact that such terms were the product of arm’s length negotiations between the parties, and including, without limitation:

o
the provisions of the Merger Agreement that allow our Board, under certain limited circumstances, to change its recommendation that our stockholders vote in favor of approval of the Merger Agreement and the Merger, subject to a break-up fee of $1,100,000;

o	the fact that the $1,100,000 break-up fee is consistent with a customary range of termination fees for transactions of this type;

o	the fact that the completion of the Merger requires the approval and adoption of the holders of a majority of our common stock outstanding on the record date; and

o
the availability of appraisal rights to the Company’s stockholders who comply with all of the required procedures under applicable law, which allows such holders to seek appraisal of the fair value of their shares.

The Board also considered potential risks relating to the transactions contemplated by the Merger Agreement or the failure by us to consummate such transactions, including the following:

•
the risk that the Merger might not be completed in a timely manner or at all, and the risks and costs to the Company if the Merger does not close and the potential detrimental effect on customer, supplier and other business relationships;

•	the fact that upon completion of the Merger our stockholders will no longer participate in any of our future earnings or growth and will not benefit from any appreciation in the value of the Company;

•
the restrictions on the conduct of our business prior to the completion of the Merger, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the Merger;

•
the restrictions on the Company’s ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions and the requirement that, under certain circumstances and provided that the Merger is terminated for certain reasons, including the Board Recommendation Change when there is a Superior Offer (as defined under the section entitled "The Merger Agreement - Recommendation of the Board"), the Company pay to Microsemi a $1,100,000 termination fee and the requirement, under certain circumstances, to repay an $800,000 loan to AML and/or reimburse an amount not to exceed $200,000 for Microsemi’s costs and expenses;

•	the risk of diverting the Company’s management focus and resources from other strategic opportunities and from operational matters while working to consummate the Merger; and

•	the possibility of customer, supplier, management and employee disruption associated with the Merger.

The discussion of the information and factors listed above and considered by the Board is not exhaustive, but includes all material factors considered by the Board.  In view of the wide variety of factors considered by the Board in connection with its evaluation of the transactions contemplated by the Merger Agreement and the complexity of these matters, the Board did not consider it practical to, nor did it attempt to, quantify or rank specific factors that it considered in reaching its decision.  The Board evaluated the factors described above, among others, and asked questions of our management and our legal and financial advisors, and reached the unanimous decision that the transactions contemplated by the Merger Agreement were in the best interests of our Company and our stockholders.  In considering the factors described above, individual members of our Board may have given different weights to different factors.  The Board considered these factors and, when taken as a whole, considered them to be favorable to, and to support, its determination.  The explanations of the Board’s reasoning presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Concerning Forward Looking Information.”

Recommendation of the Board of Directors

After careful consideration, the Board has unanimously:

•	approved and adopted the Merger Agreement and the Merger;

•
determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, taken together, are at a price and on terms that are advisable and fair to and in the best interests of the Company and its stockholders; and

•
recommended that AML’s stockholders vote “FOR” the approval of the Merger Agreement and the Merger and the proposal to allow the Board to adjourn the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement and the Merger.

In considering the recommendation of the Board with respect to the approval of the Merger Agreement and the Merger, you should be aware that certain directors and executive officers of AML’s have interests in the Merger that are different from, or are in addition to, the interests of stockholders generally.  See the section entitled “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 33.

Opinion of AML’s Financial Advisor

AML retained C. K. Cooper to act as its financial advisor with respect to the Merger and to deliver an opinion as to the fairness of the Merger Consideration to the holders of AML common stock. At a meeting of the Board on April 11, 2011, C. K. Cooper issued its oral opinion to the Board, later confirmed in a written opinion of the same date, that based upon and subject to the assumptions, procedures, considerations and limitations set forth in the written opinion and based upon such other factors as C. K. Cooper considered relevant, that the Merger Consideration of $2.50 per share, in cash, to be paid in connection with the Merger is fair, from a financial point of view, to the holders of AML common stock as of the date of the opinion.

The full text of the C. K. Cooper written opinion dated April 11, 2011, confirming its oral opinion issued to the Board on the same date, sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by C. K. Cooper in rendering its opinion, is attached as Appendix C to this proxy statement and is incorporated in its entirety herein by reference. You are urged to, and should, carefully read the C. K. Cooper opinion in its entirety, and this summary is qualified by reference to the written opinion.

The C. K. Cooper opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, of the purchase price to the holders of AML common stock. C. K. Cooper’s opinion was directed solely to the Board in connection with its consideration of the Merger and does not address AML’s underlying business decision to proceed with or effect the Merger or the structure of the Merger, or the relative merits of the Merger compared to any alternative business strategy or transaction in which AML might engage and was not intended to be, and does not constitute, a recommendation to any AML stockholder as to how any AML stockholder should act or vote with respect to the Merger or on any other matter. The C. K. Cooper opinion was approved for issuance by the C. K. Cooper Opinion Committee.

In connection with rendering the opinion described above and performing its financial analyses, C. K. Cooper, among other things:

•	Reviewed and analyzed the financial terms of a draft of the Merger Agreement;

•	Reviewed and analyzed certain publicly available business and financial information relating to AML that C. K. Cooper deemed relevant;

•
Reviewed and analyzed certain non-public internal financial information and other operating data and planning materials relating to the business and financial prospects of AML, including estimates and financial projections prepared by the management of AML and provided to us by AML for the purpose of its analysis;

•	Reviewed the current and historical share price(s) and trading history for AML and the trading histories for certain other publicly traded companies which C. K. Cooper deemed relevant;

•	Reviewed the financial terms, to the extent publicly available, of certain other transactions involving companies C. K. Cooper deemed relevant;

•	Compared the financial performance of AML with that of other companies that C. K. Cooper deemed relevant; and

•	Performed such other financial studies, analyses, investigations and such other factors which C. K. Cooper deemed relevant.

In addition, C. K. Cooper held multiple conversations with AML senior management and the Board, including, in particular, regarding the course of discussions of the Merger.  Conversations also entailed recent developments in the business operations of AML, including a review of recent contract awards, pending new business opportunities and anticipated production schedules prepared by management along with the corresponding financial projections.

The following is a summary of the material financial analyses performed by C. K. Cooper in connection with the preparation of its fairness opinion.  The preparation of analyses and a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by C. K. Cooper.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by C. K. Cooper.  The tables alone do not constitute a complete summary of the financial analyses.  The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by C. K. Cooper or the Board. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 11, 2011, and is not necessarily indicative of current market conditions.

For purposes of its analyses, and upon reviewing the terms and conditions upon which Microsemi will acquire 100% of the fully diluted common shares of AML and the number of shares of common stock and options outstanding as of April 11, 2011, C. K. Cooper took into account the total consideration being paid of $33,860,923.  AML has outstanding indebtedness of approximately $0.9 million and existing cash balances of approximately $4.9 million as of March 31, 2011.  Based upon these terms, the transaction enterprise value equates to approximately $27,091,787 (calculated as the total market capitalization, plus outstanding indebtedness, plus the value of preferred and minority interests, minus existing balances of cash and cash equivalents and adjusted for option exercise proceeds).

Financial Analyses

Discounted Cash Flow Analysis

Using a discounted cash flows analysis, C. K. Cooper calculated an estimated range of theoretical values for AML based on the net present value of (1) projected free cash flows from March 31, 2011 to March 31, 2015 and projected fiscal year free cash flows from 2011 to 2015, discounted back to March 31, 2011, based on management projections, and (2) a terminal value at projected fiscal year 2015 based upon the perpetuity growth model, discounted back to March 31, 2011. C. K. Cooper calculated the range of net present values based on discount rates ranging from 11.0% to 18.0% based on a weighted average cost of capital analysis plus a size premium, an assumed tax rate of 40% and terminal growth rates ranging from 0.0% to 3.0% applied to the projected fiscal year 2015 free cash flows. This analysis resulted in implied per share values for AML common stock ranging from a low of $1.21 per share to a high of $2.64 per share, with a median implied share price of $1.65. C. K. Cooper observed that the Merger Consideration was within the range of values derived from this analysis.

Comparable Companies Analysis

C. K. Cooper reviewed selected historical financial data of AML, as well as estimated financial data prepared by management as its internal forecasts, and compared them to corresponding financial data, where applicable, for publicly traded companies serving the RF microwave, defense electronics and communications sectors, which C. K. Cooper believed were generally comparable to AML, to establish an estimated range of theoretical values for AML.

C. K. Cooper selected companies based on information obtained by searching filings made with the Securities and Exchange Commission (“SEC”), public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	Publicly traded companies with a market capitalization below $500 million;
•	Companies serving the RF microwave, defense electronics and communications sectors; and
•	Companies whose industry, lines of business, competitors and customer or geographic markets were considered generally comparable to AML.

C. K. Cooper excluded several companies that were deemed not to be comparable because of their size, specific product comparability, lack of established public market data, and/or status of such companies.

C. K. Cooper analyzed these comparable companies by using publicly available information to compare the transaction enterprise value of AML under the terms of the Merger Agreement, to the current trading valuations of these companies, expressed as estimated financial valuation multiples.  In each case, C. K. Cooper utilized actual results for these companies as of the most recently reported 12 month period (“LTM”), and compared (1) revenues, (2) earnings before interest, taxes, depreciation and amortization (“EBITDA”) and (3) net income figures to the current market capitalization and enterprise values of the companies to calculate an estimated range of theoretical valuation multiples for AML.  These multiples were then compared to the revenues, EBITDA, and net income of AML for the 2010 and 2011 fiscal years and for the latest 12 month period ending March 31, 2011 to estimate a range of theoretical enterprise values for AML.  Enterprise value is defined as market value of equity plus book value of debt and liquidation value of preferred stock, less excess cash and cash equivalents.  EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization.

In performing the comparable companies analysis, the following publicly traded companies in the RF microwave, defense electronics and communications sectors were deemed generally comparable to AML in some or all of the factors described above:

Comparable Public Companies
Anaren, Inc.	Technical Communications Corp.	ORBIT/FR, Inc.
LaBarge, Inc.	RELM Wireless Corp.	RF Monolithics, Inc.
Herley Industries, Inc.	Endwave Corp.	Valpey Fisher Corp.
Spectrum Control Inc.	Tel Instrument Electronics Corp.	Giga-Tronics, Inc.
Sparton Corp.	CPS Technologies Corp.	Digital Power Corp.
SL Industries, Inc.	Micronetics, Inc.	Nortech Systems, Inc.
Dynasil Corp. of America	RF Industries, Ltd.	IEH Corp.
Frequency Electronics, Inc.	Micropac Industries, Inc.	Solitron Devices, Inc.
Espey Mfg. & Electronics Corp.	Wireless Telecom Group, Inc.	Brekford Corp.
LGL Group, Inc.	Orbit International Corp.	Torotel, Inc.

Regarding equity market exchange listing, market visibility and trading liquidity, nine comparables were NYSE Amex listed, fourteen were NASDAQ listed and seven trade in the Over-The-Counter Bulletin Board, as does AML common stock.  No company utilized in the comparable companies analysis is identical to AML. In evaluating the comparable companies, C. K. Cooper made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters.

C. K. Cooper’s analysis of market trading valuations for the selected comparables implies the following mean and median valuation multiples as a guideline for estimating the fairness of the Merger:

Comparable Companies	P/E (Curr)	Price/Sales	Price/Book	EV/Sales	EV/EBITDA
Mean Comparable Multiple	17.64x	0.95x	1.69x	0.80x	9.29x

Implied Enterprise Valuations	$16,813,413	$8,061,554	$27,524,100	$12,590,996	$22,479,340

Transaction Enterprise Value	$27,091,787	$27,091,787	$27,091,787	$27,091,787	$27,091,787

% of Implied Enterprise Value	161.1%	336.1%	98.4%	215.2%	120.5%

Comparable Companies	P/E (Curr)	Price/Sales	Price/Book	EV/Sales	EV/EBITDA
Median Comparable Multiple	15.69x	0.93x	1.54x	0.69x	7.07x

Implied Enterprise Valuations	$14,201,121	$7,739,684	$24,553,568	$10,850,658	$17,105,433

Transaction Enterprise Value	$27,091,787	$27,091,787	$27,091,787	$27,091,787	$27,091,787

% of Implied Enterprise Value	190.8%	350.0%	110.3%	249.7%	158.4%

Based on the assumptions and estimates used in its analysis, C. K. Cooper arrived at an estimated range of implied enterprise values for AML of between $7.7 million and $27.5 million, with a median implied value of $15.5 million.

Precedent M&A Transaction Analysis

C. K. Cooper conducted a precedent mergers and acquisitions transaction analysis (the “M&A transaction analysis”) by examining the terms of selected publicly disclosed business acquisitions involving target companies serving the aerospace, defense and government markets sectors that were completed or announced after January 1, 2008, which C. K. Cooper considered generally comparable to AML.  C. K. Cooper compared the purchase price being paid as a multiple of revenues and EBITDA, versus the mean and median multiples paid in the comparable transactions.

C. K. Cooper undertook a review of generally comparables transactions which it deemed relevant to the Merger based upon varying factors including size, product offerings, industry sector, geographic location, and/or market perception.  Selected transactions included acquisitions of both publicly traded and privately held target companies serving the aerospace, defense and government markets sectors.  The analysis resulted in a series of acquisition transaction valuation multiples for the selected comparable transactions, as well as associated mean and median values. The resulting values were then compared to the revenues and EBITDA of AML for the 12 months ending March 31, 2011, to obtain an estimated range of theoretical enterprise valuations for AML, which were then compared to the terms of the Merger.

C. K. Cooper selected transactions based on information obtained by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	Transactions completed or announced after January 1, 2008;
•	Transaction enterprise values of less than $100 million;
•	Targets with disclosed annual revenues greater than $10 million;
•	Targets with disclosed EBITDA margins greater than 10%;
•	Targets serving the defense, aerospace and government markets;
•	Targets whose industry, lines of business, competitors and customer/geographic markets were considered generally comparable to AML; and
•	Transactions for which sufficient valuation and financial data were disclosed.

Based on these criteria, C. K. Cooper selected the following transactions as generally comparable to the Merger:

•	API Technologies, Corp.’s acquisition of SenDEC Corp.
•	Spectrum Control’s acquisition of Sage laboratories
•	Teledyne Technologies, Inc.’s acquisition of Intelek Plc.
•	Elbit Systems, Ltd.’s acquisition of Azimuth Technologies Ltd.
•	Microsemi’s acquisition of White Electronic Designs Corp.
•	Crane, Co.’s acquisition of Merrimac Industries, Inc.
•	Bel Fuse, Inc.’s acquisition of Cinch Connectors
•	API Technologies’s acquisition of Kuchera Group of Companies
•	Spectrum Control, Inc.’s acquisition of Micro Networks Corp.
•	Carlisle Companies, Inc.’s acquisition of Electronic Cable Specialists, Inc.
•	Microsemi’s acquisition of Endwave Corp [Defense & Security Electronics Unit]
•	Cobham Plc’s acquisition of Global Microwave Systems, Inc.
•	Herley Industries, Inc.’s acquisition of Eyal Microwave Industries
•	Anaren’s acquisition of Unicircuit
•	EMRISE Corp.’s acquisition of Advanced Control Components, Inc.
•	Anaren’s acquisition of M.S. Kennedy Corp.
•	Teledyne Technologies, Inc.’s acquisition of Filtronic Plc [Defense Electronics Unit]

C. K. Cooper undertook a review of generally comparables transactions which it deemed relevant to the Merger based upon varying factors including size, product offerings, industry sector, geographic location, and/or market perception.  The analysis resulted in a series of acquisition transaction valuation multiples for the selected comparable transactions, as well as associated mean and median values. The resulting values were then compared to the revenues and EBITDA of AML for the 12 months ending March 31, 2011, to obtain an estimated range of theoretical enterprise valuations for AML.  C. K. Cooper then compared the average of implied valuations based on revenues and EBITDA to the terms of the Merger, which are summarized below:

Precedent M&A Transactions	Min	Median	Mean	Max	AMLJ
EV/Revenue Multiples	0.44x	1.16x	1.18x	2.11x	1.73x

EV/EBITDA Multiples	2.71x	8.03x	7.38x	13.91x	11.19x

Implied Enterprise Values	Min	Median	Mean	Max	AMLJ
EV/Revenue Multiples	$6,863,331	$18,177,177	$18,518,705	$33,105,133	$27,091,787

EV/EBITDA Multiples	$6,560,037	$19,434,487	$17,855,787	$33,673,894	$27,091,787

Mean Implied Enterprise Valuations	$6,711,684	$18,805,832	$18,187,246	$33,389,513	$27,091,787

Transaction Enterprise Value	$27,091,787	$27,091,787	$27,091,787	$27,091,787	$27,091,787

% of Implied Enterprise Value	403.7%	144.1%	149.0%	81.1%	100.0%

Based on the assumptions and estimates used in its analysis, C. K. Cooper arrived at an estimated range of theoretical implied enterprise values for AML of between $6.6 million and $33.7 million, with a median implied value of $18.4 million.

A precedent M&A transaction analysis generates an implied value of a company based on publicly available financial terms of selected change of control transactions involving companies that share certain characteristics with the company being valued. However, no company or transaction utilized in the selected M&A transaction analysis is identical to AML or the Merger, respectively.

Public Market Premium Analysis

C. K. Cooper reviewed publicly available information for selected completed or pending acquisition transactions closed or pending since January 1, 2009, where the target was a publicly traded U.S. company, to determine the equity premiums paid in the transactions over recent trading prices of the target companies prior to announcement of the transaction.  C. K. Cooper reviewed publicly available information including, but not limited to, SEC filings, databases, and industry reports for these selected transactions to arrive at premiums paid for the target implied values of AML to a group of companies, which in C. K. Cooper’s judgment were generally comparable to AML, based on the criteria set forth below.  In each specific transaction, C. K. Cooper determined the premium being paid by the acquirer as a percentage of the closing market trading price of the target’s common stock, relative to the: (1) closing price on the day prior to the announcement, (2) the 180 day moving average, and (3) the highest closing market price during the past 52 weeks.  The resulting premiums were then compared to the premiums anticipated under the terms of the Merger relative to closing market data for AML common stock on Friday, February 11, 2011.

C. K. Cooper selected acquisition transactions based on information obtained by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	Transactions completed or announced after January 1, 2009;
•	Transactions representing the acquisition of a controlling stake in the target company;
•	Target companies that were publicly traded U.S. corporations;
•	Targets serving the defense, aerospace and government markets;
•	Targets whose industry, lines of business, competitors and customer/geographic markets were considered generally comparable to AML; and
•	Transactions for which sufficient valuation and financial data were disclosed.

C. K. Cooper analyzed the following 22 comparable public company acquisition transactions:

•	General Dynamics acquisition of Axys Technologies, Inc.
•	Chemring Group Plc. acquisition of Hi-Shear Technology Corp.
•	Crane Co. acquisition of Merrimac Industries, Inc.
•	Chemring Group Plc. acquisition of Allied Defense Group
•	Elbit Systems acquisition of Azimuth Technologies Ltd.
•	Microsemi Corp. acquisition of White Electronic Designs Corp.
•	Cerberus Capital acquisition of DynCorp International, Inc.
•	CGI Group acquisition of Stanley, Inc.
•	Francisco Partners acquisition of EF Johnson Technologies, Inc.
•	Boeing Company acquisition of Argon ST
•	FLIR Systems acquisition of ICX Technologies, Inc.
•	Hewlett-Packard acquisition of ArcSight, Inc.
•	Microsemi Corp. acquisition of Actel, Inc.
•	Carlisle Cos. acquisition of Hawk Corp.
•	3M Corp. acquisition of Cogent, Inc.
•	Raytheon acquisition of Applied Signal Technology, Inc.
•	Allegheny Tech. acquisition of Ladish Co.
•	Veritas Capital acquisition of CPI International, Inc.
•	Vigor Industrial LLC acquisition of Todd Shipyards
•	Kratos Defense & Security Solutions, Inc. acquisition of Herley Industries, Inc.
•	Gigoptix, Inc. acquisition of Endwave Corp.
•	API Technologies, Inc. acquisition of Spectrum Control

The following table sets forth the equity value, enterprise value of per share offer price for the comparable public company acquisition transactions and the premium being paid by the acquirer as a percentage of the closing market trading price of the target’s common stock, relative to the following pre-announcement levels: (1) closing price on the day prior to the announcement, (2) the 180 day moving average, and (3) the highest closing market price during the past 52 weeks, all as compared to the Merger:

	Deal Size Metrics			Target Share Prices – Prior to Announcement
	Equity Value	Enterprise Value	Offer Price per Share	Last Close	% Prem/ (Disc)	180 Day MAVG	% Prem/ (Disc)	52 Week High	% Prem/ (Disc)
Max	$1,505.6	$1,417.9	$54.00	$50.00	61.4%	$53.70	67.1%	$76.67	42.0%
Mean	$382.1	$383.0	$21.26	$15.83	31.3%	$17.23	17.1%	$18.22	11.9%
Median	$305.6	$329.1	$19.34	$14.24	32.5%	$16.15	16.2%	$16.49	12.8%
Min	$23.6	$7.6	$1.50	$1.03	2.0%	$1.28	(4.0%)	$1.69	(33.5%)

AMLJ	$33.9	$27.1	$2.50	$1.40	78.6%	$1.33	87.5%	$1.59	57.2%
% of Mean	8.9%	7.1%	11.8%		251.1%		510.3%		479.9%
% of Median	11.1%	8.2%	12.9%		241.4%		538.8%		447.1%

Based on the assumptions and estimates used in its analysis, the median equity share price premiums paid for generally comparable public acquisition targets fall in a range of between 12.8% to 32.5%, with a median of 16.2%, as compared to share price premiums ranging between 57.2% to 87.5% for AML in the Merger.

Company Historical Valuation Analysis

C. K. Cooper also considered the share price AML stockholders would receive under the terms of the Merger, and the implied relative premiums obtained when compared to AML’s own historical share price levels and moving averages.  The analysis compared the Merger Consideration of $2.50 to the historical share prices of AML common stock to determine the premiums stockholders would receive, on a relative basis, to the prices at which they may have elected to acquire shares in the past.

C. K. Cooper also compared the Merger offer price per share of $2.50 to selected historical price levels on periodic dates and for selected moving average prices prior to the anticipated announcement date.

The following tables set forth the premiums reflected by the Merger Consideration as compared to AML’s stock price on certain dates prior to the announcement of the Merger:

AMLJ - Periodic Share Prices - Prior to Announcement
	1 Day	30 Day	60 Day	90 Day	180 Day	52 Wk High
Closing Share Price	$1.40	$1.34	$1.30	$1.29	$1.40	$1.59
Offer Price	$2.50	$2.50	$2.50	$2.50	$2.50	$2.50
% Premium to Share Price	78.6%	86.6%	92.3%	93.8%	78.6%	57.2%

AMLJ - Moving Average Share Prices - Prior to Announcement
	MAV 30	MAV 60	MAV 90	MAV 180
Moving Average Price	$1.39	$1.36	$1.35	$1.35
Offer Price	$2.50	$2.50	$2.50	$2.50
% Premium to MAVG	80.2%	83.4%	84.9%	85.4%

Based on the assumptions and estimates used in its analysis, AML stockholders would receive an equity share price premium, on a relative historical basis, in a range of between 57.2% to 93.8%, with a median of 84.2%, over the selected trading valuations for AML common stock under the Merger.

General

The summary set forth above does not contain a complete description of the analyses performed by C. K. Cooper, but does summarize the material analyses performed by C. K. Cooper in rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. C. K. Cooper believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the C. K. Cooper opinion. In arriving at its opinion, C. K. Cooper considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, C. K. Cooper made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be C. K. Cooper’s view of the actual value of AML.

No company or transaction used in the above analyses as a comparison is directly comparable to AML or the Merger and the other transactions contemplated by the Merger Agreement. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which AML and the Merger were compared and other factors that could affect the public trading value or transaction value of the companies involved.

C. K. Cooper performed its analyses solely for purposes of providing its opinion to the Board. In performing its analyses, C. K. Cooper made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Certain of the analyses performed by C. K. Cooper are based upon forecasts of future results furnished to C. K. Cooper by AML’s management, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These forecasts are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. C. K. Cooper does not assume responsibility if future results are materially different from forecasted results.

C. K. Cooper relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to C. K. Cooper or discussed with or reviewed by C. K. Cooper. C. K. Cooper further relied upon the assurances of the management of AML that the financial information provided to C. K. Cooper was prepared on a reasonable basis in accordance with industry practice, and that AML’s management was not aware of any information or facts that would make any information provided to C. K. Cooper incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of C. K. Cooper’s opinion, C. K. Cooper assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by C. K. Cooper, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of AML as to the expected future results of operations and financial condition of AML. C. K. Cooper expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. C. K. Cooper relied, with AML’s consent, on advice of the outside counsel and the independent registered public accounting firm to AML, and on the assumptions of the management of AML, as to all accounting, legal, tax and financial reporting matters with respect to AML and the Merger Agreement.

In arriving at its opinion, C. K. Cooper assumed that the executed Merger Agreement was in all material respects identical to the last draft reviewed by it.   C. K. Cooper relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein were true and correct, (ii) each party to such agreements fully and timely performed all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Merger Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, C. K. Cooper assumed that in the course of obtaining any necessary regulatory and governmental approvals for the Merger, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

In arriving at its opinion, C. K. Cooper did not perform any appraisals or valuations of any specific assets or liabilities of AML, and was not furnished with any such appraisals or valuations.  C. K. Cooper expressed no opinion regarding the liquidation value of AML or any other entity.  Without limiting the generality of the foregoing, C. K. Cooper undertook no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which AML, or any of its affiliates was a party or may be subject and, at AML’s direction and with its consent, C. K. Cooper’s opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

C. K. Cooper’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion. Events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. C. K. Cooper did not express any opinion as to the price at which shares of AML common stock may trade following announcement of the Merger or at any future time. C. K. Cooper did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

C. K. Cooper’s opinion addressed solely the fairness, from a financial point of view, to holders of AML common stock of the Merger Consideration to be paid to such holders in the Merger, as set forth in the Merger Agreement, and did not address any other terms or agreement relating to the Merger or any other terms of the Merger Agreement. C. K. Cooper was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to AML, Microsemi Corp.’s ability to fund the aggregate Merger Consideration payable pursuant to the Merger Agreement or any other terms contemplated by the Merger Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of AML. Furthermore, C. K. Cooper expressed no opinion with respect to the amount or nature of the compensation to any officer, director or employee, or any class of such persons, relative to the compensation to be received by holders of AML common stock in the Merger or with respect to the fairness of any such compensation.  Except with respect to the use of its opinion in connection with this proxy statement in accordance with C. K. Cooper’s engagement letter with AML, C. K. Cooper’s opinion may not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to C. K. Cooper be made, without the prior written approval of C. K. Cooper.

C. K. Cooper was retained by the Board to render its opinion on the basis of its experience with mergers and acquisitions in general, and on the basis of its experience with companies in the aerospace, defense and government sector.  C. K. Cooper is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.  In the ordinary course of its business, C. K. Cooper and its affiliates may actively trade in the equity securities of AML for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

C. K. Cooper acted as AML’s financial advisor in connection with the Merger and will receive an estimated fee of approximately $850,000 from AML, a substantial portion of which, except for the amount discussed in the following sentence, is contingent upon the consummation of the Merger. C. K. Cooper also received a fee of $75,000 for providing its opinion.  In addition, C. K. Cooper received warrants to purchase 100,000 shares of AML common stock at a purchase price of $1.46 per share in its role as financial advisor.  The opinion fee was not contingent upon the consummation of the Merger or the conclusions reached in C. K. Cooper’s opinion. AML has also agreed to indemnify C. K. Cooper against certain liabilities and reimburse C. K. Cooper for certain expenses in connection with its services. In the ordinary course of its business, C. K. Cooper and its affiliates may actively trade securities of AML and Microsemi for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. C. K. Cooper may also, in the future, provide investment banking and financial advisory services to AML, Microsemi or entities that are affiliated with AML or Microsemi, for which C. K. Cooper would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, C. K. Cooper has adopted policies and procedures to establish and maintain the independence of C. K. Cooper’s research department and personnel. As a result, C. K. Cooper’s research analysts may hold opinions, make statements or investment recommendations and/or publish research reports with respect to the Merger and other participants in the Merger that differ from the opinions of C. K. Cooper’s investment banking personnel.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board with respect to the Merger, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally.  These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.  The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger.

Treatment of Stock Options

All options shall be cancelled upon the effective date of the Merger.  All unvested options shall have their vesting terms accelerated as a result of the Merger and shall become completely vested.  Effective as of the effective date of the Merger, each vested option (including the options that become vested by acceleration as a result of the Merger) outstanding immediately prior to the closing of the Merger with an exercise price per share that is less than the Merger Consideration shall be converted into the right to receive, without interest, a cash amount equal to the product of (A) the excess, if any, of (x) the Merger Consideration, over (y) the exercise price per share of such option, multiplied by (B) the total number of shares of AML common stock subject to such option; and (ii) effective as of the effective date of the Merger, terminate each option outstanding with an exercise price per share that is equal to or greater than the Merger Consideration without any consideration therefor.

Employment Agreements

AML entered into employment agreements with all three of its named executive officers who are also directors of the Company: Jacob Inbar, Chairman, President and CEO, Tiberiu Mazilu, Vice President of Engineering, and Edwin J. McAvoy, Vice President of Sales and Marketing.  Set forth below is a brief description of the terms of the employment agreements.  These agreements are currently effective.   Employment agreements that were executed in connection with the Anaren merger have been terminated.

Jacob Inbar.  The employment agreement with Mr. Inbar provides that Mr. Inbar will serve in the position of AML’s President and Chief Executive Officer until April 15, 2014, unless his employment is earlier terminated.  His base salary will initially be $250,000, subject to annual increase, with such salary being no less than $265,000 after June 30, 2012.  Mr. Inbar will be eligible for an annual incentive bonus in an amount of up to 30% of his base salary, based on AML’s EBITDA during the fiscal year for which such bonus is paid.  Additionally, on an annual basis, Mr. Inbar will be eligible to receive stock options to purchase at least 50,000 shares of AML common stock.  AML will also contribute an amount equal to at least 10% of Mr. Inbar’s base salary into AML’s Executive Nonqualified Excess Plan for the benefit of Mr. Inbar.  The employment agreement contain certain customary terms, including non-competition, non-solicitation, and confidentiality covenants.

The employment agreement also provides that if Mr. Inbar’s employment is terminated prior to April 15, 2014 by the Company, without “cause”, or by Mr. Inbar for “good reason”, (as such terms are defined in the employment agreement) then (i) Mr. Inbar will be entitled to receive his base salary through April 15, 2014 (payable in bi-weekly installments) and will continue to be eligible to participate in certain benefit plans of the Company (including health insurance), in each case so long as he continues to comply with the confidentiality, non-compete and non-solicit provisions of the employment agreement (which provisions are discussed below), and (ii) Mr. Inbar will be entitled receive any earned incentive bonus for the prior fiscal year within 30 days following his termination date.  If Mr. Inbar’s employment is terminated without cause within one year following a Change of Control (as defined below) prior to April 15, 2014, then: (a) Mr. Inbar will be entitled to receive his base salary through April 15, 2014 (in one lump sum payment), (b) Mr. Inbar will be entitled to receive an amount equal to the incentive bonus he earned in the year prior to the Change of Control, (c) Mr. Inbar will continue to be eligible to participate in certain benefit plans of the Company (including health insurance) until April 15, 2014, and (d) all stock options granted to Mr. Inbar will vest immediately.

Mr. Inbar’s employment agreement provides that, during the term of his employment and the one-year period following termination of his employment, he will not engage in a competing business with the Company, whether as an owner, stockholder, director, officer, employee, consultant, or otherwise, excluding any passive ownership in a publicly held corporation.  Mr. Inbar also agrees that, during such period, he will not solicit, on behalf of any competing business, any customers of the Company, and will not induce any employees or consultants to leave their employment or engagement with the Company.  The employment agreement also contains standard confidentiality covenants.

Tiberiu Mazilu.  The employment agreement with Mr. Mazilu provides that he shall serve as AML’s Vice President of Engineering until April 15, 2013, unless his employment is earlier terminated.  His base salary will initially be $195,000, subject to annual, with such salary being no less than $207,000 after June 30, 2012.  Mr. Mazilu will be eligible for an annual incentive bonus in an amount of up to 25% of his base salary, based on AML’s EBITDA during the fiscal year for which such bonus is paid.  Additionally, on an annual basis, Mr. Mazilu will be eligible to receive stock options to purchase at least 30,000 shares of AML common stock.  AML will also contribute an amount equal to at least 10% of Mr. Mazilu’s base salary into AML’s Executive Nonqualified Excess Plan for the benefit of Mr. Mazilu.

The employment agreement also provides that if Mr. Mazilu’s employment is terminated prior to June 30, 2013 by the Company, without “cause”, or by Mr. Mazilu for “good reason”, (as such terms are defined in the employment agreement) then (i) Mr. Mazilu will be entitled to receive his base salary through April 15, 2013 (payable in monthly installments) and will continue to be eligible to participate in certain benefit plans of the Company (including health insurance), in each case so long as he continues to comply with the confidentiality, non-compete and non-solicit provisions of the employment agreement (which provisions are discussed below), and (ii) Mr. Mazilu will be entitled receive an amount equal to any earned incentive bonus for the prior fiscal year within 30 days following his termination date.  If Mr. Mazilu’s employment is terminated without cause within one year following a Change of Control (as defined below) prior to April 15, 2013, then (a) Mr. Mazilu will be entitled to receive his base salary through April 15, 2013 (payable in one lump sum payment), (b) Mr. Mazilu will be entitled to receive an amount equal to the incentive bonus he earned in the year prior to the Change of Control, (c) Mr. Mazilu will continue to be eligible to participate in certain benefit plans of the Company (including health insurance) until April 15, 2013, and (d) any stock options granted to Mr. Mazilu will vest in full immediately prior to the Change of Control.

Mr. Mazilu’s employment agreement provides that, during the term of his employment and the one-year period following termination of his employment, he will not engage in a competing business with the Company, whether as an owner, stockholder, director, officer, employee, consultant, or otherwise, excluding any passive ownership in a publicly held corporation.  Mr. Mazilu also agrees that, during such period, he will not solicit, on behalf of any competing business, any customers of the Company, and will not induce any employees or consultants to leave their employment or engagement with the Company.  The employment agreement also contains standard confidentiality covenants.

Edwin McAvoy.  The employment agreement with Mr. McAvoy provides that he will serve in the position of AML’s Vice President of Sales and Marketing until April 15, 2013, unless his employment is earlier terminated.  His base salary will initially be $195,000, subject to annual increase, with such salary being no less than $207,000 after June 30, 2012.  Mr. McAvoy will be eligible for an annual incentive bonus in an amount of up to 25% of his base salary, based on AML’s EBITDA during the fiscal year for which such bonus is paid.  Additionally, on an annual basis, Mr. McAvoy will be eligible to receive stock options to purchase at least 30,000 shares of AML common stock.  AML will also contribute an amount equal to at least 10% of Mr. McAvoy’s base salary into AML’s Executive Nonqualified Excess Plan for the benefit of Mr. McAvoy.

The employment agreement also provides that if Mr. McAvoy’s employment is terminated prior to April 15, 2013 by the Company, without “cause”, or by Mr. McAvoy for “good reason”, (as such terms are defined in the employment agreement) then (i) Mr. McAvoy will be entitled to receive his base salary through April 15, 2013 (payable in bi-weekly installments) and will continue to be eligible to participate in certain benefit plans of the Company (including health insurance), in each case so long as he continues to comply with the confidentiality, non-compete and non-solicit provisions of the employment agreement (which provisions are discussed below), and (ii) Mr. McAvoy will be entitled receive an amount equal to any earned incentive bonus for the prior fiscal year within 30 days following his termination date.  If Mr. McAvoy’s employment is terminated without cause within one year following a Change of Control (as defined below) prior to April 15, 2013, then (a) Mr. McAvoy will be entitled to receive his base salary through April 15, 2013 (payable in one lump sum), (b) Mr. McAvoy will be entitled to receive an amount equal to the incentive bonus he earned in the year prior to the Change of Control, and (c) Mr. McAvoy will continue to be eligible to participate in certain benefit plans of the Company (including health insurance) until April 15, 2013; and (d) all stock options granted to Mr. McAvoy will vest immediately.

Mr. McAvoy’s employment agreement provides that, during the term of his employment and the one-year period following termination of his employment, he will not engage in a competing business with the Company, whether as an owner, stockholder, director, officer, employee, consultant, or otherwise, excluding any passive ownership in a publicly held corporation.  Mr. McAvoy also agrees that, during such period, he will not solicit, on behalf of any competing business, any customers of the Company, and will not induce any employees or consultants to leave their employment or engagement with the Company.  The employment agreement also contains standard confidentiality covenants.

As used in the employment agreements of each of Messrs. Inbar, Mazilu and McAvoy, the term “Change of Control” means: (i) the acquisition by any person or group of beneficial ownership of 30% or more of the voting power of AML’s then outstanding securities, (ii) any tender offer or exchange offer, merger or other business combination that results in the directors of AML prior to the transaction ceasing to constitute a majority of AML’s board of directors, (iii) the merger or consolidation of AML with another corporation that results in the stockholders of AML prior to transaction owning less than 70% of AML’s outstanding voting securities, (iv) the consummation of a tender offer or exchange offer for the ownership of securities representing  30% or more of the voting power of AML’s then outstanding securities, or (v) the transfer of all or substantially all of AML’s assets to another corporation not controlled by AML.

Voting Agreements

Simultaneous with the execution of the Merger Agreement, Messrs. Inbar, Mazilu and McAvoy each executed a stockholder voting agreement (collectively, the “Voting Agreements”), under such officer and director agreed not to transfer his shares of our common stock except as contemplated under the Merger Agreement and agreed to vote all of the shares of our common stock for which they hold voting power at any AML stockholder meeting or by any other consensual action

•	in favor of the approval of the Merger Agreement and in favor of the other actions contemplated by the Merger Agreement and any action required in furtherance thereof; and

•	against any action that would delay, prevent or frustrate the Merger.

Each of the named executive officers and directors irrevocably appointed Microsemi (or any nominee of Microsemi) as such officer or director’s attorney and proxy with full power to vote the shares of AML common stock held by such officer or director (including the shares of AML common stock subsequently acquired by such officer or director) pursuant to the terms and conditions of the Voting Agreements. Microsemi may only exercise such proxies under limited circumstances and subject to conditions provided in the Voting Agreement.

A form of the Voting Agreement is attached hereto as Appendix B and is incorporated herein by reference.

As of the date of this proxy statement, our named executive officers and directors who are parties to the Voting Agreements beneficially own and have the power to vote, in the aggregate 3,065,875 shares of AML common stock, representing approximately 26.8% of our issued and outstanding common stock.

Indemnification of Directors and Officers; Insurance.

The Merger Agreement provides that, for six years after the effective time of the Merger, the current and former directors and officers of the Company will be indemnified and held harmless in respect of acts or omissions occurring prior to the effective time of the Merger.  Further, for a period of six years, Microsemi will cause the surviving corporation to maintain the insurance coverage provided under the policies of directors and officers’ liability insurance maintained by the Company as of the date of the Merger Agreement for acts or omissions of occurring prior to the effective time of the Merger (although the policies may be substituted for policies with the same or better rating as the Company’s current insurance carrier that provide at least the same coverage, on terms and conditions which are no less advantageous to such persons), provided that the Company shall not be required to pay an annual premium for such coverage in excess of 300% of the last annual premium paid by the Company prior to the date of the Merger Agreement.

Material United States Federal Income Tax Consequences

The following is a general discussion of the material United States federal income tax consequences of the Merger to holders of our common stock. We base this discussion on the provisions of the Internal Revenue Code of 1986 as amended (the “Code”), applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice, in each case as in effect of the date hereof, and all of which are subject to change, possibly on a retroactive basis.

All stockholders are urged to consult their own tax advisors to determine their particular tax consequences, including the application and effect of any state, local, gift, or foreign income and other tax laws, of the receipt of cash upon the conversion of our common stock pursuant to the Merger.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the U.S. for United States federal income tax purposes;

•
a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or

•	an estate the income of which is subject to United States federal income tax regardless of its source.

A “non - U.S. holder” is a person (other than an entity treated as a partnership for United States federal income tax purposes) that is not a U.S. holder.

This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).  This discussion does not address all aspects of United States federal income tax law that may be relevant to a holder in light of the holder’s particular circumstances, or that may apply to a holder that is subject to special treatment under the United States federal income tax laws, including but not limited to, for example, insurance companies, dealers in securities or foreign currencies, stockholders subject to the alternative minimum tax, persons that have a functional currency other than the United States dollar, tax-exempt organizations, personal holding companies, regulated investment companies, real estate investment trusts, banks, financial institutions, thrifts, mutual funds, entities treated as partnerships for United States federal income tax purposes and other pass-through entities for United States federal income tax purposes, controlled foreign corporations, common trusts, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid United States federal income tax, corporations subject to anti-inversion rules, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale, conversion transaction, or other integrated instrument, holders of options or other derivative securities or stockholders who acquired our shares of common stock through the exercise of employee stock options or other compensation arrangements.  In addition, the discussion does not address any tax considerations under state, local, gift tax or foreign laws or United States federal laws other than those pertaining to the United States federal income tax that may apply to holders.

If a holder of our common stock is an entity treated as a partnership for United States federal income tax purposes, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership.  Partners of a partnership holding our common stock are urged to consult with their own tax advisors.

U.S. Holders

The receipt of cash in the Merger by U.S. holders of our common stock will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received upon conversion of such common stock pursuant to the Merger; and

•	the U.S. holder’s adjusted tax basis in such common stock.

If a U.S holder acquired different blocks of our common stock at different times or different prices, such holder must determine the tax basis and holding period separately with respect to each block of stock.

If a holder’s holding period for the common stock surrendered in the Merger is greater than one year as of the date of the Merger, the gain or loss generally will be long-term capital gain or loss.  If a holder’s holding period for the common stock surrendered in the Merger is one year or less as of the date of the Merger, the gain or loss generally will be short-term capital gain or loss.  For individual stockholders, long-term capital gain generally is taxed at a maximum rate of 15% for 2010 and short-term capital gain generally is taxed at the same rate as for ordinary income.  The deductibility of a capital loss recognized on the Merger will be subject to limitations under the Code. Generally, for corporations, capital gain is taxed at the same rate as ordinary income, and capital loss in excess of capital gain is not deductible.  Corporations generally may carry back capital losses up to three taxable years and carry forward capital losses up to five taxable years, although special rules exist for some types of corporations.

While the holders of our common stock who exercise Appraisal Rights generally will be taxed upon the receipt of the cash in the same manner as the receipt of cash in the Merger, they are urged to consult with their own tax advisors.

Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the Merger unless such U.S. holder is a corporation or other exempt recipient.  Backup withholding will also apply (at a rate of 28% for 2011) with respect to the amount of cash received, unless a U.S. holder provides proof of an applicable exemption or a correct tax identification number, and otherwise complies with the applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax and any amounts withheld under applicable withholding rules may be refunded or credited against a U.S. holder’s United States federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non - U.S. Holders

Any gain realized on the receipt of cash in the Merger by a non - U.S. holder generally will not be subject to United States federal income tax unless:

•
the gain is effectively connected with a trade or business of the non - U.S. holder in the United States (and, if required by an applicable income tax treaty, the gain is attributable to a United States permanent establishment of the non - U.S. holder);

•	the non - U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five years preceding the Merger.

An individual non – U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the Merger in the same manner as if he were a United States holder under the Code.  If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code, and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits (including such gain) or at such lower rate as may be specified by an applicable income tax treaty.  An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (or lower income tax treaty rate) on the gain derived from the Merger, which may be offset by United States source capital losses.

We believe we are not, have not been and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Cash received by non-U.S. holders in the Merger also will be subject to information reporting, unless an exemption applies. Moreover, backup withholding of tax at a rate of 28% for 2010 may apply to cash received by a non - U.S. holder in the Merger, unless the holder or other payee establishes an exemption in a manner satisfactory to the paying agent and otherwise complies with the backup withholding rules.  Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non - U.S. holder’s United States federal income tax liability, if any, provided that such non - U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

U.S. holders and non-U.S. holders are urged to consult their own tax advisors to determine their particular tax consequences, including the application and effect of any state, local, gift, or foreign income and other tax laws, of the receipt of cash upon the conversion of our common stock pursuant to the Merger.

Regulatory Approvals

Except for the filing of a certificate of merger in Delaware, at or before the effective date of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.

Delisting and Deregistration of AML’s Common Stock After the Merger

When the Merger is completed, AML common stock will no longer be publicly traded on the Over the Counter Bulletin Board and will be deregistered under the Securities Exchange Act.

Agreements Related to the Merger

The Merger Agreement

The following is a summary of certain material provisions of the Agreement and Plan of Merger (the “Merger Agreement”), a copy of which is attached as Appendix A to this proxy statement and which we incorporate by reference herein.  This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you.  It is not intended to provide any other factual information about the Company or the other parties thereto.  In particular, the assertions embodied in the Company’s representations and warranties contained in the Merger Agreement are qualified by information in the disclosure schedules provided by the Company to Microsemi in connection with the signing of the Merger Agreement.  These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company and Microsemi rather than establishing matters as facts.  Accordingly, investors and security holders should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about the Company or Microsemi.  We encourage you to read the Merger Agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Effective Date; Structure

At the effective date of the Merger (the “Effective Date”), Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Microsemi.  The Effective Date will occur at the time that the parties to the Merger Agreement file a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the Merger (or such later time as may be agreed to by the parties).  The closing date will occur no later than the third business day after satisfaction or waiver of the conditions to the Merger (other than those conditions that are to be satisfied at the closing of the Merger) set forth in the Merger Agreement (or such other date as the parties may agree), as described below under “Conditions to the Merger.”

Treatment of the Company’s Common Stock

In the Merger, the outstanding shares of Company common stock, other than (i) dissenting shares of which holders will only have the rights afforded to them by statute and no right to our common stock, and (ii) shares to be cancelled as described below, will be converted into the right to receive a per share amount in cash equal to $2.50, without interest and less any applicable withholding of taxes.  Shares held as treasury stock by the Company or any of its subsidiaries immediately prior to the Effective Date will automatically be canceled without consideration.

Treatment of the Company’s Stock Options

At the Effective Date, all outstanding options to acquire shares of Company common stock that are not assumed by Microsemi pursuant to the terms of the Merger Agreement will vest and holders of such options will be entitled to receive, for each share underlying such options, an amount of cash equal to the excess of $2.50 over the exercise price per share of their options (less any applicable withholding of taxes).

The Company has further agreed to ensure that following the Effective Date, no holder of an option or warrant to purchase Company common stock or any participant in any benefit plan of the Company shall have any right to acquire any capital stock of the Company or the surviving corporation or any other equity interest therein.

Treatment of Merger Sub Common Stock

In the Merger, the outstanding shares of Merger Sub common stock will be converted into shares of the Company as the surviving corporation of the Merger, so that Microsemi will own all the outstanding shares of the Company following the Merger.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Microsemi and Merger Sub, and representations and warranties made by Microsemi and Merger Sub to the Company.  These representations and warranties are subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the Merger Agreement.  In particular, the representations of the Company are qualified by disclosure provided in the Company’s disclosure schedule.  In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to stockholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact.  For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.  The Company’s material representations and warranties relate to:

•	the Company’s and its subsidiaries’ proper organization, good standing and qualification to do business;

•	the Company’s corporate power and authority to enter into the Merger Agreement and to consummate the Merger and the transactions contemplated by the Merger Agreement;

•	the required vote of the Company’s stockholders in connection with the required approval of the Merger Agreement and the Merger;

•
the absence of violations of or conflicts with the Company’s and its subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement;

•	required consents and approvals of governmental entities in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•	the Company’s capitalization, including the number of outstanding shares of Company common stock, preferred stock, stock options and warrants;

•	the Company’s subsidiaries and the capitalization of the Company’s subsidiaries;

•
the timeliness and compliance with SEC  requirements of the Company’s SEC Documents since March 31, 2008,  including the accuracy of and compliance with GAAP and SEC requirements of the financial statements contained therein;

•	the accuracy and compliance with applicable securities law of filings made by the Company with the SEC;

•	the adequacy of the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the Company’s and its subsidiaries’ good and marketable title or valid leasehold interest in the assets and properties owned or used by them;

•	the absence of undisclosed liabilities;

•	the absence of certain changes since September 30, 2010;

•	material contracts and performance of obligations thereunder;

•	real property and personal property;

•	intellectual property;

•	tax matters;

•	employment and labor matters affecting the Company or its subsidiaries;

•	matters relating to employee benefit plans;

•	material compliance with applicable laws and legal requirements;

•	certain environmental matters;

•	compliance with export and import regulations;

•	legal proceedings and investigations;

•	insurance;

•	absence of undisclosed broker’s fees;

•	the receipt by the Company of an opinion from C. K. Cooper & Company, Inc. as to the fairness, from a financial point of view, of the Merger Consideration to be received by the Company’s stockholders;

•	compliance with anti-takeover statutes;

•	accuracy of the disclosures by the Company contained in the Merger Agreement;

•	material suppliers and customers of the Company and its subsidiaries; and

•	the absence of any Material Adverse Effect (as described below) since September 30, 2010.

Many of the Company’s representations and warranties are qualified by a materiality standard or a “Material Adverse Effect” standard.  For the purposes of the Merger Agreement, “Material Adverse Effect” means such facts, circumstances, events or changes that are or are reasonably likely to be materially adverse to, or would reasonably be expected to have a material adverse effect on, the business, assets, operations, financial condition, or results of operations of the Company and its subsidiaries, taken as a whole, the Company’s ability to consummate the Merger or other obligations under the Merger Agreement, or the termination of the Agreement and Plan of Merger by and among the Company, Anaren and its wholly-owned subsidiary, dated as of February 13, 2011 and the termination fees paid to Anaren by the Company.

However, the definition of “Material Adverse Effect” excludes any effects, changes, events or circumstances that are the direct result of:  general economic conditions in the United States or the Company’s industry; political conditions or acts of war or terrorism (to the extent such matters do not have a disproportionate effect on the Company as compared to other companies in its industry); changes in laws or GAAP; the announcement of the transactions contemplated by the Merger Agreement; or any actions taken or omitted to be taken at the direction of Microsemi; or the termination of the Anaren Merger Agreement and the termination fees paid to Anaren by the Company.

Furthermore, for the purposes of determining whether a “Material Adverse Effect” has occurred, any effects, changes, events or circumstances are to be considered material if the cost, value or amount of their impact on the Company or its subsidiaries equals or exceeds, individually or collectively, $1,500,000.

The Merger Agreement also contains various representations and warranties made by Microsemi and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The material representations and warranties relate to:

•	organization, valid existence and good standing;

•	corporate or other power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	enforceability of the Merger Agreement as against Microsemi and Merger Sub;

•
the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement;

•	required consents and approvals of governmental entities in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•	governmental investigations and litigation;

•	lack of ownership of Company common stock;

•	the absence of material business activities, liabilities or obligations by the Merger Sub other than pursuant to the Merger Agreement;

•	the availability of sufficient funds to pay the aggregate Merger Consideration in connection with the Merger;

•	accuracy of the disclosures by Microsemi and Merger Sub contained in the Merger Agreement;

•	the absence of undisclosed broker’s fees; and

•	the absence of any material disputes with the Company’s material customers.

The representations and warranties of each of the parties to the Merger Agreement will expire upon the Effective Date.

Conduct of Business Pending the Merger

Under the Merger Agreement, the Company has agreed that from and after the date of the Merger Agreement and until the Effective Date or the date, if any, on which the Merger Agreement is terminated:

•
the Company will provide Microsemi and its representatives with reasonable access, upon reasonable notice and during normal business hours, to the Company’s and its subsidiaries’ books, records, personnel and facilities;

•	the Company and its subsidiaries will conduct their business in the ordinary course of business in a manner consistent with past practice;

•
the Company and its subsidiaries will use commercially reasonable efforts to preserve intact the their business organization, keep available the services of their officers and key employees, and preserve their relationships with customers, suppliers, and others having material relationships with them;

•
the Company will notify Microsemi of any third party or governmental consent or approval required in connection with the Merger or the transactions contemplated by the Merger Agreement and any legal proceeding commenced or threatened against it relating to the Merger or the transactions contemplated by the Merger Agreement;

•	the Company will use commercially reasonable efforts to keep in force its existing insurance policies; and

•	the Company will cause its officers and key employees to freely communicate with Microsemi regarding the results of operations and material developments of the Company and its subsidiaries.

Pursuant to the Merger Agreement, the Company also agrees with Microsemi, on behalf of itself and its subsidiaries, that between the date of the Merger Agreement and the Effective Date, without the prior written consent of Microsemi, the Company will not, and will not permit any of its subsidiaries to, among other things:

•	amend its articles or certificate of incorporation, bylaws or other organizational documents, or create new subsidiaries;

•
issue, sell or deliver, or agree to issue, sell or deliver any securities of the Company or any of its subsidiaries, other than issuances of shares of Company common stock in respect of any exercise of outstanding stock options and warrants;

•
directly or indirectly acquire, repurchase or redeem any securities of the Company or any subsidiary, other than in connection tax withholdings and exercise settlements upon the exercise, vesting or issuance of shares under stock options;

•	reclassify, combine, split, subdivide any shares of capital stock or declare, set aside or pay any dividend or other distribution in respect of any shares of capital stock;

•
propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries, other than as contemplated by the terms of the Merger Agreement;

•
redeem, repurchase, prepay, cancel, incur, assume, or otherwise become liable for any indebtedness for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business under credit facilities already in effect, loans between the Company and its subsidiaries, or issuance of credit to new customers for the purchase of products in the ordinary course of business;

•
assume, guarantee or otherwise become liable for the obligations of another person other than with respect to obligations of wholly-owned subsidiaries already in place; or make loans or advances (other than any retainer for legal services) or capital contributions to or investments in any other person (other than the Company or any of its subsidiaries), except for travel advances or business expenses in the ordinary course of business; or mortgage or pledge any asset owned or used by the Company or any of its subsidiaries, or permit to exist any liens or other encumbrances on such assets, except pursuant to the terms of credit facilities or arrangements already in existence;

•
except as may be required by law or the benefit and compensation plans of the Company, enter into, adopt, amend, modify or terminate any bonus, compensation, severance, retention, option, employment, change in control, or other employee benefit agreement with respect to any employee of the Company, or increase the compensation payable or to become payable to any employee, or pay or agree to pay any special bonus or benefit to any employee, except in the ordinary course of business to a person who is not a member of the board of directors or an officer;

•	hire any employee with an annual base salary in excess of $100,000 or at the level of Vice President;

•
grant or pay any severance or termination pay to (or amend any such existing arrangement with) any current or former member of the Board, officer, employee or independent contractor of AML and any of its subsidiaries, except in the ordinary course of business with respect to any employee or independent contractor who is not a member of the Board or officer;

•	increase benefits payable under any existing severance or termination pay policies or similar employment agreements;

•
accelerate the vesting or payment of, or fund or in any other way secure the payment, compensation or benefits under, any benefit plan of the Company to the extent not required by the terms of the Merger Agreement or such benefit plan as in effect on the date of the Merger Agreement;

•
settle or compromise any litigation, proceeding or investigation involving the Company or its subsidiaries, except for the settlement of any litigation, proceeding or investigation solely for money damages not in excess of $250,000 in the aggregate and as would not be reasonably likely to have any adverse impact on any other litigation, proceeding or investigation;

•	change any of its accounting methods, principals or practices or change its annual accounting period, except as required by GAAP or applicable law;

•	make or change any material tax election, settle or compromise any material tax liability, or change any annual tax accounting period or method of tax accounting;

•	acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any entity or material interest in any entity;

•
other than in the ordinary course of business, sell, dispose of, lease or license any properties or assets of the Company or its subsidiaries that are material to the business, or lease or license any material right or asset from any other person;

•	make any capital expenditure in excess of $50,000 individually or $200,000 in the aggregate;

•	make any material changes or modifications to any investment or risk management policy or other similar policies or any cash management policy;

•	enter into, or amend in any material respect, terminate or fail to renew, any material contract other than in the ordinary course of business;

•	change any product return policies, product maintenance polices, service policies, product modification or upgrade policies in any material respect;

•	enter into any material transaction with affiliates other than pursuant to written arrangements already in effect;

•	abandon or permit to lapse any right to any material patent or patent application;

•
take any action or which could reasonably be expected to have Material Adverse Effect or which could reasonable be likely to result in the failure to satisfy certain conditions to the closing of the Merger; or

•	agree or commit to take any of the foregoing actions.

No Solicitation of Transactions

Until completion of the Merger or the earlier termination of the Merger Agreement, and subject to the exceptions described below, the Company has agreed not to, and to use its reasonable best efforts to cause its representatives not to:

•
solicit, initiate or knowingly encourage, assist, or induce submission or announcement of any Acquisition Proposal (as defined below) or any inquiry that could reasonably be expected to lead to an Acquisition Proposal, or take any other comparable action that could reasonably be expected to lead to an Acquisition Proposal or any such inquiry;

•
furnish or otherwise provide access to any information regarding the Company or its subsidiaries to any person in connection with or in response to an Acquisition Proposal or any inquiry that could reasonably be expected to lead to an Acquisition Proposal;

•	engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or any inquiry that could reasonably be expected to lead to an Acquisition Proposal; or

•	resolve or publicly propose to take any of the foregoing actions.

 “Acquisition Proposal” means any offer or proposal (other than a proposal or offer by Microsemi and any of its subsidiaries), involving:

•
any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction in which a person or group of persons directly or indirectly acquires, or the Company or any of its subsidiaries issues, 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of the Company or any of its subsidiaries;

•
any sale, lease, exchange, transfer, license, sublicense, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of Company and its subsidiaries; or

•	any liquidation or dissolution of the Company or any of its subsidiaries, other than Mica-Tech, International, Inc.

The Company is required to promptly notify Microsemi of any Acquisition Proposal and include in such notice the identity of the person making any Acquisition Proposal and the material terms of any such Acquisition Proposal and shall include a copy of such proposal and any documents and written communications received by the Company related to such proposal.

Notwithstanding the above limitations, prior to obtaining stockholder approval of the Merger and the Merger Agreement, the Company may furnish nonpublic information regarding the Company and its subsidiaries to, and may enter into discussions or negotiations with, any third party in response to an unsolicited, bona fide, written Acquisition Proposal if:

•	such Acquisition Proposal constitutes a “Superior Offer” (as defined below);

•
the Company’s Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would constitute a breach of the directors’ fiduciary duties under applicable law;

•
the Company gives Microsemi prior written notice of its intention to take such actions and after receiving from the third party an executed agreement containing customary confidentiality provisions and other terms that are no less favorable to the Company than those contained in the confidentiality agreement between Microsemi and the Company;

•
the Company furnishes non-public information to Microsemi the same time when it provides such information to the third party described in the preceding paragraph (to the extent such non-public information has not been previously furnished to Microsemi); and

•
the Acquisition Proposal was not solicited after the date of the Merger Agreement and did not otherwise result from a breach of the non-solicitation provisions of the Merger Agreement, including those described above.

Microsemi will be entitled to receive a copy of the confidentiality agreement referred to above and the Company will at the same time provide Microsemi any information that is provided to the third party making the Acquisition Proposal. In addition, the Company has agreed to keep Microsemi reasonably informed regarding the Acquisition Proposal and material developments with respect thereto.

Recommendation of the Board

The Company’s Board unanimously determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders and unanimously recommended that the Company’s stockholders vote to adopt the Merger Agreement.  This is referred to as the “Company Board Recommendation”.

The Merger Agreement also provides, subject to the exceptions described below, that neither the Board nor any committee thereof will:

•	withdraw or modify in a manner adverse to Microsemi or the Merger Sub, the Company Board Recommendation;

•	recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Acquisition Proposal;

•
approve or recommend, or cause or permit the Company or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, Merger Agreement, acquisition agreement or other contract constituting or relating to an Acquisition Proposal, other than a confidentiality agreement of the type referred to above; or

•
resolve, agree or publicly propose to, or permit the Company or any of its subsidiaries or any representative of representative of the Company or any of its subsidiaries to agree or publicly propose to, take any of the foregoing actions.

Notwithstanding the above limitations, prior to obtaining stockholder approval of the Merger and the Merger Agreement, the Board may withdraw or modify or refuse to reaffirm the Company Board Recommendation, refuse to publicly state that the Merger and the Merger Agreement are in the best interests of the Company’s stockholders, refuse to issue a press release announcing its opposition to an Acquisition Proposal, or recommend a Superior Offer (as defined below) (any such action, a “Recommendation Change”) if:

•	an unsolicited, bona fide, written Acquisition Proposal is made to the Company and is not withdrawn, and did not result from a breach of the non-solicitation provisions of the Merger Agreement;

•	the Board determines in good faith, after having consulted with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer;

•
the Board determines in good faith, after having consulted with the Company’s outside legal counsel, that, in light of such Superior Offer, the failure to make a Recommendation Change would constitute a breach by the Board of its fiduciary obligations to the Company’s stockholders under applicable law;

•
at least three business days prior to making a Recommendation Change, the Board delivers to Microsemi a written notice stating, among other things, that the Company has received a Superior Offer, the terms of the Superior Offer and that the Board intends to make a Recommendation Change as a result of such Superior Offer; and

•
during the period after Microsemi’s receipt of notice of the Recommendation Change and prior to the Recommendation Change, Microsemi and the Company, after good faith negotiations, fail to amend the Merger Agreement in a manner that would result in the Merger between Microsemi and the Company being in the best interests of the Company’s stockholders (as compared to the Superior Offer).

The Merger Agreement provides that any material change in the terms of the Superior Offer, including form of or amount of consideration payable in connection with the Superior Offer, will require the Company to provide to Microsemi a new notice of a Recommendation Change and a new notice period and will require the Company to comply with the requirements of the Merger Agreement (including those described above) with respect to each such new written notice.

“Superior Offer” means an unsolicited, bona fide, written offer by a third party to purchase substantially all of the outstanding shares of Company common stock or substantially all of the assets of the Company and its subsidiaries (or any similar transaction or alternative to the Merger) that the Board determines in good faith, after consultation with its financial advisor and legal counsel, and after having taken into account the likelihood and timing of consummation of the transaction contemplated by such offer, is more favorable to the Company’s stockholders, and that the third party making such offer is financially capable of consummating the transactions contemplated by such offer.  However, such an offer will not be considered a Superior Offer if was obtained or made as a direct or indirect result of the Company’s breach of the non-solicitation provisions in the Merger Agreement.

Stockholders’ Meeting

The Company has agreed, following the mailing of this proxy statement, to call and hold a meeting of the Company’s stockholders for the purpose of obtaining the stockholder’s approval of the Merger Agreement and the Merger. The Company is required to use all reasonable efforts to solicit stockholder proxies in favor of the approval of the Merger Agreement and the Merger.

Agreement to Use Commercially Reasonable Efforts

Each of the Company, Microsemi, and Merger Sub has agreed to use commercially reasonable efforts to take or cause to be taken all actions necessary or advisable to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement, including to make all filings and give all notices required to be made and given in connection with the Merger, obtain necessary consents or approvals from governmental authorities or third parties, and to use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger or any of the transactions contemplated by the Merger Agreement.

Other Covenants and Agreements

The Merger Agreement contains additional agreements among the Company, Microsemi and Merger Sub relating to:

•	the execution of the employment agreements with certain executive officers and directors of the Company;

•	the Company’s obtaining of tail errors and omissions insurance coverage for its directors and officers;

•	the issuance of press releases or other public statements with the SEC relating to the Merger Agreement or the transactions contemplated by the Merger Agreement;

•	the Company’s delivery of executed proprietary agreements with any current or former employee, independent contractor, consultant or director of the Company or of any of its subsidiaries;

•	termination of the 409A Executive Nonqualified Excess Plan of the Company and of any of its subsidiaries;

•	Microsemi’s loan to AML of $800,000 for AML to pay the break-up fee owed to Anaren; and

•
providing Microsemi with prompt notice and the opportunity to participate in the defense or settlement of any stockholder litigation relating to the Merger, including the right of Microsemi to consent to the settlement of such litigation (which consent Microsemi may not unreasonably withhold or conditioned).

Indemnification of Directors and Officers; Insurance.

The Merger Agreement provides that, for six years after the effective time of the Merger, the current and former directors and officers of the Company will be indemnified and held harmless in respect of acts or omissions occurring prior to the effective time of the Merger.  Further, for a period of six years, Microsemi will cause the surviving corporation to maintain the insurance coverage provided under the policies of directors and officers’ liability insurance maintained by the Company as of the date of the Merger Agreement for acts or omissions of occurring prior to the effective time of the Merger (although the policies may be substituted for policies with the same or better rating as the Company’s current insurance carrier that provide at least the same coverage, on terms and conditions which are no less advantageous to such persons), provided that the Company shall not be required to pay an annual premium for such coverage in excess of 300% of the last annual premium paid by the Company prior to the date of the Merger Agreement.

Conditions to the Merger

The obligations of Microsemi and the Merger Sub to complete the Merger are subject to the satisfaction or waiver of several conditions, including:

•	the Company stockholder approval has been obtained;

•
the Company’s representations and warranties are accurate in all material respects both when made and as of the closing date (except to the extent made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” qualifiers set forth therein) collectively does not constitute, or would not reasonably be expected to result in, a Material Adverse Effect;

•	the Company has in all material respects performed all obligations and complied with all covenants required by the Merger Agreement prior to the closing;

•
the Company has delivered a closing certificate executed by its Chief Executive Officer and Principal Financial Officer confirming that certain closing conditions to the obligations of Microsemi and Merger Sub to complete the Merger have been duly satisfied;

•
since the date of the Merger Agreement, there has been no Material Adverse Effect that has not been cured, and no event or circumstance has occurred that would be reasonably be expected to have a Material Adverse Effect;

•	no restraining order, injunction or other order by any court that prohibits consummation of the Merger has been entered and continues to be in effect;

•
there is no pending or, threatened by any governmental agency, litigation (i) challenging or seeing to restrain or prohibit the consummation of the Merger of any of other transactions contemplated by the Agreement; or (ii) that could materially and adversely affect Microsemi’s or the Company’s ability to own the assets of, or operate, the Company’s business, or seeking to impose criminal sanctions or criminal liability on the Company, its subsidiaries or its officers or directors;

•	none of the SEC reports of Microsemi (including any financial statement or other attachments thereto) filed prior to the Effective Date are required to be restated;

•	Jacob Inbar, Edwin McAvoy and Tiberiu Mazilu agree to continue to provide services for the Company and/or its subsidiaries in accordance with the terms of their respective employment agreements; and

•
all consents, approvals and actions of, filings with and notices required in connection with consummation of the Merger on the terms contemplated by the Merger Agreement shall have been obtained or made.

The obligations of the Company to complete the Merger are subject to the satisfaction or waiver of several conditions, including:

•	The Company stockholder approval has been obtained;

•
the representations and warranties of Microsemi and the Merger Sub are accurate both when made and as of the closing date (except to the extent made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so accurate (without giving effect to any limitation as to “materiality” qualifiers set forth therein) would not reasonably be expected to have a material adverse effect on Microsemi’s ability to consummate the Merger;

•	Microsemi and Merger Sub have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement prior to the closing;

•	Microsemi has delivered a closing certificate executed by an officer confirming that the closing conditions to the obligations of the Company to complete the Merger have been duly satisfied; and

•	no restraining order, injunction or other order by any court that prohibits consummation of the Merger has been entered and continues to be in effect.

Termination

The Merger Agreement may be terminated by either the Company or Microsemi, if:

•	the Company and Microsemi mutually agree to do so;

•
the Merger has not been consummated by the End Date (as defined below), except that this right will not be available to a party if the failure to fulfill any of such party’s obligations under the Merger Agreement is the reason of the failure to complete the Merger on or prior to the End Date;

•	any final and non-appealable injunction or order permanently prohibits the consummation of the Merger; or

•	the Company stockholder meeting to vote on the Merger Agreement has concluded and the Company stockholder approval was not obtained.

The Merger Agreement may be terminated by the Company:

•
if any of Microsemi’s representations and warranties were inaccurate as of the date of the Merger Agreement or had become inaccurate since such time or Microsemi breaches or fails to perform its covenants or obligations under the Merger Agreement, which inaccuracy, breach or failure to perform (1) would result in a failure of a condition of the Company’s obligation to consummate the Merger and (2) with respect to any inaccuracy or breach that is capable of being cured by the End Date (defined below), has not been cured within 30 days of Microsemi’s receipt of notice from the Company of the inaccuracy, breach or failure.

The Merger Agreement may be terminated by Microsemi:

•
if any of Company’s representations and warranties were inaccurate as of the date of the Merger Agreement or had become inaccurate since such time or the Company breaches or fails to perform its covenants or obligations under the Merger Agreement, which inaccuracy, breach or failure to perform (1) would result in a failure of a condition of the Company’s obligation to consummate the Merger and (2) with respect to any inaccuracy or breach that is capable of being cured by the End Date, has not been cured within 15 days of the Company’s receipt of notice from Microsemi of the inaccuracy or breach;

•	if, since the date of the Merger Agreement, there has been a Material Adverse Effect that is continuing; or

•
if the Board or any committee thereof has made a Recommendation Change; or the Board has withdrawn or failed to reaffirm the Company Board Recommendation; or the Company, its subsidiaries or any of its representatives has taken other actions inconsistent with the provisions governing the Company Board Recommendation in the Merger Agreement; or a tender or exchange offer relating to shares of Company common stock has commenced and the Company has not sent to its security holders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming the Company Board Recommendation; or an Acquisition Proposal has been publicly announced, and the Company has failed to issue a press release that reaffirms the Company Board Recommendation within five business days after such Acquisition Proposal is publicly announced; or the Company, its subsidiaries or any of its representatives has breached or taken any action inconsistent with any of the non-solicitation provisions in the Merger Agreement; or the Company releases any person from, or amends or waives any provision of, any “standstill” agreement or provision (each of the foregoing items, a “Triggering Event”).

If the Merger Agreement is terminated, the Merger will not occur.

“End Date” means September 30, 2011.

Effect of Termination

In the event of the termination of the Merger Agreement by either the Company or Microsemi in accordance with its terms, the Merger Agreement will be of no further force and effect, other than certain specified provisions, which provisions will survive any such termination, including provisions relating to the payment of termination fees and expenses in the circumstances described below. However, no party would be relieved from any liability or damages resulting from the intentional breach by a party of any of its representations and warranties set forth in the Merger Agreement.

If, the Merger Agreement is terminated for any of the following reasons, then the Company will pay Microsemi a termination fee equal to $1,100,000:

•
(1) the Merger Agreement is terminated by either party because the Merger was not consummated by the End Date or because the Company stockholder meeting to vote on the Merger Agreement has concluded and the Company stockholder approval was not obtained, (2) at or prior to the time of the termination of Merger Agreement an Acquisition Proposal was disclosed, announced, commenced, submitted or made, and (3) on or prior to 12 months after the date of the termination of the Merger Agreement, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Acquisition Proposal, regardless of whether such Acquisition Proposal was made before or after termination of the Merger Agreement (provided that all references to “15%” in the definition in this proxy statement of “Acquisition Proposal” shall be deemed to refer instead to “50%.”); or

•
the Merger Agreement is terminated (1) by Microsemi because, prior to Company stockholder approval of the Merger, a Triggering Event has occurred or (2) by either party for any other reasons after the occurrence of a Triggering Event.

If, the Merger Agreement is terminated for any of the following reasons, then Microsemi is required to pay the Company a termination fee equal to $1,000,000:

•
The Merger Agreement is terminated by the Company if any of Microsemi’s representations and warranties were inaccurate as of the date of the Merger Agreement or had become inaccurate since such time or Microsemi breaches or fails to perform its covenants or obligations under the Merger Agreement, which inaccuracy, breach or failure to perform would result in a failure of a condition of the Company’s obligation to consummate the Merger and with respect to any inaccuracy or breach that is capable of being cured by the End Date, has not been cured within 30 days of Microsemi’s receipt of notice from the Company of the inaccuracy, breach or failure; or

•	the Merger Agreement is terminated by Microsemi because the Merger was not consummated by the End Date.

If, the Merger Agreement is terminated for any of the following reasons, then the Company will repay Microsemi’s loan of $800,000 advanced to AML which was used to pay the break-up fee owed to Anaren:

•
the Merger Agreement is terminated by Microsemi because the Company’s representations and warranties were inaccurate as of the date of the Merger Agreement or had become inaccurate since such time or the Company breached or failed to perform its covenants or obligations under the Merger Agreement, which inaccuracy, breach or failure to perform (1) resulted in a failure of a condition of Microsemi’s obligation to consummate the Merger and (2) had not been cured before the End Date and within 15 days of the Company’s receipt of notice from Microsemi of the inaccuracy or breach.

•
The Merger Agreement is terminated by Microsemi or the Company because the Company stockholder meeting to vote on the Merger Agreement has concluded and the Company stockholder approval was not obtained and any of Messrs. Inbar, Mazilu or McAvoy voted any of his shares against the Merger.

If, the Merger Agreement is terminated for any of the following reasons, then the Company will pay Microsemi’s expenses of up to $200,000:

•
the Merger Agreement is terminated by Microsemi because the Company’s representations and warranties were inaccurate as of the date of the Merger Agreement or had become inaccurate since such time or the Company breached or failed to perform its covenants or obligations under the Merger Agreement, which inaccuracy, breach or failure to perform (1) resulted in a failure of a condition of Microsemi’s obligation to consummate the Merger and (2) had not been cured within 15 days of the Company’s receipt of notice from Microsemi of the inaccuracy or breach or if, since the date of the Merger Agreement, there has been a Material Adverse Effect that is continuing; or

•
the Merger Agreement is terminated by the Company because the Merger was not consummated by the End Date, except in the case where all conditions to the closing have been satisfied or waived by the End Date other than with respect to the absence of any governmental order prohibiting the consummation of the Merger, or the receipt of all material regulatory and governmental approvals in connection with the Merger.

Specific Performance

The parties to the Merger Agreement agree that irreparable damage would occur in the event any of the provisions of the Merger Agreement were not performed in accordance with its terms and that the parties shall be entitled to specific performance of the terms of the Merger Agreement, in addition to any other remedy at law or equity.

Amendment and Waiver

The Merger Agreement may be amended by a written agreement signed by the Company, Microsemi and Merger Sub at any time prior to the Effective Date.  However, after the receipt of stockholder approval, if any such amendment or waiver requires further approval of the stockholders of the Company under applicable law, the effectiveness of the amendment or waiver will be subject to such further approval of stockholders.

Voting Agreements

The following is a summary of certain material provisions of those certain Voting Agreements entered into by Microsemi, on one hand, and certain of the Company’s directors and executive officers, on the other hand, a copy of the form of which is attached as Appendix B to this proxy statement and which we incorporate by reference herein.  This summary does not purport to be complete and may not contain all of the information about the Voting Agreement that is important to you.  We encourage you to read the Voting Agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the Voting Agreement and not by this summary or any other information contained in this proxy statement.  All terms used in this summary but not defined herein shall have the meanings assigned to them in the Voting Agreement.

Directors and Officers Party to Voting Agreements

Jacob Inbar, President and Chief Executive Officer of the Company and Chairman of the Board, Tiberiu Mazilu, Vice President of Engineering and a member of the Board, and Edwin J. McAvoy, Vice President of Sales, Corporate Secretary and a member of the Board, each, in their capacities as stockholders of the Company, entered into Voting Agreements with Microsemi.  As of April 29, 2011, Messrs. Inbar, Mazilu and McAvoy, owned approximately 14.3%, 8.0% and 4.5% of the Company’s outstanding common stock (without taking into account options to purchase Company common stock held by them), respectively, and approximately 15.1%, 8.6% and 6.1% of the Company’s outstanding common stock (including options to purchase the Company common stock held by them and exercisable within 60 days of April 29, 2011), respectively.

Representations and Warranties

Pursuant to the terms and conditions of the Voting Agreement, each signatory stockholder made certain representations and warranties, including:

•
that such stockholder has the legal power and authority to vote, or to direct the voting of, the shares of capital stock of the Company held by him or that he may acquire after the date of the Voting Agreement (or for which he otherwise has been granted proxy);

•	such shares are, or will be, free and clear of any liens, options, security interests or other similar encumbrances; and

•	such stockholder has full power and authority to make, enter into and carry out the terms of the Voting Agreement.

Voting

At every meeting of the stockholders of the Company called for the purpose of considering the Merger Agreement and the Merger, and on every action or approval by written consent of the stockholders of the Company with respect to the approval of the Merger Agreement and the Merger, each signatory stockholder agrees that he shall vote, or cause to be voted, all of the securities in the Company held by him for approval of the Merger Agreement and the Merger.

Additionally, at every meeting of the stockholders of the Company called prior to termination of the Voting Agreement, and on every action or approval by written consent of the stockholders of the Company prior to the termination of the Voting Agreement, each signatory stockholder agrees that he will vote, or cause to be voted, all of the securities of the Company held by him and that he has the authority to vote (unless directed otherwise by the applicable proxy) (a) against any action that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement and (b) against any action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the transactions contemplated by the Merger Agreement, including the Merger.

Further pursuant to the Voting Agreement, each signatory stockholder also agrees to execute and deliver any additional documents necessary, including a proxy to Microsemi to vote the stockholder’s securities, to carry out the purpose of the Voting Agreement.

Irrevocable Proxy

Each of the signatory stockholders irrevocably appointed Microsemi (or any nominee of Microsemi) as such stockholder’s attorney and proxy with full power to vote the shares of AML common stock held by such stockholder (including the shares of AML common stock subsequently acquired by such stockholder) pursuant to the terms and conditions of the Voting Agreement. Microsemi may only exercise such proxies under limited circumstances and subject to conditions provided in the Voting Agreement.

Other Terms and Termination

Each signatory stockholder also agrees that it will not transfer, sell, exchange, pledge or otherwise dispose of or encumber his securities in the Company.

Each Voting Agreement relates solely to the capacity of each signatory stockholder as a stockholder or beneficial owner of the securities of the Company and is not in any way intended to affect the exercise of such stockholder’s responsibilities and fiduciary duties as a director or officer of the Company or any of its subsidiaries.

The Voting Agreements shall terminate automatically upon the termination of the Merger Agreement.

Market Price of the Company’s Common Stock

Our common stock is traded on the Over the Counter Bulletin Board under the symbol “AMLJ.OB.”  The following table sets forth the high and low closing sales prices per share of our common stock on the Over the Counter Bulletin Board for the periods indicated.

	Low	High
Fiscal Year Ended March 31, 2009
Fiscal Quarter ended June 30, 2008	$1.18	$1.64
Fiscal Quarter ended September 30, 2008	$0.87	$1.18
Fiscal Quarter ended December 31, 2008	$0.37	$0.98
Fiscal Quarter ended March 31, 2009	$0.33	$0.64

Fiscal Year Ended March 31, 2010
Fiscal Quarter ended June 30, 2009	$0.35	$0.75
Fiscal Quarter ended September 30, 2009	$0.66	$0.95
Fiscal Quarter ended December 31, 2009	$0.90	$1.49
Fiscal Quarter ended March 31, 2010	$1.23	$1.55

Fiscal Year Ended March 31, 2011
Fiscal Quarter ended June 30, 2010	$1.20	$1.47
Fiscal Quarter ended September 30, 2010	$1.21	$1.59
Fiscal Quarter ended December 31, 2010	$1.26	$1.46
Fiscal Quarter ended March 31, 2011	$1.31	$2.11

Fiscal Year Ended March 31, 2012
Fiscal Quarter ended June 30, 2011 (through April 28, 2011)	$2.11	$2.51

The closing sale price of our common stock on the Over the Counter Bulletin Board on April 5, 2011, which was the last trading day before we announced that we had received a binding offer from Microsemi regarding the Merger proposal, was $2.11 per share, compared to which the per share Merger Consideration of $2.50 per share, represents a premium of approximately 18.5%.

On April 28, 2011, the last trading day before the date of this proxy statement, the closing price for the Company’s common stock on the Over the Counter Bulletin Board was $2.46 per share.  You are encouraged to obtain current market quotations for the Company’s common stock in connection with voting your shares.

As of April 29, 2011, there were approximately 82 registered holders of the Company’s common stock.

We have not paid or declared cash dividends during in fiscal 2009, fiscal 2010 or fiscal 2011 to date, and have no intention to pay cash dividends.

Security Ownership of Certain Beneficial Owners, Directors and Management

The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Company’s common stock as of April 29, 2011, by:

•	each current director of the Company;

•	each executive officer of the Company;

•	all executive officers and directors of the Company as a group; and

•	each other person known to the Company to own beneficially more than five percent (5%) of the Company’s outstanding common stock.

Unless a footnote indicates otherwise, the address of each person listed below is c/o AML Communications, Inc., 1000 Avenida Acaso, Camarillo, California 93012.  As of April 29, 2011, there were 11,442,391 shares of common stock of the Company outstanding.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Outstanding Common Stock (1)

Jacob Inbar	1,736,292	(2)(3)	15.1%

Tiberiu Mazilu	991,772	(4)(5)	8.6%

Edwin J. McAvoy	715,310	(6)	6.1%

Richard W. Flatow	121,692	(7)	1.1%

Gerald M. Starek	316,959	(8)	2.8%

All directors and executive officers as a group (5 persons)	3,882,025	(9)	32.3%

(1)
For purposes of the above table, a person is considered to “beneficially own” any shares with respect to which he exercises sole or shared voting or investment power or as to which he has the right to acquire the beneficial ownership within 60 days of April 29, 2011. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with members of that person’s household.

(2)	Includes 1,563,791 shares owned by Jacob Inbar and Catherine Inbar, Trustees of the Inbar Trust U/A/D 3/13/1990 and 75,000 shares owned by Jacob Inbar.

(3)	Includes 97,501 shares issuable pursuant to options exercisable within 60 days.

(4)
Includes 252,595 shares owned by Tiberiu Mazilu; 594,178 shares owned by Tiberiu Mazilu and Doina Mazilu, Trustees of the Mazilu Family Trust dated 4/5/96; and 70,000 shares owned by Crina Izvemariu and Doina Mazilu, Trustees of Izvemariu Exemption Trust dated 5/26/02.

(5)	Includes 74,999 shares issuable pursuant to options exercisable within 60 days.

(6)	Includes 204,999 shares issuable pursuant to options exercisable within 60 days.

(7)	Includes 101,875 shares issuable pursuant to options exercisable within 60 days.

(8)	Includes 83,125 shares issuable pursuant to options exercisable within 60 days.

(9)	Shares of common stock subject to options exercisable within 60 days are deemed outstanding for computing the percentage ownership of all current executive officers and directors as a group.

Appraisal and Dissenters’ Rights

Appraisal rights under Delaware law or dissenters’ rights under California law may be available to you with respect to the proposed Merger.  Although we are a Delaware corporation, pursuant to Section 2115 of the CGCL, we are subject to California dissenters’ rights law to the exclusion of the Delaware appraisal rights under the DGCL.  On the other hand, based on the Delaware Supreme Court’s ruling in VantagePoint Venture Partners 1996 v. Examen, Inc. (871 A.2d 1108 (Del. 2005)) it is possible that Section 2115 of the CGCL may not apply to AML, a Delaware corporation, and that we are subject to the Delaware appraisal remedy, not the California dissenters’ remedy.  In view of the complexity and conflict of these provisions of Delaware and California law and because it cannot be known with certainty whether a court would apply Delaware and/or California law to determine the rights available to dissenting stockholders in the Merger, any stockholder who is considering exercising appraisal or dissenters’ rights, or who wishes to preserve the right to do so, should consult his or her legal advisor.

Important details concerning the requirements to perfect appraisal and dissenters’ rights under Delaware and California law, respectively, are set forth below.

Delaware Appraisal Rights

Under Delaware law, you have the right to dissent from the Merger and to receive payment in cash for the fair value of your shares of Company common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement.  These rights are known as appraisal rights.  Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of Delaware law in order to perfect their rights.  We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of Delaware law, the full text of which appears in Appendix D to this proxy statement.  Failure to precisely follow any of the statutory procedures set forth in Section 262 of Delaware law may result in a termination or waiver of your appraisal rights.  All references in this summary to a “stockholder” are to the record holder of shares of Company common stock unless otherwise indicated.

Section 262 requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the Merger that appraisal rights will be available.  A copy of Section 262 must be included with such notice.  This proxy statement constitutes our notice to the Company’s stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262.  If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix D to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•
You must deliver to us a written demand for appraisal of your shares before the vote with respect to the Merger is taken.  This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the Merger Agreement and the Merger.  Voting against or failing to vote for the adoption and approval of the Merger Agreement and the Merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

•
You must not vote in favor of, or consent in writing to, the adoption and approval of the Merger Agreement and the Merger.  A vote in favor of the adoption and approval of the Merger Agreement and Merger, by proxy, or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.  A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the Merger Agreement and the Merger.  Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Agreement and the Merger or abstain from voting on the Merger Agreement and the Merger.

•
You must continue to hold your shares of Company common stock through the effective date of the Merger.  Therefore, a stockholder who is the record holder of shares of Company common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the Merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger Consideration, but you will have no appraisal rights with respect to your shares of Company common stock.

All demands for appraisal should be addressed to AML Communications, Inc., 1000 Avenida Acaso, Camarillo, California 93012, Attn: Corporate Secretary, and must be delivered before the vote on the Merger Agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of common stock.  The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us.  The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares.  If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners.  An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner.  A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners.  In that case, the written demand should state the number of shares as to which appraisal is sought.  Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the Merger, the surviving corporation must give written notice that the Merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement and the Merger.  At any time within 60 days after the effective time, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his or her shares of common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation.  Within 120 days after the effective date of the Merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and the Merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares.  A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence.  Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.  Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal.  A person who is the beneficial owner of shares of Company common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence.  Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Company, as the surviving corporation.  The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.  There is no present intent on the part of the Company to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares.  Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation.  After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby.  The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any.  Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.  When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors.  In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.”  In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation.  In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262.  Although we believe that the per share Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share Merger Consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances.  Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.  Any stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within 60 days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its shares of common stock pursuant to the Merger Agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the cash that such holder would have received pursuant to the Merger Agreement within 60 days after the effective date of the Merger.

In view of the complexity of Section 262, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

California Dissenters’ Rights

A non-California corporation is subject to Section 2115 of the CGCL if (i) a majority of the holders of record of such corporation’s voting securities were residents of California on the record date for the latest meeting of stockholders held during such corporation’s latest full income year and (ii) such corporation met certain tests regarding property, payroll and sales in California during its latest full income year, unless any outstanding securities of such corporation are listed on the New York Stock Exchange, NYSE Amex, the NASDAQ Global Market or the NASDAQ Capital Market.  If a non-California corporation is subject to Section 2115, certain of California’s corporate laws apply to such corporation.  Based on information available on April 29, 2011, under California law, AML is subject to Section 2115 as of such date and therefore, under Section 2115, our stockholders are entitled to California dissenters’ rights under Chapter 13 of the CGCL, to the exclusion of appraisal rights under Section 262 of the DGCL.  However, it is not certain that a court would uphold such an application of Section 2115. We recommend that any stockholder who is considering exercising his or her rights as a dissenting stockholder consult legal counsel.

If the Merger is consummated, our stockholders who are entitled to vote on and who vote against the approval of the Merger, and who have fully complied with all applicable provisions of Chapter 13 of the CGCL, may have the right to require us to purchase the shares of our common stock held by them at the fair market value of those shares on the day before the terms of the Merger were first announced, excluding any appreciation or depreciation of the value of such shares because of the Merger.  For shares of stock to qualify as dissenting shares under Chapter 13 of the CGCL, the following conditions must be satisfied: (i) the shares were outstanding on the date for the determination of shareholders entitled to vote on the Merger; (ii) the holder of such shares must have voted against the Merger, (iii) the holder of such shares must demand, in accordance with Chapter 13 of the CGCL and as more fully described below, that we purchase the shares, and (iv) the holder of such shares must submit his or her share certificate(s) for endorsement (as described below).

If the Merger is adopted and approved by holders of the requisite number of shares, we will, within ten (10) days after the date of such approval, mail to any holder of AML capital stock who may be entitled to dissenters’ rights, a notice that the required stockholder approval of the Merger was obtained (the “California Notice”), accompanied by a copy of Sections 1300-1304 of the CGCL.  The California Notice will set forth the price determined by us to represent the fair market value of any dissenting shares (which shall constitute an offer by us to purchase properly dissenting shares at such stated price) and will set forth a brief description of the procedures to be followed by any stockholder who wishes to exercise his or her dissenters’ rights.

We must receive demand of the dissenting stockholder that we purchase his or her shares no later than the date of the stockholders meeting where the stockholders will vote on the Merger, which demand must state the number and class of shares held of record and which the stockholder demands that we purchase, as well as a statement of the stockholder’s claim of the fair market value of those shares as of the day immediately prior to the announcement of the Merger (such statement of fair market value constitutes an offer by the stockholder to sell the shares at that price).Within 30 days after the date on which the California Notice is mailed, the stockholder must submit the share certificate(s) representing the shares that the stockholder demands AML purchase to the address specified in the California Notice.  The certificate(s) will be stamped or endorsed with a statement that the shares are dissenting shares or will be exchanged for certificates of appropriate denomination so stamped or endorsed.

If we and a dissenting stockholder agree that the shares are dissenting shares and agree upon the price to be paid for the shares, the dissenting stockholder will be entitled, with certain exceptions, to be paid such price (together with interest thereon at the legal rate on judgments from the date of the agreement) within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the Merger are satisfied, whichever is later, subject to the surrender of the certificates therefor.

If we deny that the shares qualify as dissenting shares under Chapter 13 of the CGCL or if we and a stockholder disagree as to the fair market value of such shares, such stockholder may, within six months after the California Notice is mailed, file a complaint in the superior court of the proper California county requesting the court to make such determinations or, alternatively, may intervene in any action pending on such a complaint. Costs of such an action (including compensation of any court-appointed appraisers) shall be assessed as the court considers equitable, but must be assessed against us if the appraised value exceeds the price offered by us.

Any court action to determine whether shares qualify as dissenting shares or to determine the fair market value of such shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of the stockholders in authorizing the Merger.  Furthermore, subject to the provisions of Chapter 13 of the CGCL, no stockholder who has the right to demand payment for his shares under Chapter 13 of the CGCL shall have any right in law or equity to attack the validity of the Merger or to have the Merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the Merger have been legally voted in favor of the Merger.

Dissenting shares may lose their status as such and the right to demand payment will terminate if (i) the Merger is terminated; (ii) the shares of our common stock are transferred prior to being submitted for endorsement or are surrendered for conversion into shares of another class; (iii) the dissenting stockholder does not agree upon the status of the shares as dissenting shares or upon the price of such shares and neither files suit or intervenes in a pending action within six months following the date on which the California Notice was mailed to the stockholder; or (iv) the dissenting stockholder with our consent withdraws his or her demand for the purchase of the dissenting shares.

Certain Differences Between Delaware and California Law on Appraisal/Dissenter’s Rights

As noted above, there are several differences between the laws of Delaware and California with respect to stockholders’ appraisal/dissenters’ rights.  These differences include, but are not limited to, the following:

•        Under Delaware law, in order to exercise appraisal rights, a stockholder must not vote in favor of the Merger meaning the stockholder may vote against or abstain from voting and maintain his or her appraisal rights.  By comparison, under California law, an AML stockholder must vote against the Merger in order to maintain his or her dissenting shareholder rights.

•        Under Delaware law, AML or a dissenting stockholder must file a petition for an appraisal of the fair market value of the dissenting shares within 120 days after the effective date of the Merger for appraisal rights to be perfected.  By comparison, under California law, if the parties do not agree on the status of shares as dissenting shares or on their fair market value, the stockholder has until six months after the date on which the notice of adoption of the Merger Agreement by AML stockholders was mailed to such stockholder to file a complaint in the California Superior Court requesting a determination of the status of his, her or its shares and their fair market value.

STOCKHOLDERS OF AML CONSIDERING WHETHER TO SEEK APPRAISAL OF THEIR SHARES OF AML COMMON STOCK SHOULD BEAR IN MIND THAT THE FAIR VALUE OF THEIR SHARES OF AML COMMON STOCK DETERMINED UNDER SECTION 262 OR CHAPTER 13 COULD BE MORE THAN, THE SAME AS, OR LESS THAN THE VALUE OF THE MERGER CONSIDERATION AS DETERMINED BY THE APPLICABLE COURT.  ALSO, AML, AS THE SURVIVING CORPORATION IN THE MERGER, RESERVES THE RIGHT TO ASSERT IN ANY APPRAISAL PROCEEDING THAT, FOR PURPOSES THEREOF, THE FAIR VALUE OF THE AML COMMON STOCK IS LESS THAN THE MERGER CONSIDERATION TO BE PAID IN THE MERGER.

THE PROCESS OF DISSENTING AND EXERCISING APPRAISAL/DISSENTERS’ RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL STATUTORY REQUIREMENTS.  AML STOCKHOLDERS WISHING TO DISSENT SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE WITH SECTION 262 OF THE DGCL OR CHAPTER 13 OF CGCL.  ANY STOCKHOLDER WHO FAILS TO COMPLY WITH THE REQUIREMENTS OF SECTION 262 OF THE DGCL, ATTACHED AS APPENDIX D TO THIS PROXY STATEMENT, OR CHAPTER 13 OF THE CCGL, ALSO ATTACHED AS APPENDIX D, TO THIS PROXY STATEMENT, WILL FORFEIT HIS, HER OR ITS RIGHT TO DISSENT FROM THE MERGER AND EXERCISE APPRAISAL/DISSENTERS’ RIGHTS.

Additional Information

This document incorporates important business and financial information about the Company from documents that are not included in or delivered with this document.  You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from AML Communications, Inc., 1000 Avenida Acaso, Camarillo, California 93012, Attn: Corporate Secretary, telephone: (805) 388-1345.  You can also obtain such documents at the SEC's website at http://www.sec.gov or from AML's website at http://www.amlj.com/ir.html.

You will not be charged for any of these documents that you request. If you wish to request documents, you should do so by May 20, 2011 in order to receive them before the Special Meeting.  See “Where You Can Find More Information” on page 61.

Proposal 1

Approval of the Agreement and Plan of Merger and the Merger

Proposal 1 is to adopt and approve the Agreement and Plan of Merger (the “Merger Agreement”) and the Merger.

Overview

The Merger Agreement provides that Merger Sub, a wholly owned subsidiary of Microsemi, will merge with and into AML, wherein all of the outstanding shares of our common stock, except for dissenting shares and shares held in treasury, will be converted into the right to receive a per share amount in cash equal to $2.50, without interest and less applicable withholding tax.  As a result of the Merger, the Company will become a wholly-owned subsidiary of Microsemi.

Additionally, at the effective time of the Merger, outstanding options to acquire shares of our common stock will be converted into the right to receive, for each share underlying such options, an amount of cash equal to the excess of $2.50 over the exercise price per share of such options or warrants.

Reasons for the Proposed Merger

We believe the Merger is in the best interests of our stockholders because of the value of the Merger Consideration to be paid to our stockholders, as well as the consideration is in cash, providing certainty of value, and that the Merger is more favorable to the stockholders than any other alternative reasonably available to us and the stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares of our outstanding common stock, voting in person or by proxy at the special meeting, is required to approve this proposal.

The Board Unanimously Recommends a Vote “FOR” the Proposal to Approve the Merger Agreement and the Merger.

Proposal 2

Permit One or More Adjournments of the Special Meeting

Proposal to Permit One or More Adjournments of Special Meeting

The proposals set forth in this proxy statement are conditions precedent to the closing of the Merger and the other transactions contemplated by the Merger Agreement.  The Board believes such proposal is in the best interest of our Company and our stockholders.  Accordingly, the Board is seeking stockholder approval to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitations of proxies in favor of the Merger Agreement, the Merger and the transactions contemplated thereby.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote at the special meeting is required to approve the proposal to allow one or more adjournments of the special meeting to solicit additional proxies.

The Board Unanimously Recommends a Vote “FOR” the Proposal to Permit One or More Adjournments  of the Special Meeting.

***

Please note that our stockholders must approve Proposal 1 for the Merger to close.

Stockholder Proposals and Nominations

We intend to hold an annual meeting in 2011 only if the Merger is not completed. Any stockholder proposal or director nomination that is to be considered by us for inclusion in the proxy statement and form of proxy for the 2011 Annual Meeting of Stockholders, if such meeting is held, must have been received by our Corporate Secretary at our corporate headquarters, 1000 Avenida Acaso, Camarillo, California 93012, no later than June 10, 2011.  Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act for presentation at the Company’s 2011 annual meeting, if such meeting is held, will be considered untimely for purposes of Rule 14a-4 and 14a-5 if notice thereof is received by the Company after June 10, 2011. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “Householding” proxy statements.  This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household.  The Company will promptly deliver a separate copy of this proxy statement, including the attached appendices, to you if you write or call the Company at the following address or phone number: AML Communications, Inc., 1000 Avenida Acaso, Camarillo, California 93012, Attn: Corporate Secretary, telephone: (805) 388-1345.

Other Business

As of the date of this proxy statement, we do not expect other business to be transacted at the special meeting. If any other matter requiring a vote of the stockholders should properly come before the special meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with their best judgment.

Where You Can Find More Information

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that important business and financial information about us can be disclosed to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement or in any document that we later file with the SEC.

This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important business and financial information about us.

AML Communications, Inc.’s SEC Filings	Period and Date Filed

Annual Report on Form 10-K	For the fiscal year ended March 31, 2010 (filed with the SEC on June 25, 2010)

Quarterly Reports on Form 10-Q
For the fiscal quarter ended June 30, 2010 (filed August 12, 2010), for the fiscal quarter ended September 30, 2010 (filed November 12, 2010), and for the fiscal quarter ended December 31, 2010 (filed February 15, 2011)

Current Reports on Form 8-K	Reports filed on April 15, 2011, April 12, 2011, April 7, 2011, February 16, 2011, February 15, 2011, and February 14, 2011.

If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC, or the SEC’s Internet web site as set forth below.  You may obtain documents we incorporate by reference from us without charge, other than exhibits, except for those that we have specifically incorporated by reference in this proxy statement.  Stockholders may obtain documents incorporated by reference in this proxy statement at no cost by requesting them from us in writing at the following address or by telephone:

AML Communications, Inc.
Attn: Corporate Secretary
1000 Avenida Acaso
Camarillo, California 93012
(805) 388-1345

If you would like to request documents, please do so by May 20, 2011, to receive the documents before the special meeting.  We will send you any of these documents within one business day of your request by first class mail.

You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the SEC at l-800-SEC-0330.  The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the SEC.  The address of the site is www.sec.gov. Except as specifically incorporated by reference into this proxy statement, information on the SEC’s web site is not part of this proxy statement.

Other Information on Our Website

Other information on our internet website is not part of this document and you should not rely on that information in deciding whether to adopt and approve the Merger Agreement and the Merger, unless that information is also included in this document or in a document that is incorporated by reference in this document.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION IN SUCH JURISDICTION.  THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and among:

MICROSEMI CORPORATION
 a Delaware corporation,

ATOM ACQUISITION CORP.,
 a Delaware corporation

and

AML COMMUNICATIONS, INC.
a Delaware corporation

Dated as of April 11, 2011

i

(continued)

ii

(continued)

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is made and entered into as of April 11, 2011, by and among: Microsemi Corporation, a Delaware corporation (“Parent”), Atom Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and AML Communications, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the DGCL.  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent;

WHEREAS, the respective boards of directors of Merger Sub and the Company have approved this Agreement and the Merger, and this Agreement and the Merger have been approved on behalf of Parent; and

WHEREAS, the Company has previously entered into that certain Agreement and Plan of Merger, dated as of February 13, 2011 (the “Prior Agreement”), by and among Anaren, Inc., a New York corporation  (“Anaren”), Project Orange Acquisition Corp., a Delaware corporation (“POAC”) and a wholly-owned subsidiary of Anaren, and the Company, which agreement remains in effect as of the date hereof and contemplates the acquisition of the Company by Anaren by means of a cash merger of POAC with and into the Company.

NOW, THEREFORE, in consideration of the mutual covenants, representations, and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS

For purposes of this Agreement,

“Acquisition Inquiry” means an inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for non-public information made or submitted by Parent or any of its Subsidiaries) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by Parent or any of its Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions (other than the Transactions) involving:

(a)           any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which any of the Company Entities is a constituent or participating corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of any of the Company Entities; or (iii) in which any Company Entity issues securities representing 15% or more of the outstanding securities of any class of such Company Entity (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class);

(b)           any sale, lease, exchange, transfer, license, sublicense, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company Entities; or

(c)           any liquidation or dissolution of any of the Company Entities, other than Mica-Tech, International, Inc., a California corporation.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” means this Agreement and Plan of Merger and all schedules, exhibits and other attachments hereto, as such may be amended from time to time.

“Anaren” has the meaning set forth in the recitals of the Agreement.

“business day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York or California are authorized or obligated by law or executive order to close.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in Section 3.20(a).

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Associate” means any current or former employee, independent contractor, consultant or director of or to any of the Company Entities or any Affiliate of the Company.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of, included in the Company’s Report on Form 10-Q for the fiscal quarter ended December 31, 2010, as filed with the SEC on February 15, 2011.

“Company Board Recommendation” has the meaning set forth in Section 6.2(b).

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Common Stock, $0.01 par value per share, of the Company.

“Company Employee Plan” has the meaning set forth in Section 3.19(a).

“Company Entities” means the Company and its Subsidiaries.  “Company Entity” means any one of the Company or one of its Subsidiaries.

“Company Equity Award” means any Company Option or any Company Stock-Based Award.

“Company Equity Plan” means (a) the AML Communications, Inc. 2005 Equity Incentive Plan and (b) AML Communications, Inc. 1995 Stock Incentive Plan, as amended.

“Company Intellectual Property” means all Intellectual Property that is used or held for use by any Company Entity.

“Company Intellectual Property Agreements” has the meaning set forth in Section 3.16(b).

“Company Intellectual Property Right” means each Intellectual Property Right owned by, or filed in the name of, any Company Entity.

“Company Option” means each outstanding option, warrant, other right, agreement, arrangement or commitment to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“Company Preferred Stock” means the Preferred Stock, $0.01 par value per share, of the Company.

“Company SEC Reports” has the meaning set forth in Section 3.8(a).

“Company Stock-Based Award” means any outstanding restricted stock award or stock award relating to Company Common Stock, whether granted under any of the Company Equity Plans or otherwise and whether vested or unvested.

“Company Stock Certificate” has the meaning set forth in Section 2.7.

“Common Stock Per Share Amount” means $2.50 payable in United States Dollars.

“Company Stockholders’ Meeting” has the meaning set forth in Section 6.2(a).

“Confidentiality Agreement” means that certain Confidentiality and Non-Disclosure Agreement dated as of March 23, 2011 between the Company and Parent.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

 “Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, settlement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking.

“Copyrights” means any copyrights, and registrations and applications therefor, mask works, whether registered or not, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 10.6 of this Agreement and that has been delivered by the Company to Parent on the date of this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.8(a).

“DOL” means the United States Department of Labor.

“Domain Name” means the any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with the internet.

“Effective Time” has the meaning set forth in Section 2.3.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection in title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, option, right of first refusal, preemptive right, or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” means September 30, 2011.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company limited by shares, limited liability company, joint stock company, firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any Law relating to the protection of the environment (including ambient air, surface water, groundwater or land) or human health and safety (including exposure of any individual to Hazardous Substances), or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, analysis, removal or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.19(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

 “Expense Payment” means a cash payment to be made by the Company to Parent in an amount equal to the lesser of $200,000 or the aggregate amount of all fees, costs and other expenses (including legal fees, financial advisory fees, consultant fees, filing fees and travel expenses) that Parent shall have directly or indirectly paid or otherwise borne in connection with or in anticipation of the Transactions (including all fees and expenses relating directly or indirectly to the preparation and negotiation of this Agreement, the Confidentiality Agreement and the other documents referred to in this Agreement, and all fees and expenses relating to Parent’s due diligence investigation of the Company Entities).

“Fee” has the meaning set forth in Section 9.3(c).

“Foreign Official” means any: (a) officer or employee of a government or public international organization, including any public authority and any department, agency or instrumentality of a government, or any person acting in an official capacity for or on behalf of any government or government department, agency or instrumentality, or for or on behalf of any public international organization; or (b) officer or employee of a government-owned or government-controlled entity of any kind, including a government-owned or government-controlled business enterprise.

“GAAP” means generally accepted accounting principles in the United States.

“Government” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization, including the Financial Industry Regulatory Authority (FINRA).

“Government Contract” means any Contract to which a Company Entity is a party and that involves supply of goods or services, directly or indirectly, to a Government.  A Government Contract can include a subcontract at any tier or any level below a prime contract.

“Governmental Authorization” means any (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Government or pursuant to any Law or (b) right under any Contract with any Government.

“Hazardous Substance” means any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.

“Intellectual Property” means any or all of the following: (a) proprietary inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know how, technical data and customer lists, and all documentation relating to any of the foregoing; (b) proprietary technical and know-how information, and rights to limit the use or disclosure thereof by any Person including databases and data collections and all rights therein; (c) works of authorship (including computer programs, source code and object code, whether embodied in software, firmware or otherwise), architecture, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools; and (d) Domain Names.

“Intellectual Property Rights” means any or all of the following and all worldwide common law and statutory rights in, arising out of or associated with any or all of the following: (a) Copyrights, (b) Patents, (c) industrial designs and any registrations and applications therefore, (d) Trademarks, (e) Trade Secrets, and (f) any similar or equivalent proprietary rights to any of the foregoing (as applicable).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Company, the actual knowledge of Jacob Inbar, Tibby Mazilu and/or Ed McAvoy after due inquiry and investigation, which includes diligent review of files, books and records and the making of reasonable inquiry of the directors, officers and managers of the Company Entities.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, or ruling issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Government.

“Leases” has the meaning set forth in Section 3.14(b).

“Leased Real Property” has the meaning set forth in Section 3.14(b).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Government or any arbitrator or arbitration panel.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Licensed Company Intellectual Property” means all Company Intellectual Property and Company Intellectual Property Rights, other than the Owned Company Intellectual Property.

“Material Adverse Effect” means any effect, change, event or circumstance that, considered individually or together with all other effects, changes, events and circumstances that exist as of, or shall have occurred or arisen on or before, the date of determination of the occurrence of the Material Adverse Effect, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on, (a) the business, assets, operations, financial condition, or results of operation of the Company Entities, taken as a whole, or (b) the ability of the Company to consummate the Merger or any of the other Transactions; provided, however, that an effect, change, event or circumstance occurring after the date of this Agreement shall not, either alone or in combination, be deemed to be a Material Adverse Effect if such effect, change, event or circumstance results directly from:

(i)             general economic conditions in the United States or in the industry in which the Company Entities operate;

(ii)            political conditions (or changes in such conditions) in the United States or any other country or region in which the Company operates or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in which the Company operates, except in each case to the extent such political conditions, changes, acts, escalation or worsening have a disproportionate effect on the Company as compared to any of the other companies in the industry in which the Company operates;

(iii)           any change in any Law or GAAP or other accounting standards (or the interpretation thereof);

(iv)           the announcement of this Agreement and the Transaction contemplated hereby;

(v)           any actions taken or omitted to be taken at the written direction of Parent; or

(vi)           the termination of the Prior Agreement and the payment by the Company of the Fee and/or the Expense Payment (as each is defined in the Prior Agreement) pursuant to the Prior Agreement.

For purposes of this definition of Material Adverse Effect, one or more effects, changes, events or circumstances shall be considered material if the cost, value or amount of their impact on any Company Entity or the Company Entities, individually or collectively, presently and/or future, contingently or actually, equals or exceeds $1,500,000.

“Material Contract” means

(a)           any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulations S-K under the Securities Act,

(b)           any other Contract or similar arrangement that could reasonably be expected to involve expenditures or receipt by any Company Entity in excess of $25,000 in the aggregate whether or not made in the ordinary course of business,

(c)           any agreement restricting the nature or geographic scope of any Company Entity’s business activities in any material respect, except for the sales representative agreements set forth on Part 1 of the Disclosure Schedule are not Material Contracts,

(d)           any agreement, indenture or other instrument relating to the borrowing of money by the Company or any of its Subsidiaries or the guarantee by the Company of any of its Subsidiaries of any Liabilities,

(e)           any agreement, arrangement or commitment relating to the employment or retention of a Company Associate to perform services for the Company or any of its Subsidiaries,

(f)           any agreement, arrangement or commitment that would obligate the Company or any of its Subsidiaries to pay any stay or retention bonus or change-in-control, severance or termination payment to any current or former Company Associate as a result of the consummation of the Transactions or the separation from service to the Company or any of its Subsidiaries,

(g)           any contract, agreement or understanding with a labor union, in each case whether written or oral,

(h)           any Company Intellectual Property Agreements identified or required to be identified in Part 3.16(b) of the Disclosure Schedule,

(i)           any Contract that requires or permits a Company Entity, or any successor to or acquirer of a Company Entity, to make any payment to another Person as a result (in whole or in part) of a change in control of such Company Entity (a “Change in Control Payment”) or gives another Person a right to receive, or elect to receive, a Change in Control Payment, and

(j)           any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would have a Material Adverse Effect and is not disclosed pursuant to clauses (a) through (i).

“Merger” has the meaning set forth in the recitals of this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.6(b).

“Merger Option Consideration” means with respect to any Vested Company Option, (i) the Merger Consideration less (ii) the option exercise price with respect to each share of Company Common Stock issuable under such Vested Company Option (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Vested Company Option).

“Merger Sub” has the meaning set forth in the first paragraph of this Agreement.

“Order” means any order, writ, injunction, judgment or decree.

“OTCBB” means the OTC Bulletin Board.

“Other Filings” means any document, other than the Proxy Statement, to be filed with the SEC in connection with this Agreement.

“Owned Company Intellectual Property” means that portion of the Company Intellectual Property and Company Intellectual Property Rights that is owned by the Company Entities.

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Parent Common Stock” has the meaning set forth in Section 2.11(c).

“Patents” means any patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof.

“Paying Agent” has the meaning set forth in Section 2.9.

“Payment Fund” has the meaning set forth in Section 2.9.

“Permitted Encumbrance” means the following: (a) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or not yet due and payable or which are being contested in good faith by appropriate proceedings, for which adequate reserves have been maintained in accordance with GAAP; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens securing obligations arising in the ordinary course of business that are not yet due; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (e) liens identified on Part 3.10 of the Disclosure Schedule; (f) purchase money security interests for inventory; (g) statutory, common law or contractual liens of landlords; and (h) other exceptions with respect to title to real property that do not and would not materially impact the ownership of such real property or materially impact with the current use and/or market value of such property.

“Person” means any individual, Entity or Government.

“POAC” has the meaning set forth in the recitals of this Agreement.

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Prior Agreement” has the meaning set forth in the recitals of this Agreement.

 “Proxy Statement” shall mean the proxy statement (or similar documents) together with any supplements thereto and related materials sent to the stockholders of the Company to solicit their votes in connection with this Agreement and the Merger.  For purposes of clarification, the Proxy Statement may also include the proposals to be voted upon by the stockholders of the Company contemplated by the Prior Agreement.

“Recommendation Change” has the meaning set forth in Section 6.2(d).

“Recommendation Change Notice” has the meaning set forth in Section 6.2(d).

“Representatives” means directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Requisite Stockholder Approval” has the meaning set forth in Section 3.3.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Employees” means Jacob Inbar, Tiberiu Mazilu and Edwin J. McAvoy.

“Subject Person” means any: (a) Foreign Official; (b) political party; (c) official of a political party; or (d) candidate for political office.

“Subsidiary” an entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

“Superior Offer” means an unsolicited, bona fide, written offer by a third party to purchase substantially all of the outstanding shares of Company Common Stock or substantially all of the assets of the Company Entities (or any similar transaction or alternative to the Transactions involving the Company Entities), including an Acquisition Proposal made following the date hereof by Anaren or one of its Affiliates, that: (a) was not obtained or made as a direct or indirect result of a breach of or any action inconsistent with any of the provisions set forth in Section 5.3 or Section 6.2 of this Agreement or in the Confidentiality Agreement; (b) contains terms and conditions that the board of directors of the Company determines in good faith, after consultation with its financial advisor and legal counsel, after having taken into account the likelihood and timing of consummation of the purchase transaction contemplated by such offer, (i) to be more favorable to the Company’s stockholders (in their capacity as stockholders) and (ii) that the Person making such offer is financially capable of consummating the transactions contemplated by such offer or that the financing necessary to consummate such transactions, to the extent required, is then committed or is capable of being obtained by such Person.  Without limiting the generality of the foregoing, the parties recognize that Anaren and certain other entities were solicited by the Company prior to the date of the Prior Agreement; however, no subsequent offers from such entities shall be deemed “solicited” solely by reason of such prior solicitations.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tangible Assets” has the meaning set forth in Section 3.15.

“Tax” means any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Government.  For purposes of this Agreement, “Tax” also includes any obligations under any agreements or arrangements with any person with respect to the Liability for, or sharing of, taxes (including pursuant to Treas. Reg. § 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any Liability for taxes as a transferee or successor, by contract or otherwise.

“Tax Returns” has the meaning set forth in Section 3.17(a).

“Taxing Authority” means, with respect to any Tax, the Government or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Government or subdivision, including any Government or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

 “Trademarks” means any trade names, trade dress, slogans, all identifiers of source, fictitious business names (D/B/As), Domain Names, logos, trademarks and service marks, including all goodwill therein, and any and all common law rights, registrations and applications therefore.

“Trade Secrets” means any trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) and technical and know-how information, including all source code, documentation, processes, technology, formulae, inventions (whether or not patentable) and marketing information and rights to limit the use or disclosure thereof by any Person, including databases and data collections and all rights therein.

“Transaction Documents” means this Agreement and such other agreements required pursuant to the terms of or otherwise associated with this Agreement.

“Transactions” means all actions and transactions contemplated by this Agreement, including the Merger.

“Triggering Event” an event which shall be deemed to have occurred if: (a) the board of directors of the Company or any committee thereof shall have made a Recommendation Change; (b) the board of directors of the Company or any committee thereof, or any Company Entity or Representative of any Company Entity, shall have taken, authorized or publicly proposed any of the actions referred to in Section 6.2(c) of this Agreement; (c) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (d) a tender or exchange offer relating to shares of Company Common Stock shall have been commenced and the Company shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming the Company Board Recommendation; (e) an Acquisition Proposal shall have been publicly announced, and the Company shall have failed to issue a press release that reaffirms the Company Board Recommendation within five (5) business days after such Acquisition Proposal is publicly announced; (f) any of the Company Entities or any Representative of any of the Company Entities shall have breached or taken any action inconsistent with any of the provisions set forth in Section 5.3 of this Agreement; or (g) the Company releases any Person from, or amends or waives any provision of, any “standstill” agreement or provision (including any “standstill” provision contained in any confidentiality agreement entered into pursuant to clause (iv)(B) of Section 5.3(b) of this Agreement).

“Vested Company Option” means all Company Options that are outstanding and vested on the Closing Date, including those that become vested by acceleration as a result of the Transactions, and which have an exercise price which is less than the Common Stock Per Share Amount.

ARTICLE 2
THE MERGER

2.1           Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease.  The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2           Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.3           Closing; Effective Time.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, CA 94025 no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in ARTICLE 7 and ARTICLE 8, unless another time, date or place is agreed to in writing by the parties hereto.  The date on which the Closing actually takes place is referred to as the

“Closing Date.”  Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with or immediately following the Closing, filed with the Secretary of State of the State of Delaware.  The Merger shall become effective (the “Effective Time”) at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such certificate of merger with the consent of Parent.

2.4           Surviving Corporation Certificate of Incorporation and Bylaws.  The certificate of incorporation and by-laws of the Surviving Corporation shall be amended in their entirety pursuant to the Merger at the Effective Time to conform to the certificate of incorporation and by-laws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “AML COMMUNICATIONS, INC.”

2.5           Directors and Officers.  The directors and officers of Merger Sub immediately before the Effective Time shall be the only directors and officers, respectively, of the Surviving Corporation immediately after the Effective Time.

2.6           Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(a)           any shares of Company Common Stock held by the Company, any wholly-owned Subsidiary of the Company (or held in the Company’s treasury), Parent, Merger Sub, and any other wholly-owned Subsidiary of Parent, immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(b)           subject to Sections 2.8 and 2.9, each share of Company Common Stock outstanding immediately prior to the Effective Time and not described in Section 2.6(a) shall automatically be converted into the right to receive an amount in cash, without interest, equal to the Common Stock Per Share Amount (the “Merger Consideration”); and

(c)           each share of the common stock, $0.0001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

2.7           Cancellation of Shares and Closing of Transfer Books.  At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company capital outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be marked canceled and shall be exchanged as provided in Section 2.9.

2.8           Dissenting Shares.

(a)           Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.6, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b)           If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), such shares shall be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive Merger Consideration in accordance with Section 2.6, without interest thereon, upon surrender of the Company Stock Certificate representing such shares.

(c)           The Company shall give Parent: (i) prompt notice of any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument.  The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its prior written consent to such payment or settlement offer.

2.9           Payment Fund.  Prior to the Closing Date, Parent, with the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, shall select and enter into an agreement with a reputable bank, trust company or transfer agent reasonably that will act as paying agent in the Merger (the “Paying Agent”).  Promptly after the Effective Time, Parent shall cause to be deposited with the Paying Agent cash sufficient to make payments of the cash consideration payable pursuant to Section 2.6 (the “Payment Fund”).  The Payment Fund shall not be used for any other purpose.  The Payment Fund shall be invested by the Paying Agent as directed by Parent.  The Surviving Corporation or Parent shall bear and pay all charges and expenses of the Paying Agent incurred in connection with the payment of Merger Consideration and Merger Option Consideration.

2.10           Exchange of Company Stock Certificates.  Promptly after the Effective Time, the Paying Agent will mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and as are reasonably acceptable to the Company (including provisions confirming that delivery of Company Stock Certificates shall be effected, and that risk of loss of, and title to, Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Paying Agent and releasing all claims against the Company and its officers and directors); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for Merger Consideration.  Upon surrender of a Company Stock Certificate to the Paying Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the cash consideration that such holder has the right to receive pursuant to the provisions of Section 2.6, in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Company Stock Certificate; and (B) the Company Stock Certificate so surrendered shall be canceled.  In the event of a transfer of ownership of any shares of Company Common Stock which are not registered in the transfer records of the Company, payment of Merger Consideration may be made to a Person other than the holder in whose name the Company Stock Certificate formerly representing such shares is registered if, to the satisfaction of Parent, any such Company Stock Certificate shall be delivered to Paying Agent, is accompanied by all documents required to evidence and effect such transfer and evidence is provided to Paying Agent that any applicable Transfer Taxes have been paid or are not applicable.  Until surrendered as contemplated by this Section 2.10, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 2.6.  If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide a reasonably appropriate affidavit and to deliver a bond (in such reasonable sum as Parent may direct) as indemnity against any claim that may be made against the Paying Agent, Parent, Merger Sub or the Surviving Corporation with respect to such Company Stock Certificate.  No interest shall be paid or will accrue on any cash payable to holders of Company Stock Certificates pursuant to the provisions of this Section 2.10.

2.11        Company Options.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Options, each Company Option that is not a Vested Company Option shall be automatically cancelled, without any exercise thereof and no payment or distribution shall be made with respect thereto.

(b)           At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of Company Options, each Vested Company Option outstanding and unexercised immediately prior to the Effective Time shall automatically be deemed exercised and the deemed shares of Company Common Stock associated with such exercise shall automatically be cancelled and thereupon converted into the right to receive a cash amount by multiplying (i) the number of shares of Company Common Stock subject to such Vested Company Option; and (ii) the Merger Option Consideration.  If the Merger Option Consideration shall be a negative number for such Vested Company Option, no such cash payment shall be due and owing.  Except as otherwise provided below, any Merger Option Consideration due and owing shall be paid as soon after the Effective Time as shall be practicable.  Notwithstanding the foregoing, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any Merger Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Equity Plans and other stock option agreements, and take any other actions, as are necessary to give effect to the transactions contemplated by this Section 2.11(b).

(c)           Prior to the Effective Time, the Company shall (i) timely provide notice (in a form reasonably satisfactory to Parent) to each holder of a Company Option describing the treatment of such Company Option in accordance with this Section 2.11 and (ii) obtain such consents, and adopt (or cause there to be adopted) any amendments of any Company Equity Plan and any awards thereunder, as may be necessary to effect the transactions and terminations contemplated by this Section 2.11.

(d)           Promptly after the Effective Time, the Paying Agent will mail to the Persons who were record holders of Vested Company Options immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and as are reasonably acceptable to the Company (including provisions releasing all claims against the Company and its officers and directors and all rights to the Company Options and the Company Capital Stock); and (ii) instructions for use in effecting the deemed exercise and cancellation of the associated Company Common Stock in exchange for Merger Option Consideration.  Promptly upon the delivery of a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent, the holder of a Vested Company Option shall be entitled to receive in exchange therefor the cash consideration payable pursuant to the provisions of Section 2.11(b), in full satisfaction of all rights pertaining to such Vested Company Option and the associated deemed shares of Company Common Stock associated with the deemed exercise.  No interest shall be paid or will accrue on any cash payable to holders of Vested Company Options pursuant to the provisions of this Section 2.11.

2.12       Taxes.  Notwithstanding anything contained in this Agreement to the contrary, each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder or former holder of Company Common Stock and/or any Company Equity Award such amounts as may be required to be deducted or withheld from such consideration under the Code or any other applicable Law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.13        Consideration Not Paid.

(a)           Any portion of the Payment Fund that remains undistributed to holders of Company Stock Certificates or Vested Company Options as of the date that is 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates and Vested Company Options who have not theretofore surrendered their Company Stock Certificates and delivered their letter of transmittal in accordance with Sections 2.10 and 2.11 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration or Merger Option Consideration, as applicable, and Parent shall satisfy such claims in accordance with and subject to the terms of this ARTICLE 2.

(b)           For each letter of transmittal and Company Stock Certificate, as applicable, that has not been delivered and/or surrendered to Parent by the earlier of: (i) the fifth anniversary of the date on which the Merger becomes effective; or (ii) the date immediately prior to the date on which the consideration under Section 2.6 would otherwise escheat to or become the property of any Government, such cash amount shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

(c)           None of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be liable to any holder or former holder of Company Common Stock or a Vested Company Option or to any other Person with respect to any Merger Consideration or Merger Option Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Law.

2.14        Further Action.  If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule delivered by the Company to Parent on the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1           Organization; Good Standing.  The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and have the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.  The Company and each of its Subsidiaries is duly licensed and qualified to do business and is in good standing (or equivalent status) in each jurisdiction where the character of its respective properties owned or leased or the nature of its respective activities make such qualification necessary, except where the failure to be so qualified, licensed or in good standing (or equivalent status) would not have, individually or in the aggregate, a Material Adverse Effect.  The Company has delivered or made available to Parent complete and correct copies of the certificates of incorporation and by-laws, as amended to date, of the Company and each of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is in violation of its certificate of incorporation or by-laws.

3.2           Power; Enforceability.

(a)         The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its covenants and obligations hereunder and thereunder and, subject to obtaining the Requisite Stockholder Approval (as defined in Section 3.3), to consummate the Transactions.  The execution and delivery by the Company of this Agreement and the other Transaction Documents, the performance by the Company of its covenants and obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement or the other Transaction Documents, the performance by the Company of its covenants and obligations hereunder and thereunder or the consummation by the Company of the Transactions, other than obtaining the Requisite Stockholder Approval.  As of the date of this Agreement, the board of directors of the Company, at a meeting duly called and held, has: (i) unanimously determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders; (ii) unanimously approved and adopted this Agreement and approved the Merger and the other Transactions; and (iii) subject to the right of the Company’s board of directors to withdraw or modify its recommendation in accordance with the terms of Section 6.2(d), unanimously recommended the adoption of this Agreement by the Company’s stockholders and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 6.2(a)) in accordance with the terms of this Agreement.  This Agreement has been and each of the other Transaction Documents has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and by general equitable and public policy principles.

(b)         The board of directors of the Company, at a meeting duly called and held on the date hereof:(i) unanimously determined that the Acquisition Proposal (as defined in the Prior Agreement) reflected in the terms of this Agreement constituted a Superior Offer (as defined in the Prior Agreement), and (ii) unanimously resolved to make a Recommendation Change (as defined in the Prior Agreement) in favor of this Agreement and the Transactions contemplated hereby and recommending that the Company’s stockholders reject the Prior Agreement and the transactions contemplated thereby.  Since such meeting, the board of directors of the Company has not withdrawn, modified or rescinded any such determinations or resolutions in any manner.  The Company complied with the terms of the Prior Agreement in all respects and has not received any notice of allegation of any breach of the Prior Agreement.  The Company has not received any Acquisition Proposals (as defined in the Prior Agreement) other than the Acquisition Proposal from Parent contemplated by this Agreement since the date of the Prior Agreement.

3.3           Required Stockholder Approval.  The affirmative vote of the holders of a majority of the shares of outstanding Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement, approve the Merger and consummate the Transactions (the “Requisite Stockholder Approval”).

3.4           Non-Contravention.  Neither (a) the execution, delivery or performance of this Agreement or any of the other Transaction Documents, nor (b) the consummation of the Merger or any of the other Transactions, will directly or indirectly (with or without notice or lapse of time) (i) violate or conflict (A) with any provision of the certificates of incorporation, by-laws or other constituent documents of any Company Entity or (B) any resolution adopted by the stockholders, the board of directors or any committee thereof of any Company Entity, (ii) subject to obtaining the Consents set forth in Part 3.4 of the Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, result in a right of termination or acceleration under or cancel, any Material Contract, (iii) assuming the Governmental Authorizations referred to in Section 3.5 are obtained or made, (A) violate or conflict with any Law or Order applicable to any Company Entity or by which any of their properties or assets are bound or (B) give any Government or other Person the right to challenge the Merger or any of the other Transactions or to exercise any remedy or obtain any relief under any Law (not including any statutory dissenters’ rights), (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any asset owned or used by any Company Entity; except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations or accelerations which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

3.5           Required Government Approvals.  No Governmental Authorization is required on the part of any Company Entity in connection with the execution and delivery of this Agreement or any of the other Transaction Documents, the performance of the Company’s covenants and obligations hereunder or thereunder or the consummation of the Transactions, except (a) the filing and recordation of the certificate of merger with the Secretary of State of the State of Delaware and such filings with Governmental Bodies as are necessary to satisfy the applicable Law of states in which such Company Entity is qualified to do business, and (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act.

3.6           Capitalization.

(a)           The authorized capital stock of the Company consists of

(i)           15,000,000 shares of Company Common Stock; and

(ii)           1,000,000 shares of Company Preferred Stock.

Except as set forth in Part 3.6(b) of the Disclosure Schedule, the Company has issued and outstanding:

(b)

(i)           10,920,675 shares of Company Common Stock, including 66,556 shares of Company Capital Stock held by the Company as treasury shares; and

(ii)           no shares of Company Preferred Stock.

All outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable and free of any preemptive rights.

(c)        Except as set forth in Part 3.6(c) of the Disclosure Schedule, with respect to rights to acquire Company Capital Stock:

(i)           2,690,250 shares of Company Common Stock are subject to issuance pursuant to Company Options; and

(ii)           1,740,260 shares of Company Common Stock are reserved for future issuance pursuant to the Company Equity Plan.

Other than as described in Section 3.6(c), there are no other options, rights, warrants, subscriptions, convertible instruments, stockholder rights plan or other agreements whereby any Person could acquire from any Company Entity any of their respective capital stock.  The Company has delivered to Parent accurate and complete copies of all equity plans pursuant to which any outstanding stock options, restricted stock units or restricted stock awards (including all outstanding Company Equity Awards) were granted by any Company Entity, and the forms of all stock option, restricted stock unit and restricted stock award agreements evidencing such stock options, restricted stock units or restricted stock awards.  All shares of Company Common Stock subject to issuance under each Company Equity Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.  The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option.  All grants of Company Equity Awards were recorded on the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Reports, in accordance with GAAP.  Each outstanding Company Equity Award has been granted at an exercise price or purchase price, as applicable, as required under the terms of the applicable Company Equity Plan.  There are no Company Stock-Based Awards issued and outstanding.

(d)           No Company Entity is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any shares of capital stock or other securities of such Company Entity.

3.7           Subsidiaries.

(a)           Part 3.7(a) of the Disclosure Schedule contains a complete and accurate list of the name, jurisdiction of organization and capitalization of each Subsidiary of the Company and the amount and type of equity owned by the Company in each Subsidiary.

(b)           All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company have been duly authorized, validly issued and are fully paid and non-assessable and free and clear of all Encumbrances and free of any other restriction that would prevent the operation by Parent or the Surviving Corporation of such Subsidiary’s business as presently conducted.

(c)           Except as set forth in Part 3.7(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interest in) any other Entity, (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity, or (iii) has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(d)           No Company Entity owns an interest in any Entity organized outside the United States.

3.8           Company SEC Reports.

(a)           Since March 31, 2008, the Company has filed all forms, reports, statements, schedules and other documents (including exhibits) with the SEC that were required to be filed by it under applicable Law (all such forms, reports, statements, schedules and other documents, together with any documents filed during any such periods by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K and, in all cases, all exhibits and schedules thereto, the “Company SEC Reports”).  As of its effective date (in the case of any Company SEC Report that is a registration statement filed pursuant to the Securities Act), as of its mailing date (in the case of any Company SEC Report that is a proxy statement) and as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (i) each Company SEC Report complied in all material respects with all applicable Law, including the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, each as in effect on the date such Company SEC Report was filed, mailed or effective, as applicable, and (ii) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  True and correct copies of all Company SEC Reports filed prior to the date hereof have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.  None of the Company’s Subsidiaries is required to file any forms, reports, statements, schedules or other documents (including exhibits) with the SEC.  No executive officer of the Company has failed to make the certifications required of him under (A) Rule 13a-14 and 15d-14 of the Exchange Act or (B) Section 302 or 906 of the Sarbanes-Oxley Act, with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports.  Neither the Company nor any of its executive officers has received notice from any Government challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b)           The Company and each of its officers and directors are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(c)           The Company is in compliance in all material respects with the rules and regulations of FINRA and the OTCBB, in each case, that are applicable to the Company, including the OTCBB’s Eligibility Rule.

(d)           The Company has designed (and maintains) disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and Rule 15d-15(e) under the Exchange Act) to ensure that all material information relating to the Company required to be disclosed by the Company in its reports that it files or furnishes under the Exchange Act, including its consolidated Subsidiaries, is made known on a timely basis to the Chief Executive Officer and the Principal Financial Officer of the Company by others within those entities as appropriate so that such persons may make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

3.9           Company Financial Statements.

(a)           Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports, each as amended prior to the date of this Agreement, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring adjustments).

(b)           The Company has designed (and maintains) internal controls over financial reporting (as such term is defined in Rule 13a-15(f) and Rule 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of its consolidated financial statements for external purposes in accordance with GAAP, in compliance with the requirements of Rule 13a-15 and Rule 15d-15 under the Exchange Act.  As of the date hereof, to the Knowledge of the Company, the Company has not identified any material weaknesses in the design or operation of its internal controls over financial reporting.  To the Knowledge of the Company, there is no reason to believe that its Chief Executive Officer and Principal Financial Officer will not be able to give the certifications pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when next due.

(c)           Since March 31, 2008, the Company’s Chief Executive officer and Principal Financial Officer have disclosed to the Company’s auditors and the audit committee of the Company’s board of directors (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information of the Company on a consolidated basis and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d)           Neither the Company nor any director or executive officer of the Company or any of its Subsidiaries has, and to the Knowledge of the Company, no other officer, employee or accountant of the Company or Subsidiary has, received any material complaint, allegation, assertion or claim, in writing (or to the Knowledge of the Company, orally) that the Company or any of its Subsidiaries has engaged in improper, illegal or fraudulent accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar material violation by the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(e)           No Company Entity is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among a Company Entity, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Item 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving any Company Entity in the Company’s consolidated financial statements.

(f)           Kabani & Company, Inc. has expressed its opinion with respect to the financial statements (including any related notes) contained in the Company SEC Reports for periods ending on or before the fiscal year ended March 31, 2010 and has been throughout the periods covered by the applicable financial statements: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

(g)           There are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports.  The Company has never been notified by its auditors that the financial statements contained in the Company’s SEC Reports cannot be relied upon or should be restated.

3.10           Title to Assets.  Except with respect to Intellectual Property, which is covered by Section 3.16, the Company Entities own, and have good and marketable title to or a valid leasehold interest in, all assets and properties owned and reflected on the Company Balance Sheet and subsequently acquired or used by them (except for such assets or property sold or otherwise disposed of in the ordinary course of business consistent with past practice).  All of said assets and properties which are owned by the Company Entities are owned by them free and clear of any Encumbrances other than Permitted Encumbrances.  The Company and its Subsidiaries have sufficient title to or rights to use all material tangible properties and assets to conduct their respective businesses as currently conducted.  All of the material machinery, equipment and other tangible property and assets owned or used by the Company and its Subsidiaries are in good condition and repair, except for ordinary wear and tear.

3.11           No Undisclosed Liabilities.  No Company Entity has any Liabilities, other than (a) Liabilities set forth in the Company’s consolidated balance sheet as of September 30, 2010 included in the Company SEC Reports, (b) Liabilities arising under this Agreement or incurred in connection with the Transactions, and (c) Liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice.

3.12           Absence of Certain Changes.

(a)           Except as disclosed in the Company SEC Reports, or as contemplated by this Agreement, since September 30, 2010 through the date hereof, (a) the Company has conducted its business in all material respects in the ordinary course or (b) there has not been an event, occurrence, effect or circumstance which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)           Except as set forth on Part 3.12(b) of the Disclosure Schedule, in furtherance and not in limitation of Section 3.12(a), since the date of the Company Balance Sheet through the date hereof, no Company Entity has taken any action or failed to take any action that would have resulted in a breach of 5.2(b), had such section been in effect since the date of the Company Balance Sheet.

3.13           Material Contracts.

(a)           Part 3.13(a) of the Disclosure Schedule contains a complete and accurate list of all Material Contracts to or by which any Company Entity is a party or is bound as of the date of this Agreement.  True and complete copies of all Material Contracts (including all exhibits and schedules thereto) have been made available to Parent.

(b)           Unless such agreement has been terminated in accordance with its own terms after the date of this Agreement, each Material Contract listed on Part 3.13(a) of the Disclosure Schedule is valid and binding on each Company Entity that is a party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against such Company Entity that is a party thereto in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and by general principles of equity, and no Company Entity that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in material breach of, or material default under, any Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a material breach or material default thereunder by any Company Entity, or, to the Knowledge of the Company, any other party thereto.  No Company Entity has received any written notice regarding any actual violation or breach of, or default under, any Material Contract listed on Part 3.13(a) of the Disclosure Schedule (that has not since been cured).

(c)           To the Knowledge of the Company, no Company Entity or any of their respective directors, officers or employees is or has been under administrative, civil, or criminal investigation, or indictment or audit by any Government with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract to which a United States federal Government is a party or that is a Material Contract.  No Company Entity has conducted or initiated any internal investigation or made a voluntary disclosure to any Government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract to which a United States federal Government is a party or that is a Material Contract.  To the Knowledge of the Company, no Company Entity or any of their respective directors, officers or employees has been suspended or debarred from doing business with any Government or is, or at any time has been, the subject of a finding of non-responsibility or ineligibility for contracting with any Government.

3.14           Real Property.

(a)           Part 3.14(a) of the Disclosure Schedule contains a complete and accurate list of all real property currently owned by or previously owned by any Company Entity as of the date of this Agreement.

(b)           Part 3.14(b) of the Disclosure Schedule contains a complete and accurate list of any real property leased, subleased or licensed by any Company Entity (the property required to be identified in Part 3.14(b) of the Disclosure Schedule, the “Leased Real Property”) and all of the leases, subleases or other agreements (collectively, the “Leases”) under which any Company Entity leases, uses or occupies or has the right to use or occupy, now or in the future any real property, which list sets forth each Lease and the address, landlord and tenant for each Lease.  The Company has made available to Parent complete and accurate copies of all Leases of Leased Real Property (including all modifications, amendments, supplements, waivers and side letters thereto).  The Leased Real Property is in good operating condition and repair, and is free from structural, physical and mechanical defects, except for such defects as would not, individually or in the aggregate, result in a Material Adverse Effect.  The Company Entities have and own valid leasehold estates in the Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances).

(c)           Part 3.14(b) of the Disclosure Schedule contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company Entities, any right to use or occupy, now or in the future, any material portion of the Leased Real Property as of the date of this Agreement.

(d)           Each of the Leases set forth in 3.14(b) of the Disclosure Schedule is in full force and effect and no Company Entity is in material breach of or material default under, or has received written notice of any material breach of or material default under, any Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or material default thereunder by any Company Entity or any other party thereto.

(e)           There are no outstanding options, rights of first offer or rights of first refusal to purchase the real property owned by any Company Entity or any portion thereof or interest therein.

3.15           Personal Property.  The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company Entities (the “Tangible Assets”) are in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted.

3.16           Intellectual Property.

(a)           Part 3.16(a) of the Disclosure Schedule contains a complete and accurate list of the following, to the extent they are Owned Company Intellectual Property as of the date of this Agreement: (i) all registered Trademarks and applications therefore, (ii) all Patents, (iii) all registered Copyrights and applications therefore, and (iv) all Domain Names, in each case listing, if and as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located and (C) the application or registration number.  To the Knowledge of the Company, all such Owned Company Intellectual Property is valid and enforceable in each applicable jurisdiction.

(b)           Part 3.16(b) of the Disclosure Schedule contains a complete and accurate list of all Material Contracts, as of the date of this Agreement: (i) under which any Company Entity uses or has the right to use any Licensed Company Intellectual Property, other than licenses and related services agreements for commercially available software that is not distributed as part of or along with any products of any Company Entity and is not otherwise material to any Company Entity, or (ii) under which any Company Entity has transferred, assigned or licensed to others the right to use any Company Intellectual Property or Company Intellectual Property Rights. The Material Contracts to which any Company Entity is a party, or by which any Company Entity is otherwise bound, included in subsections (i) or (ii) above are collectively referred to herein as  the “Company Intellectual Property Agreements.”

(c)           The Company Entities own all right, title and interest in the Owned Company Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(d)           Each of the Company Entities have taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company Intellectual Property, and to the Knowledge of the Company, as of the date of this Agreement, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person.  Without limiting the foregoing, the Company Entities have a policy requiring employees and consultants and contractors to execute a confidentiality agreement that protects the confidentiality of all Trade Secrets of the Company Entities.  The Company Entities have not consistently enforced such policy and to the Knowledge of the Company there is no material and intentional breaches of such agreements to the extent the same have been entered into.

(e)           To the Knowledge of the Company, (i) no Company Entity or any of its current products or services or other operation of any Company Entity business has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, in any respect the Intellectual Property or Intellectual Property Rights of another Person and (ii) no Person is infringing or otherwise violating, any Owned Company Intellectual Property.

(f)           To the Knowledge of the Company, there is no pending claim that has been served upon or, to the Knowledge of the Company, filed or threatened claim challenging the validity or enforceability of, or contesting any Company Entity’s rights with respect to, any of the Company Intellectual Property or Company Intellectual Property Rights.

3.17           Tax Matters.

(a)           Each Company Entity (i) has duly and timely filed all material United States federal, state, local, sales and non-United States returns, estimates, information statements and reports or other similar documents required to be filed by such Company Entity with respect to Taxes with any Taxing Authority (including amendments, schedules, or attachments thereto) relating to any and all Taxes (“Tax Returns”) and each such Tax Return is true, correct and complete in all material respects, and (ii) has timely paid in full all Taxes owed by it or for which it is liable that are or have become due as shown  on any such Tax Return.  In accordance with GAAP, the Company has provided a sufficient reserve on each of its consolidated balance sheets for the payment of all Taxes not yet due and payable through the date of each such balance sheets.  No material assessment, claims adjustments or deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of the Company, have been proposed, against any Company Entity, nor is there in force any waiver or agreement for any extension of time for the assessment, payment or collection of any Tax.  There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of any Company Entity that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)           All Tax withholding and deposit requirements imposed on or with respect to any Company Entity have been satisfied in all material respects.

(c)           No Tax audits or administrative or judicial proceedings are being conducted or are pending or, to the Knowledge of the Company, have been threatened, with respect to any Company Entity.  To the Knowledge of the Company, no claim has ever been made by a Taxing Authority in a jurisdiction where the Company Entities do not file Tax Returns that any Company Entity is or may be subject to taxation in that jurisdiction.

(d)           No Company Entity is, nor has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(e)           No Company Entity has been a party to a transaction described in Section 355 of the Code.

(f)           No Company Entity has participated, within the meaning of Treas.  Reg.  Section 1.6011-4(c), in (i) any “reportable transaction,” as set forth in Treas. Reg. Section 1.6011-4(b) or any similar transactions.  Each Company Entity has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).

(g)           No Company Entity has (i) ever been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income Tax purposes (other than a group the common parent of which was and is the Company), (ii) ever been a party to or bound by any Tax sharing, indemnification or allocation agreement or arrangement, nor does any Company Entity owe any amount under any such agreement or (iii) any liability for the Taxes of any person (other than another Company Entity) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), or as a transferee or successor, by Contract, or otherwise.

(h)           The Company has made available to Parent all federal, state, local and foreign income Tax Returns filed with respect to any Company Entity for the three taxable years ending prior to the Closing Date.  The Company has made available to Parent accurate and complete copies of all income Tax Returns filed by any Company Entity during the past three years and all correspondence to any Company Entity from, or from any Company Entity to, a Taxing Authority relating thereto.

(i)           No Company Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.

(j)           No Company Entity has requested or received any ruling from, or entered into any Contract or arrangement with, any Taxing Authority that (i) requires any Company Entity to take any action or to refrain from taking any action after the Closing Date or (ii) would affect any material amount of Tax payable by a Company Entity after the Closing Date.  No Company Entity is a party to any Contract or arrangement with any Taxing Authority that would be terminated or adversely affected as a result of the Transactions.

(k)           The provision for Taxes set forth on the Company Balance Sheet has been made in material compliance with GAAP.  No Company Entity has incurred any material Liabilities for Taxes since the date of the Company Balance Sheet (i) arising from extraordinary gains or losses, as that term is used in GAAP, (ii) outside the ordinary course of business, or (iii) inconsistent with past custom or practice.

(l)           No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Company Entity.

3.18           Employment Matters.

(a)           The Company has made available to Parent a list of all Company Associates who are employed or retained by the Company as of the date of this Agreement, and correctly reflects: (i) their dates of employment; (ii) their positions; (iii) their base salaries and (iv) the location of their office (including home or non-company office).  The employment of all Company Associates is terminable by the Company Entities at will.

(b)           To the Knowledge of the Company no executive officer or key employee (which for this purpose shall mean a salaried exempt employee under the Fair Labor Standards Act) has provided written notice of termination of employment or expressed his or her intention to terminate employment with any Company Entity.

(c)           To the Knowledge of the Company no Person has claimed that any employee of any Company Entity or their Affiliates: (i) is in violation of any term of any employment Contract, patent disclosure agreement, noncompetition agreement or any restrictive covenant with such Person; (ii) has disclosed or utilized any Trade Secret or proprietary information or documentation of such Person; (iii) has violated any non-discrimination law or (iv) has interfered in the employment relationship between such Person and any of its present or former employees.

(d)           No Company Entity has had any plant closings, mass layoffs or other terminations of employees that have created any unsatisfied obligations upon or Liabilities for any Company Entity under the Worker Adjustment and Retraining Notification Act or similar laws.  No Company Entity has any obligation under applicable Law or under any Contract to notify or consult with, prior to the Effective Time, any Company Associate, Government or any other Person with respect to the impact of the Transactions on the employment or retention of the current Company Associates or the compensation or benefits provided to the current Company Associates.  No Company Entity is a party to any Contract or arrangement that in any manner restricts any Company Entity from relocating, consolidating, merging or closing, in whole or in part, any portion of the business of any Company Entity.

(e)           To the Knowledge of the Company, no Government has notified the Company of its intent to conduct an audit of any Company Entity’s affirmative action policies, wage hour pay and/or record retention policies.

(f)           Each Company Associate is a United States citizen or is otherwise legally entitled to work in the United States.  There are no Company Associates that work in foreign countries.

3.19           Company Employee Plans.

(a)           Part 3.19(a) of the Disclosure Schedule sets forth a complete and accurate list of each material Company Employee Plan.  For purposes of this Agreement, “Company Employee Plan” means each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) other employment (other than offer letters with respect to Company Associates terminable by the Company Entities at will without liability to any Company Entity), bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance), vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, change of control and similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) currently maintained or contributed to for the benefit of or relating to any current or former employee or director of any Company Entity or any other trade or business (whether or not incorporated) which would be treated as a single employer with any Company Entity under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which any Company Entity has any current material Liability.  No Company Entity maintains any Company Employee Plan in any non-United States jurisdiction primarily for the benefit of persons substantially all of whom are Non-United States Employees.  The Company has made available to Parent complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Company Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Company Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, and a written description of the terms of any Company Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (E) any notices to or from the IRS or any office or representative of the DOL or any similar Government relating to any compliance issues in respect of any such Company Employee Plan.

(b)           Neither any Company Entity nor any ERISA Affiliate or, to the Knowledge of the Company, any Representative of any Company Entity or any ERISA Affiliate, has made any oral or written representation or commitment with respect to any aspect of any Company Employee Plan that is not materially in accordance with the written or otherwise preexisting terms and provisions of such Company Employee Plan, except as would not result in material Liability to the Company Entities.

(c)           Neither any Company Entity nor any ERISA Affiliate has ever sponsored, contributed to or maintained (i) a “defined benefit plan” (as defined in Section 414 of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (i), (ii) or (iii) whether or not subject to ERISA), or (iv) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(d)           Each Company Employee Plan has been maintained, operated and administered in all material respects in compliance with its terms and with all applicable Law and Collective Bargaining Agreements (as defined in Section 3.20(a)), including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Government.

(e)           Each Company Employee Plan that is subject to Section 409A of the Code has been operated and administered in all material respects in compliance with Section 409A of the Code.

(f)           As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Company Employee Plan, the assets of any trust under any Company Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Company Employee Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(g)           Except as would not have, individually or in the aggregate a Material Adverse Effect, neither any Company Entity nor, to the Knowledge of the Company, any of their respective Representatives has, with respect to any Company Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to any Company Entity or any Company Employee Plan or for which any Company Entity has any indemnification obligation.

(h)           No Company Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides health and insurance benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law.

(i)           Each Company Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect (or there remains sufficient time for the Company to file an application for such determination letter from the IRS) and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan.

(j)           Neither the execution or delivery of this Agreement nor the consummation of the Transactions (alone or in combination with any other event) will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any Company Associate, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such Company Associate, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.  Without limiting the generality of the foregoing, no amount paid or payable by any Company Entity in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) could be an “excess parachute payment” within the meaning of Section 280G of the Code.  No person is entitled under any Company Employee Plan or otherwise to receive any additional payment (including any tax gross-up or other payment) from any Company Entity as a result of the imposition of the excise taxes required by section 4999 of the Code or any taxes required by section 409A of the Code.

(k)           Except as would not be material to the Company Entities, taken as a whole, all contributions, premiums and other payments required to be made with respect to all Company Employee Plans have been timely made, accrued or reserved for.

(l)           Except as would not be material to the Company Entities, taken as a whole, to the Knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which any Company Entity could reasonably be expected to be subject to any Liability due to a material violation of the terms of any Company Employee Plan, ERISA, the Code or applicable regulatory guidance issued by any Government, Collective Bargaining Agreement or any other applicable Law.

(m)           Except as required by applicable Law or the terms of any Company Employee Plans as in effect on the date hereof, or as may be contemplated by this Agreement and incident to the Transactions, no Company Entity has any plan or commitment to amend in any material respect or establish any new Company Employee Plan or to continue or materially increase any benefits under any Company Employee Plan.

(n)           Except as would not be material to the Company Entities, taken as a whole, no deduction for federal income tax purposes is expected by the Company to be disallowed for remuneration paid by any Company Entity by reason of Section 162(m) of the Code.

(o)           No Company Employee Plan is funded with or allows for payments, investments or distributions in any employer security of the Company, including employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.

(p)           No asset of any Company Entity is subject to any Encumbrance under ERISA or the Code.

(q)           Except as would not be material to the Company Entities, taken as a whole, (i) no current or former independent contractor of any Company Entity could be deemed to be a misclassified employee, (ii) no independent contractor is eligible to participate in any Company Employee Plan, and (iii) no Company Entity has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of such Company Entity.

3.20           Labor Matters.

(a)           No Company Entity is a party to any collective bargaining agreement, labor union contract, trade union or works council agreement (each, a “Collective Bargaining Agreement”), (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union, works council or other representative body to organize any employees of any Company Entity; (iii) no Collective Bargaining Agreement is being negotiated by any Company Entity, and (iv) since January 1, 2010, there has not been any strike, lockout, slowdown, work stoppage, grievance or other labor dispute against any Company Entity nor is any strike, lockout, slowdown, or work stoppage, grievance or other labor dispute pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of any Company Entity.

(b)           Each Company Entity has complied with applicable Law with respect to employment (including applicable laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, worker classification and collective bargaining), except for such noncompliance that would not be material to the Company Entities, taken as a whole.

(c)           No Company Entity is liable for any material payment to any trust or other fund or to any Government, with respect to unemployment compensation benefits, social security or other benefits for Non-United States Employees (other than routine payments to be made in the ordinary course of business consistent with past practice.

3.21           Governmental Authorizations.  The Company Entities have, and are in compliance in all material respects with the terms of, all Governmental Authorizations affecting or relating to the assets required to conduct their business, and (a) all such Governmental Authorizations are valid and in full force and effect, (b) to the Knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a material default under, such Governmental Authorizations, and (c) no suspension or cancellation of any such Governmental Authorizations, in whole or in part, is pending or, to the Knowledge of the Company, threatened.

3.22           Compliance with Law.

(a)           Each Company Entity is and at all times since December 31, 2007 has been in compliance in all material respects with all Laws applicable to such Company Entity.  To the Knowledge of the Company, no Company Entity is under investigation with respect to any material violation of any applicable Law nor has the Company, since December 31, 2007, received any written notice from any Government regarding a material violation of or failure to comply with any material Law.

(b)           No Company Entity has: (i) used any funds for unlawful contributions, loans, donations, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made, agreed to make, authorized or promised any payment to a Subject Person to obtain or retain business for or with, or direct business to, any Person; (iii) made, agreed to make, authorized or promised any payment to any other Person while knowing or having reason to know that all or part of the payment would be paid, offered or promised to a Subject Person to obtain or retain business for or with, or direct business to, any Person; (iv) taken any action that would constitute a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations hereunder, or any comparable foreign law or statute; or (v) made or agreed to make any other unlawful payment.  For purposes of this Section 3.22(b), a “payment” includes payment of funds or the transfer of anything of value.

3.23           Environmental Matters.  Except for such matters as have not had and would not have, individually or in the aggregate, a Material Adverse Effect:

(a)           The Company Entities are and have been in material compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Governmental Authorizations required under applicable Environmental Law for the operation of the business of the Company Entities as presently conducted.  No action nor proceeding is pending or, to the Knowledge of each Company Entity, threatened to revoke, modify or terminate any such Governmental Authorizations and to the Knowledge of each Company Entity, no facts currently exist that would or could reasonably be expected to adversely affect such continued compliance with the Environmental Laws and Governmental Authorizations.  The Company has delivered to Parent accurate and complete copies of all internal and external environmental audits and studies conducted in its possession relating to each Company Entity and all material correspondence on substantial environmental matters relating to each Company Entity.

(b)           No Company Entity has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in material compliance with applicable Environmental Law, at any property that any Company Entity has at any time owned, operated, occupied or leased.

(c)           No Company Entity has exposed any employee or any third party to Hazardous Substances in material violation of any Environmental Law.

(d)           No Company Entity is subject to any Order or Contract by or with any Government or third party imposing any material liability or obligation with respect to any of the foregoing.

(e)           No claim has been made (that has not already been resolved) or is pending, or to the Knowledge of each of the Company Entities, threatened against any Company Entity alleging that any Company Entity may be in violation of any Environmental Law or Government Authorization, or may have any liability under any Environmental Law.

(f)           No facts, circumstances or conditions exist with respect to the Company Entities, or, to the Knowledge of the Company, any property currently or formerly owned, operated, occupied or leased by the Company Entities, or any property to which the Company Entities arranged for the disposal or treatment of Hazardous Substances, that could reasonably be expected to result in the Company Entities incurring Liability.

(g)           There are no Governmental investigations of the business or operations currently, or to the Knowledge of the Company Entities, previously, owned, operated, occupied or leased property of the Company pending or, to Knowledge of any Company Entity, threatened, which could reasonably be expected to lead to the imposition of any Liability or liens under Environmental Law.

(h)           To the Knowledge of the Company, there is not now and there never has been located at any of the present or former properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material, (iii) polychlorinated biphenyls, or (iv) chlorinated solvents, except those that are in compliance with Environmental Laws and set forth on Part 3.23 of the Disclosure Schedule.

3.24           Export and Import Compliance.  The Company Entities have at all times been in compliance with the Export Administration Regulations (15 C.F.R. §§ 730-774), the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130), the foreign assets control regulations (31 C.F.R. §§ 500-598) and other United States economic sanctions Law and the customs regulations (19 C.F.R. §§ 1-357).  Without limiting the foregoing there are no pending or, to the Knowledge of the Company, threatened material claims against any Company Entity with respect to such Company Entity’s import, export or re-export transactions.

3.25           Litigation.  There is no Legal Proceeding pending and, to the Knowledge of the Company, no such Legal Proceeding has been filed or threatened against any Company Entity or any of the assets of any Company Entity, except for any Legal Proceeding described in Section 7.7 that may arise after the date of this Agreement.  No Company Entity or any assets of any Company Entity is subject to any settlement agreement or Order.  To the Company’s Knowledge, no officer or key employee of any Company Entity is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any Company Entity.

3.26           Insurance.  The Company Entities have all material policies of insurance (including fidelity bonds and other similar instruments) relating to the Company Entities or any of their respective employees or directors or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, which the Company believes is adequate for the operation of the Company Entities’ businesses.  The Company has made available to Parent complete copies of, all material policies of insurance relating to any Company Entity or any Company Entity’s employees or directors or assets (including fidelity bonds and other similar instruments).  All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.  There is no material claim pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policies or in respect of which such underwriters have reserved their rights and there has been no threatened termination of or material premium increase with respect to, or material alteration of coverage under, any such insurance policies.  With respect to each Legal Proceeding that is pending against any Company Entity as of the date hereof, the Company has provided written notice of such Legal Proceeding to the appropriate insurance carrier(s), if any, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed any of the Company Entities of its intent to do so.  Part 3.26 of the Disclosure Schedule accurately sets forth a list of all insurance policies maintained by each Company Entity and the most recent annual premium paid thereon.

3.27           Related Party Transactions.  Except as set forth on Part 3.27 of the Disclosure Schedule and for indemnification arrangements between a Company Entity, on the one hand, and any director or officer thereof, on the other hand, pursuant to the by-laws or certificate of incorporation of the Company Entity, there are (and since December 31, 2008 there have been) no transactions, agreements, arrangements or understandings between any Company Entity, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be (or have been) required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders that are not otherwise described in the SEC Reports filed prior to the date of the Company Balance Sheet.

3.28           Brokers.  Except for C.K. Cooper & Company, Inc., whose fees and expenses will be paid by the Company immediately prior to the Effective Time, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of any Company Entity and is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with any of the Transactions.  Part 3.28 of the Disclosure Schedule contains a good faith estimate of the fees and expenses of any financial advisor, broker, finder, investment banker, or similar party retained by the Company or any Company Subsidiary in connection with the Prior Agreement, this Agreement or the transactions contemplated thereby (or hereby) payable conditioned upon the consummation of the transactions contemplated hereby (or thereby), and Part 3.28 of the Disclosure Schedule sets forth a good faith estimate of the amount of any compensation which is or may become payable to any employee, former employee, director, former director or Affiliate of the Company or any Company Subsidiary, triggered in whole or in part, by reason of the execution and delivery of the Prior Agreement, this Agreement or the consummation of the transactions contemplated thereby or hereby, except for severance obligations to Company employees that would not be payable unless such employees were terminated without cause by the Company or resigned for good reason.

3.29           Opinion of Financial Advisor.  The board of directors of the Company has received the opinion of C.K. Cooper & Company, Inc., financial advisor to the Company, to the effect that, as of the date of such opinion, the consideration to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.  Such opinion has not been withdrawn or revoked or otherwise modified in any material respect on or prior to the date hereof, and the Company has the consent of C.K. Cooper & Company, Inc. to include and/or reference such opinion in any filing with the SEC in connection with the Transactions.

3.30           State Anti-Takeover Statutes.  Assuming that the representations set forth in Section 4.6 are accurate, the board of directors of the Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to Parent or Merger Sub, are not applicable to this Agreement or any other Transaction Agreements and are not applicable to any of the Transactions.  No other corporate takeover statute or similar Law (including any “moratorium,” “control share acquisition,” “business combination” or “fair price” statute) applies to or purports to apply to the Merger or the other Transactions or to any of the Support Agreements or the performance thereof.

3.31           Disclosure.  None of the representations and warranties of the Company contained in this Agreement or any of the other Transaction Documents to which it is a party, or any of the written information or documents furnished by the Company to Parent or Merger Sub in connection therewith, taken as a whole, contains any untrue statement of a material fact, or omits to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

3.32           No Material Adverse Effect.  Since the date of the Company Balance Sheet, no change, event, occurrence, condition or development has occurred that, either individually or in the aggregate with other changes, events, occurrences, conditions or developments, has had or could reasonably be expected to have a Material Adverse Effect.  The Company has disclosed to Parent all material information relating to the Company Entities.

3.33           Suppliers and Customers.  Part 3.33 of the Disclosure Schedule sets forth the ten (10) largest suppliers and ten (10) largest customers of each Company Entity, based on the dollar amount of sales or purchases for each of the four years ended March 31, 2011.  Except as set forth on Part 3.33 of the Disclosure Schedule, no such supplier or customer has cancelled or terminated, or provided notice that it intends to cancel or otherwise terminate its relationship with any Company Entity, or has during the last 12 months provided notice that it will materially decrease or materially limit, its services, supplies or materials for use by any Company Entity or its usage or purchase of the services and products of any Company Entity.  Except as set forth on Part 3.33 of the Disclosure Schedule, no unfilled customer order or commitment obligating any Company Entity to process, manufacture or deliver products or perform services will, to the Knowledge of the Company, result in a loss to any Company Entity upon completion of performance, assuming that the cost of labor and material does not change.  No purchase order or commitment of any Company Entity is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.  To the Knowledge of the Company, the consummation of the transactions contemplated hereby will not have a Material Adverse Effect on any Company Entity’s relationship with any customer or supplier listed on Part 3.33 of the Disclosure Schedule.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1           Valid Existence.  Parent and Merger Sub are corporations, validly existing and in good standing under the laws of the State of Delaware.

4.2           Power; Enforceability.  Each of Parent and Merger Sub has all requisite corporate power and authority, respectively, to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the Transactions.  The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, respectively.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and by general principles of equity.

4.3           Non-Contravention.  The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the Transactions do not and will not (a) violate or conflict with any provision of Merger Sub’s and Parent’s certificate of incorporation or by-laws, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any material Contract to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets are bound, or (c) assuming the Governmental Authorizations referred to Section 4.4 are obtained or made, violate or conflict with any Law or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound, except in the case of each of clauses (b) and (c) above, for such violations, conflicts, defaults, terminations or accelerations which would not, individually or in the aggregate, prevent the consummation by Parent and Merger Sub of the Transactions or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

4.4           Government Approvals.  No Governmental Authorization is required to be obtained prior to the Effective Time on the part of Parent or Merger Sub in connection with the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the Transactions, (a) the filing and recordation of the certificate of merger with the Secretary of State of the State of Delaware and such filings with Governmental Bodies as are necessary to satisfy the applicable Law of states in which such Company Entity is qualified to do business, and (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act.

4.5           Litigation.  As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub or any of their respective properties that would, individually or in the aggregate, prevent the consummation by Parent and Merger Sub of the Transactions or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.  As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent the consummation by Parent and Merger Sub of the Transactions or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

4.6           Ownership of Company Capital Stock.  Other than as contemplated by this Agreement, neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL.

4.7           Operations of Merger Sub.  Prior to the Effective Time, Merger Sub will not have engaged in any material business activities and will have no material liabilities or obligations other than as contemplated by this Agreement.

4.8           Funds.  Parent or Merger Sub has now sufficient cash available, directly or through one or more Affiliates, to pay all amounts required to be paid by Parent in connection with this Agreement, including the payment of the aggregate Merger Consideration and Merger Option Consideration.  Parent’s and Merger Sub’s obligations hereunder are not conditioned upon Parent’s or Merger Sub’s obtaining of funds to consummate the Transactions.

4.9           Brokers.  Except for Stifel, Nicolaus Weisel, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent or Merger Sub and is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with any of the Transactions.

4.10           Relationships with Customers of the Company.  To the knowledge of Parent, neither Parent nor Merger Sub has any ongoing material disputes with any of the customers of the Company that are identified on Part 3.33 of the Disclosure Schedule.

4.11           Disclosure.  The information supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will not contain any statement which, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

ARTICLE 5

CERTAIN COVENANTS OF THE COMPANY

5.1           Access and Investigation.  During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause its Subsidiaries to: (a) provide Parent and Parent’s Representatives with reasonable access upon reasonable notice and during normal business hours to the Company Entities’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company Entities; and (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company Entities, and with such additional financial, operating and other data and information regarding the Company Entities, as Parent may reasonably request.  Any investigation of the Company Entities undertaken by Parent during the Pre-Closing Period shall be conducted in a manner that does not unreasonably and materially interfere with the Company Entities’ operations.  During the Pre-Closing Period, the Company shall, and shall cause each of the Company Entities to, permit Parent’s employees to meet, upon reasonable notice and during normal business hours, with the employees of the Company responsible for the Company’s financial statements and the internal controls of the Company Entities to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and all other applicable Law.

5.2           Operation of the Company’s Business.

(a)           During the Pre-Closing Period:

(i)           the Company shall ensure that each of the Company Entities conducts its business and operations: (A) in the ordinary course and in accordance with past practices; and (B) in material compliance with all applicable Laws and with the requirements of all Contracts of Company Entities that constitute Material Contracts;

(ii)           the Company shall use commercially reasonable efforts to ensure that each of the Company Entities preserves intact its current business organization, keeps available the services of its current officers and other key employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, distributors, resellers, employees and other Persons having material business relationships with the respective Company Entities;

(iii)           the Company shall promptly notify Parent in writing of (A) any notice from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions and (B) any Legal Proceeding commenced, or, to the Knowledge of the Company, threatened against, relating to, involving or otherwise affecting any of the Company Entities that relates to the Merger or any of the other Transactions;

(iv)           use commercially reasonable efforts to keep in full force all insurance policies referred to in Section 3.26 (other than any such policies that are immediately replaced with substantially similar policies), provided that if it is unable to do so, it shall notify Parent at least 20 days before such policies terminate or otherwise lapse; and

(v)           the Company shall (to the extent requested by Parent and permitted under applicable Law) cause the officers and other key employees of the Company Entities to freely communicate (without limitation) with Parent regarding the Company Entities’ results of operations and material developments.

(b)           Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth in Part 5.2(b) of the Disclosure Schedule or with Parent’s prior written consent and except as permitted by Section 6.2(d), the Company (A) shall not, and (B) shall not permit any of the other Company Entities to:

(i)           amend its certificate of incorporation or by-laws or comparable organizational documents or create any new Subsidiaries;

(ii)           issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any security of any Company Entity, except for the issuance and sale of shares of Company Common Stock pursuant to Company Equity Awards outstanding as of the date of this Agreement upon the exercise or vesting thereof, as applicable;

(iii)           directly or indirectly acquire, repurchase or redeem any security of any Company Entity, except in connection with Tax withholdings and exercise price settlements upon the exercise, vesting or issuance of shares under Company Equity Awards;

(iv)           (A) split, combine, subdivide or reclassify any shares of capital stock, or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries;

(v)           propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company Entity, except for (A) this Agreement and the Transactions and (B) the Prior Agreement and the transactions contemplated thereby;

(vi)           (A) redeem, repurchase, prepay, defease, cancel, incur, create, assume or otherwise acquire or modify in any material respect any long-term or short-term debt for borrowed monies or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of any Company Entity or enter into any agreement having the economic effect of any of the foregoing, except for (1) debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof, (2) loans or advances between the Company and any direct or indirect Subsidiaries, or between any direct or indirect Subsidiaries of the Company in the ordinary course of business consistent with past practices, and (3) the issuance of credit to new customers for the purchase of products or services of the Company Entities in the ordinary course of business consistent with past practices, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company in place on the date of this Agreement, (C) make any loans, advances (other than any retainer for legal services) or capital contributions to or investments in any other Person (other than the Company or any direct or indirect wholly-owned Subsidiaries), except for travel advances or business expenses in the ordinary course of business consistent with past practice to employees of the Company Entities, or (D) mortgage or pledge any asset owned or used by any Company Entity, or create or suffer to exist any Encumbrance thereupon (other than Permitted Encumbrances), except pursuant to the terms of any letters of credit, lines of credit or other credit facilities or arrangements, in effect on the date hereof;

(vii)           except as may be required by applicable Law or the terms of this Agreement or of any Company Employee Plan as in effect on the date of this Agreement, (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, change in control, pension, retirement, collective bargaining or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any Company Associate, (B) increase the compensation payable or to become payable to any Company Associate, pay or agree to pay any special bonus or special remuneration to any Company Associate, or pay or agree to pay any benefit not required by any Company Employee Plan as in effect as of the date hereof, except in the ordinary course of business consistent with past practice with respect to any Company Associate who is not a member of the board of directors or officer, (C) hire any employee with an annual base salary in excess of $100,000 or at or senior to the level of Vice President, (D) grant or pay any severance or termination pay to (or amend any such existing arrangement with) any current or former member of the board of directors, officer, employee or independent contractor of any Company Entity, except in the ordinary course of business with respect to any employee or independent contractor who is not a member of the board of directors or officer, (E) increase benefits payable under any existing severance or termination pay policies or similar employment agreements, or (F) accelerate the vesting or payment of, or fund or in any other way secure the payment, compensation or benefits under, any Company Employee Plan to the extent not required by the terms of this Agreement or such Company Employee Plan as in effect on the date of this Agreement;

(viii)           subject in all respects to the terms of Section 6.7, commence any Legal Proceeding or settle any pending or threatened Legal Proceeding, except for the settlement of any Legal Proceeding solely for money damages not in excess of $250,000 in the aggregate and as would not be reasonably likely to have any adverse impact on any other Legal Proceeding;

(ix)           except as may be required as a result of a change in applicable Law or in GAAP, make any material change in any of the accounting methods, principles or practices used by it or change an annual accounting period;

(x)           (A) make or change any material Tax election, (B) settle or compromise any material federal, state, local or foreign income Tax liability, (C) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes, (D) change any annual Tax accounting period or method of Tax accounting, (E) file any materially amended Tax Return, (F) enter into any closing agreement with respect to any Tax or (G) surrender any right to claim a material Tax refund;

(xi)           (A) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any other Entity or any material equity interest therein, (B) sell or otherwise dispose of, lease or license any properties or assets of any Company Entity (other than in the ordinary course of business), which are material to the Company Entities, taken as a whole, (C) acquire, lease or license any material right or other asset from any Person (other than in the ordinary course of business consistent with past practice);

(xii)           make any capital expenditures in excess of $50,000 individually or $200,000 in the aggregate;

(xiii)           make any material changes or modifications to any investment or risk management policy or other similar policies (including with respect to hedging), or any cash management policy;

(xiv)           other than in the ordinary course of business, enter into, or amend in any material respect, terminate or fail to renew, any Material Contract;

(xv)           change any of its product return policies, product maintenance polices, service policies, product modification or upgrade policies in any material respect;

(xvi)           enter into any material transaction with any of its Affiliates (other than a Company Entity) other than pursuant to written arrangements in effect on the date of this Agreement and excluding any employment, compensation or similar arrangements otherwise expressly permitted pursuant to this Section 5.2(b);

(xvii)           abandon or permit to lapse any right to any material patent or patent application;

(xviii)           take any action that is intended or is reasonably likely to result in the conditions set forth in Sections 7.1, 7.2, 7.3 (except after compliance with Section 6.2(d)), 7.5, 7.6, 7.9, 7.10 and 7.11 not being satisfied; or

(xix)           agree or commit to take any of the actions described in clauses above in this Section 5.2(b).

(c)           During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in ARTICLE 7 impossible or unlikely or that has had or could reasonably be expected to have or result in a Material Adverse Effect.  Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim commenced or, to the Company’s Knowledge, threatened against or with respect to any of the Company Entities.  No notification given to Parent pursuant to this Section 5.2(c) or any information or knowledge obtained pursuant to Section 5.1 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or any of the remedies available to Parent under this Agreement.

(d)           During the Pre-Closing Period, the Company shall promptly notify Parent in writing if the Company has the right to exercise any right or option to repurchase shares of its capital stock from any Company Associate or other Person upon termination of such Person’s service to any of the Company Entities.  The Company shall not exercise any such repurchase right except to the extent directed by Parent in writing.

5.3           No Solicitation.

(a)           Subject to Section 5.3(b), the Company shall not and shall ensure that the other Company Entities do not, and the Company shall not permit any Person that is a Representative of any of the Company Entities to, directly or indirectly, following the date hereof: (i) solicit, initiate or knowingly encourage, assist, or induce submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any other comparable action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish or otherwise provide access to any information regarding any of the Company Entities to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; or (iv) resolve or publicly propose to take any of the actions referred to in clause (i), (ii) or (iii) of this sentence.

(b)           Notwithstanding anything to the contrary contained in Section 5.3(a), prior to the adoption of this Agreement by the Requisite Stockholder Approval, the Company may furnish non-public information regarding the Company Entities to, and may enter into discussions or negotiations with, any Person, including Anaren and its Affiliates, in response to an unsolicited, bona fide, written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if: (i) neither any Company Entity nor any Representative of any Company Entity shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 5.3 or Section 6.2 of this Agreement or in the Confidentiality Agreement; (ii) such Acquisition Proposal constitutes a Superior Offer; (iii) the board of directors of the Company determines in good faith, after having consulted with the Company’s outside legal counsel, that the failure to take such action would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (iv) the Company (A) gives Parent as soon as reasonably practicable prior written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person, and (B) receives from such Person, and immediately delivers to Parent a copy of, an executed confidentiality agreement (which the Company will be permitted to negotiate with such Person) containing (1) customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Company Entities and (2) other provisions no less favorable to the Company than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement; and (v) the Company furnishes such non-public information to Parent at the same time (to the extent such non-public information has not been previously furnished by the Company to Parent).

(c)           If the Company, any other Company Entity or any Representative of any Company Entity receives an Acquisition Proposal or Acquisition Inquiry following the date hereof, including a further Acquisition Proposal or Acquisition Inquiry from Anaren or one of its Affiliates, the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or Acquisition Inquiry) (i) advise Parent in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the material terms and conditions thereof) and (ii) provide Parent with copies of all documents and written communications (and written summaries of all oral communications) received by any Company Entity or any Representative of any Company Entity from the Person that made or submitted such Acquisition Proposal or Acquisition Inquiry, or any Representative of such Person, setting forth the terms and conditions of, or otherwise relating to, such Acquisition Proposal or Acquisition Inquiry.  The Company shall keep Parent reasonably informed with respect to the status of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto, and shall promptly (and in no event later than one business day after transmittal or receipt of any correspondence or communication) provide Parent with a copy of any correspondence or written communication (and a written summary of any oral communication) between (A) any Company Entity or any Representative of any Company Entity and (B) the Person that made or submitted such Acquisition Proposal or Acquisition Inquiry (including Anaren and its Affiliates), or any Representative of such Person.

(d)           Promptly after the date of this Agreement, the Company shall request each Person that has executed a confidentiality or similar agreement in connection with such Person’s consideration of a possible Acquisition Proposal or investment in any Company Entity (other than Anaren) to return or destroy all confidential information previously furnished to such Person by or on behalf of any of the Company Entities.

(e)           Notwithstanding anything to the contrary contained in this Section 5.3, nothing in this Section 5.3 or any other provision of this Agreement shall be deemed to impede or otherwise restrict the Company and the Company Entities from fully complying with their respective obligations under the Prior Agreement.

5.4           Employment Agreements.  Contemporaneously with the execution of this Agreement by the parties, the Company shall deliver to Parent the employment agreements previously executed by Company and each of the Senior Employees.

5.5           Company SEC Reports.  The Company will file prior to the Effective Time all forms, reports, statements, schedules and other documents (including exhibits) with the SEC that are required to be filed by it under applicable Law that have not already been filed.

5.6           Tail Errors and Omissions Insurance.  At or before the Effective Time the Company will acquire tail errors and omissions insurance coverage for the Company Entities’ officers and directors with a claims period of at least six years from the Effective Time in amount and scope at least as favorable as the Company’s policies as of the date hereof for claims arising from facts or events that occurred on or prior to the Effective Time and is reasonably acceptable to Parent, all in a manner consistent with the terms of Section 6.3(b) of this Agreement.  The Company shall provide proof of the acquisition of such insurance to Parent at or prior to the Effective Time.

5.7           Proprietary Agreements.  During the Pre-Closing Period the Company shall obtain from each current Company Associate a signed written agreement (in the form to be provided by Parent and consented to by the Company, which consent shall not be unreasonably withheld, conditioned or delayed) providing for the protection of each Company Entity’s confidential and proprietary information and the assignment to the appropriate Company Entity of all intellectual property developed by the Company Associate in connection with or related to such Company Associate’s employment or retention by a Company Entity.

5.8           409A Executive Nonqualified Excess Plan.  At or before the Effective Time the Company shall terminate the 409A Executive Nonqualified Excess Plan of the Company and/or any of the other Company Entities.

ARTICLE 6

ADDITIONAL COVENANTS OF THE PARTIES

6.1           Proxy Statement.  As promptly as practicable following the date of this Agreement, but subject to the Company’s existing contractual commitments, the Company shall prepare and file with the SEC the Proxy Statement, and each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the Transactions contemplated hereby.  The Company shall consult with Parent and provide Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement and any amendments or supplements thereto (and to review and comment on any comments of the SEC or its staff on the Proxy Statement or any amendments or supplements thereto), and shall incorporate all reasonable comments and requests made by Parent, prior to the filing thereof.  The Company shall cause the Proxy Statement to comply with all applicable rules and regulations of the SEC and all other applicable Laws and shall directly or indirectly incorporate the fairness opinion referred to in Section 3.29 therein if requested by Parent.  The Company shall promptly provide Parent and its counsel with a copy or a description of any comments received by the Company or its counsel from the SEC or its staff with respect to the Proxy Statement or any amendment or supplement thereto, and shall respond as promptly as practicable to any such comments.  The Company shall use its commercially reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after it is filed.  The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the earlier of (i) receiving notification that the SEC or its staff is not reviewing the Proxy Statement or (ii) the conclusion of any SEC or staff review of the Proxy Statement.  If any event relating to any of the Company Entities occurs, or if the Company becomes aware of any information, that causes any information provided by it for use in the Proxy Statement to have become false or misleading in any material respect, the Company shall promptly inform Parent thereof and shall promptly file an appropriate amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the stockholders of the Company.  If any event relating to Parent or Merger Sub occurs, or if Parent becomes aware of any information, that causes any information provided by it for use in the Proxy Statement to have become false or misleading in any material respect, Parent shall promptly inform the Company thereof and the Company shall promptly file an appropriate amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the stockholders of the Company.

6.2           Company Stockholders’ Meeting.

(a)           The Company shall take all action necessary under all applicable Law to call, give notice of and hold a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Requisite Stockholder Approval.  The Company Stockholders’ Meeting shall be held (on a date selected by the Company and Parent) as promptly as practicable but without violating the Prior Agreement after the commencement of the mailing of the Proxy Statement to the Company’s stockholders and in any event within 35 days of such commencement.  The Company shall use commercially reasonable efforts to ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Law.  Parent shall cause all shares of Company Common Stock owned by Parent or Merger Sub, if any, to be voted in favor of the adoption of this Agreement.

(b)           Subject to Section 6.2(d), the Proxy Statement shall include a statement to the effect that the board of directors of the Company (i) has unanimously determined and believes that the Merger is advisable and fair to and in the best interests of the Company and its stockholders, (ii) has unanimously approved and adopted this Agreement and unanimously approved the Transactions, including the Merger, in accordance with the requirements of the DGCL, (iii) unanimously recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting, and (iv) unanimously recommends that the Company’s vote against the transactions contemplated by the Prior Agreement.  The unanimous determination that the Merger is advisable and fair to and in the best interests of the Company and its stockholders and the unanimous recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement are collectively referred to as the “Company Board Recommendation.”  The Proxy Statement shall include the opinion of the financial advisor referred to in Section 3.29.

(c)           Neither the board of directors of the Company nor any committee thereof shall, except if the terms, conditions and requirements of Section 6.2(d) have been satisfied: (i) withdraw or modify in a manner adverse to Parent or Merger Sub the Company Board Recommendation; (ii) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Acquisition Proposal; (iii) approve or recommend, or cause or permit any Company Entity to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in, an Acquisition Transaction, other than a confidentiality agreement referred to in clause (iv)(B) of Section 5.3(b); or (iv) resolve, agree or publicly propose to, or permit any Company Entity or any Representative of any Company Entity to agree or publicly propose to, take any of the actions referred to in this Section 6.2(c).

(d)           Notwithstanding anything to the contrary contained in Section 6.2(c), at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval, the board of directors of the Company may withdraw or modify the Company Board Recommendation, refuse to reaffirm the Company Board Recommendation, refuse to publicly state that the Merger and this Agreement are in the best interests of the Company’s stockholders, refuse to issue a press release announcing its opposition to an Acquisition Proposal or recommend a Superior Offer (each of the foregoing being referred to as a “Recommendation Change”), but only if: (A) an unsolicited, bona fide, written Acquisition Proposal, including an Acquisition Proposal received from Anaren or one of its Affiliates, is made to the Company and is not withdrawn; (B) such Acquisition Proposal did not result directly or indirectly from a breach of or any action inconsistent with any of the provisions set forth in Section 5.3 or Section 6.2 of this Agreement or in the Confidentiality Agreement; (C) the Company’s board of directors determines in good faith, after having consulted with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer; (D) the Company’s board of directors determines in good faith, after having consulted with the Company’s outside legal counsel, that, in light of such Superior Offer, the failure to make a Recommendation Change would constitute a breach by the Company’s board of directors of its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (E) at least three business days prior to making a Recommendation Change pursuant to this Section 6.2(d), the Company’s board of directors delivers to Parent a written notice (a “Recommendation Change Notice”) (1) stating that the Company has received a Superior Offer that did not result directly or indirectly from a breach of or any action inconsistent with any of the provisions set forth in Section 5.3 or Section 6.2 of this Agreement or in the Confidentiality Agreement, (2) stating the Company’s board of directors’ intention to make a Recommendation Change as a result of such Superior Offer and describing the nature of such intended Recommendation Change, (3) specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such Superior Offer, and (4) attaching copies of the most current and complete draft of any Contract relating to such Superior Offer; and (F) throughout the period between the delivery of such Recommendation Change Notice and any Recommendation Change, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement and if such negotiations result in the transaction with Parent being in the best interests of the Company stockholders, the Company and its Representatives shall comply with Section 6.2(c).

For purposes of this Section 6.2(d), any material change in the form of or material decrease in the amount of, the consideration payable in connection with a Superior Offer, and any other materially change to any of the terms of a Superior Offer (including any change that would make it a Superior Offer as compared to this Agreement as modified by any changes negotiated pursuant to clause (F) of this Section 6.2(d)), will be deemed to be a new Superior Offer (or other Acquisition Proposal), requiring a new Recommendation Change Notice and a new advance notice period.  The Company agrees to keep confidential, and not to disclose to the public or to any Person, any and all information regarding any negotiations that take place pursuant to clause (F) of this Section 6.2(d) (including the existence and terms of any proposal made on behalf of Parent or the Company during such negotiations), except to the extent such disclosure is required by applicable law or the rules and regulations of any applicable United States Government to which the Company is subject or submits.

(e)           Nothing in this Agreement shall prohibit the board of directors of the Company from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 under the Exchange Act; provided, however, that the taking or disclosing of such position may constitute a Recommendation Change for purposes of this Agreement.

(f)           The Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 6.2(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal or by any Recommendation Change.  Without limiting the generality of the foregoing, the Company agrees that (i) unless this Agreement is terminated in accordance with Section 9.1, the Company shall not submit any Acquisition Proposal to a vote of its stockholders and (ii) the Company shall not (without Parent’s prior written consent) adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Company Stockholders’ Meeting, except to the extent required to obtain the Requisite Stockholder Approval.

6.3           Indemnification of Officers and Directors.

(a)           From and after the Effective Time, Parent shall cause (including by providing any necessary funding to) the Surviving Corporation (i) to assume and perform all rights to indemnification existing in favor of, and all rights to advancement of expenses to, the current or former directors and officers of the Company as provided in the Company’s certificate of incorporation or the Company’s by-laws as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time (including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions), and such rights shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law, and (ii) to include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation, for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors.

(b)           For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, however, that (i) Parent or the Surviving Corporation may substitute therefor “tail” policies of an insurance company with the same or better rating as the Company’s current insurance carrier, the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the material terms of the Company’s existing policies as of the date hereof or (ii) Parent may request that the Company obtain such extended reporting period coverage under the Company’s existing insurance programs (to be effective as of the Effective Time); and provided, further, that in no event shall Parent or the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 6.3(b) in excess of 300% of the amount of the aggregate premiums paid by the Company for Fiscal Year 2011 for such purpose (which 2010 premiums are hereby represented and warranted by Company to be as set forth in Part 3.26 of the Disclosure Schedule), it being understood that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(c)           In the event that Parent, the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall, or shall cause the Surviving Corporation to, cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 6.3(c).

(d)           The provisions of this Section 6.3 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

6.4           Regulatory Approvals and Related Matters.

(a)           Each party shall use commercially reasonable efforts to file, as soon as reasonably practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Government with respect to the Merger and the other Transactions, and to submit promptly any additional information requested by any such Government.

(b)           Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary or advisable to consummate the Merger and make effective the other Transactions as soon as practicable after the date of this Agreement.  Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party or any of its Subsidiaries in connection with the Merger and the other Transactions; (ii) shall use commercially reasonable efforts to cause the expiration or termination of each waiting period (if any) and to obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party or any of its Subsidiaries in connection with the Merger or any of the other Transactions as soon as practicable, including commercially reasonable efforts to take all such action as may reasonably be necessary to resolve such objections, if any, as any Government may assert to the Transactions; and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger or any of the other Transactions.  Each of Parent and the Company shall (i) cooperate and coordinate with the other in making the filings required to be made with the Government in connection with the Merger, (ii) supply the other with any information that may be required in order to make such filings, and (iii) supply any additional information that may reasonably be required or requested by any Government in connection with any such filing, as soon as reasonably practicable and after consultation with the other party.

(c)           The Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary or advisable to complete processes and satisfy requirements that apply with respect to change of ownership of the Company in connection with Government Contracts, including any required novation processes.

6.5           Disclosure.

(a)           If an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, the Company shall not make any disclosure to any Company Associates, to the public or otherwise regarding such Acquisition Proposal, unless, in each case: (i) Parent shall have given its prior approval to such disclosure; (ii) the Company (A) shall have been advised by its outside legal counsel that such disclosure is required by applicable law, and (B) prior to making any such disclosure, shall have provided Parent with reasonable advance notice of the Company’s intention to make such disclosure, the content of such disclosure and the identities of the Persons to whom such disclosure is intended to be made; (iii) such disclosure is to be filed by the Company with the SEC and is substantially identical to a disclosure previously filed by the Company with the SEC with Parent’s approval; or (iv) such disclosure is a public statement made in response to questions from the press, analysts, investors or those attending industry conferences and is consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually by the Company, if approved by Parent).  Following the execution and delivery of this Agreement, Parent and the Company shall issue a joint press release acceptable to both parties.  Parent will use reasonable efforts to provide the Company with advance notice of, and a reasonable opportunity to review and comment on, any press release or public communication Parent intends to issue or make with respect to the Merger.

(b)           The parties hereto agree that no public release or announcement concerning the Transactions, including the Merger, shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by Law or the rules or regulations of FINRA, OTCBB or the NASDAQ Global Select Market, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.  The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

6.6           Section 16 Matters.  Prior to the Effective Time, the Company shall take such reasonable steps as are required by the Company and the reporting person to cause the disposition of Company Common Stock and Vested Company Options in connection with the Merger by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

6.7           Transaction Litigation.  The Company shall promptly notify Parent in writing of, and shall give Parent the opportunity to participate in the defense and settlement, of any claim or litigation (including any class action or derivative litigation) against or otherwise involving the Company and/or any of its directors or officers relating to the Prior Agreement, this Agreement, the Merger or any of the other transactions contemplated by the Prior Agreement and this Agreement.  No compromise or full or partial settlement of any such claim or litigation shall be agreed to by the Company without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

6.8           Funds.  Parent or Merger Sub will have sufficient cash available, directly or through one or more Affiliates, to pay all amounts required to be paid by Parent in connection with this Agreement, including the payment of the aggregate Merger Consideration and Merger Option Consideration.

6.9           Anaren Payment.  In the event that the Fee or the Expense Payment (each as defined in the Prior Agreement) or both shall become due and payable to Anaren pursuant to the terms of the Prior Agreement while this Agreement shall remain in effect, Parent agrees that it shall make one or more loans to the Company in an amount equal to such amount or amounts owed by the Company to Anaren.  Such loan shall be funded by Parent on or prior to the date on which such amount or amounts shall be due and payable by the Company to Anaren in accordance with the terms of the Prior Agreement (provided that Parent shall have been given at least two business days’ prior notice from the Company of such due date) and shall be unsecured and bear interest at a rate per annum equal to three percent (3%).  If the loan is not funded by Parent within two business days of the date on which amount is due and payable by the Company to Anaren in accordance with the terms of the Prior Agreement and after receiving at least two business days’ prior notice from the Company of such due date Parent shall be obligated to pay the Company liquidated damages of $5,000 for each day following such date that the loan is not funded.  Furthermore, in the event that the loan is not funded by Parent within 20 business days of the date it shall be due under this Section 6.9, Parent acknowledges that such failure to fund shall constitute a material breach of this Agreement and shall give rise to a termination right of the Company pursuant to Section 9.1(g)(ii).  In the event that the Company shall exercise such termination right, in addition to the amounts owed to the Company under this Section 6.9, Parent shall be liable to the Company for amounts owed under Section 9.3(f).  The loan shall be repayable or forgiven, as the case may be, as follows:

(a)           in the event that this Agreement shall be terminated (x) by Parent pursuant to Section 9.1(f)(i) or Section 9.1(f)(ii) or (y) by Parent or the Company pursuant to Section 9.1(d) and any of the Senior Employees shall not have caused all of the shares of Company Capital Stock beneficially owned by each of them, respectively, to be voted in favor of the adoption of this Agreement and approval of the Merger and the Transactions contemplated by this Agreement, all amounts owing under this loan arrangement shall be immediately due and payable by the Company to Parent at the time of such termination;

(b)           In the event that this Agreement shall be terminated in any circumstances contemplated by Section 9.1 not covered by subsection (i) above, all amounts owing under this loan arrangement shall be deemed forgiven by Parent at the time of such termination; provided, however, that if this Agreement shall be terminated in circumstances contemplated by Section 9.3(d) in which the Fee shall be payable to Parent, such loan amounts shall only be deemed forgiven upon the actual receipt of the Fee by Parent; and

(c)           In the event that the Merger shall be consummated, all amounts owing under this loan arrangement shall be due three months following the Closing Date.

Parent and the Company agree that as soon as practicable following the execution of this Agreement they shall negotiate in good faith the form of a promissory note embodying the terms set forth in this Section 6.9.

6.10           Alternative Transaction Structure.  In the event that Parent shall reasonably determine that the Transactions contemplated by this Agreement should be effected by means of a cash tender offer rather than as a stockholder-approved merger, Parent and the Company agree to negotiate in good faith with a view towards amending this Agreement to reflect such change in transaction structure.  The parties acknowledge and understand that any amendments proposed to this Agreement to reflect such changed transaction structure would not have the effect of changing in any substantive manner the rights and obligations of the parties hereunder or the conditions to Closing set forth herein.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1           Accuracy of Representations.  Each of the representations and warranties of the Company contained in this Agreement shall have been accurate in all respects as of the date of this Agreement (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date) and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

7.2           Performance of Covenants.  All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3           Stockholder Approval.  This Agreement and the Transactions contemplated hereby, including the Merger, shall have been duly adopted by the Requisite Stockholder Approval.

7.4           Closing Certificate.  Parent shall have received a certificate executed by the Chief Executive Officer and Principal Financial Officer of the Company confirming that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.5 and 7.7 have been duly satisfied.

7.5           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Material Adverse Effect.

7.6           No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Government and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.7           Litigation.  There shall not be pending, or threatened by any Government, any Legal Proceeding: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Transactions; (b) that could materially and adversely affect the right or ability of Parent or any of the Company Entities to own the assets or operate the business of any of the Company Entities; or (c) seeking to impose (or that could result in the imposition of) any criminal sanctions or criminal liability on any of the Company Entities or any of the officers or directors of any of the Company Entities.

7.8           Restatement of SEC Reports.  None of the SEC Reports of the Company (including any financial statement or other attachments thereto) filed prior to the Closing are required to be restated.

7.9           Required Employees.  Jacob Inbar, Tibby Mazilu and Ed McAvoy agree to continue to provide services for the Company and/or its Subsidiaries in accordance with the terms of their respective employment agreements.

7.10           Consents.  To the extent that any material lease, license, loan, financing agreement or other contract or agreement to which the Company is a party requires the consent of or waiver from the other party thereto as a result of the Transactions, such consent or waiver shall have been obtained.

7.11           Regulatory Approvals.  The parties hereto shall have received all material regulatory and Government approvals required in connection with the Transactions, all notice periods and waiting periods required under applicable law or by the terms of such approvals shall have passed, and all conditions contained in any such approval required to have been satisfied prior to consummation of such Transactions shall have been satisfied.

7.12           FIRPTA Certification.  The Company shall have delivered to Parent a statement issued and executed by the Company pursuant to and in compliance with Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations certifying that the shares of the Company Common Stock are not a “United States real property interests” within the meaning of the Code.

7.13           Termination of the Prior Agreement.  The Prior Agreement shall have been validly terminated to the reasonable satisfaction of Parent.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Transactions is subject to the satisfaction, at or prior to the Closing, of the following conditions:

8.1           Accuracy of Representations.  Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date), except where the failure of the representations and warranties of Parent and Merger Sub to be accurate would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

8.2           Performance of Covenants.  All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3           Stockholder Approval.  This Agreement shall have been duly adopted by the Requisite Stockholder Approval.

8.4           Closing Certificate.  The Company shall have received a certificate executed by an officer of Parent confirming that the conditions set forth in Sections 8.1 and 8.2 have been duly satisfied.

8.5           No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction or other Government and remain in effect, and there shall not be any United States Law enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

8.6           Termination of the Prior Agreement.  The Prior Agreement shall have been validly terminated.

ARTICLE 9

TERMINATION

9.1           Termination.  This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Requisite Stockholder Approval):

(a)           by mutual written consent of Parent and the Company;

(b)           by Parent or the Company if the Merger shall not have been consummated by the End Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the End Date;

(c)           by Parent or the Company if a court of competent jurisdiction shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)           by Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Requisite Stockholder Approval;

(e)           by Parent (at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval) if a Triggering Event shall have occurred;

(f)           by Parent if: (i) any of the Company’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1 would not be satisfied, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date, the provisos to Sections 7.1 shall be given effect); (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached or not otherwise fulfilled such that the condition set forth in Section 7.2 would not be satisfied or otherwise fulfilled; or (iii) a Material Adverse Effect shall have occurred following the date of this Agreement and be continuing; provided, however, that if an inaccuracy in any of the Company’s representations or warranties as of the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company prior to the End Date and the Company is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, Parent may not terminate this Agreement under this Section 9.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 15 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach (for avoidance of doubt, such 15 day period shall not extend the End Date);

(g)           by the Company if: (i) any of Parent’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 8.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement, the proviso to Section 8.1 shall be given effect); or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached or not otherwise fulfilled such that the condition set forth in Section 8.2 would not be satisfied or otherwise fulfilled; provided, however, that if an inaccuracy in any of Parent’s representations or warranties as of the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent prior to the End Date and Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, the Company may not terminate this Agreement under this Section 9.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach (for avoidance of doubt, such 30 day period shall not extend the End Date); or

(h)           by Parent or the Company if a Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have approved the transactions contemplated by the Prior Agreement;

Notwithstanding anything to the contrary contained in this Section 9.1, (a) this Agreement may not be terminated by the Company unless any fee required to be paid and any Expense Payment required to be made by the Company pursuant to Section 9.3 at or prior to the time of such termination shall have been paid and made in full and (b) this Agreement may not be terminated by Parent unless any fee required to be paid and any Expense Payment required to be made by Parent pursuant to Section 9.3 at or prior to the time of such termination shall have been paid and made in full.

9.2           Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 9.2, Section 9.3 and ARTICLE 10 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the sections of the Confidentiality Agreement that are to survive thereunder shall survive the termination of this Agreement and shall remain in full force and effect in accordance with their terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any breach of any covenant or obligation contained in this Agreement or any intentional breach of any representation or warranty contained in this Agreement.

9.3           Expenses; Termination Fees.

(a)           Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b)           If this Agreement is terminated by the Company pursuant to Section 9.1(b), the Company shall pay to Parent the Expense Payment; provided, however, if as of the End Date all of the conditions to the Closing in ARTICLE 7 have been satisfied or waived except those set forth in Sections 7.6 or 7.11, the Company shall not be required to pay to Parent the Expense Payment.

(c)           If (i) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b) or Section 9.1(d), (ii) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and (iii) on or prior to 12 months after the date of such termination, either an Acquisition Transaction is consummated or a definitive agreement relating to an Acquisition Transaction is entered into, the Company shall pay to Parent a non-refundable fee in the amount of $1,100,000 (the “Fee”) in cash on or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of such definitive agreement; provided, however, that, solely for purposes of this Section 9.3(c), all references to “15%” in the definition of “Acquisition Transaction” shall be deemed to refer instead to “50%.”

(d)           If this Agreement is terminated by Parent pursuant to Section 9.1(e), or if this Agreement is terminated by Parent or the Company pursuant to any other provision of Section 9.1 at any time after the occurrence of a Triggering Event, the Company shall pay to Parent the Fee in cash.

(e)           If this Agreement is terminated by Parent pursuant to Section 9.1(f), the Company shall pay to Parent the Expense Payment.

(f)           If Parent shall terminate this Agreement pursuant to Section 9.1(b) or if the Company shall terminate this Agreement pursuant to Section 9.1(g), Parent shall the Company a non-refundable fee in the amount of $1,000,000 in cash.  The parties acknowledge that the fee contemplated by this subsection (f) shall constitute liquidated damages and not a penalty.

(g)           Unless otherwise provided in this Section 9.3, any fee required to be paid pursuant to this Section 9.3 shall be paid and made within two business days after such termination.

(h)           Each party acknowledges and agrees that the covenants and obligations contained in this Section 9.3 are an integral part of the Transactions, and that, without these covenants and obligations, such party would not have entered into this Agreement.

(i)           If either party  fails to pay when due any amount payable under this Section 9.3, then: (i) such party shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 9.3; and (ii) the first party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other party in full) at a rate per annum 500 basis points over the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1           Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.2           Waiver.

(a)           No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.3           No Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement shall survive the Merger.

10.4           Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery.  This Agreement (including all Exhibits and Schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof; provided, however, that the sections of the Confidentiality Agreement that are to survive shall not be superseded and shall remain in full force and effect in accordance with their terms.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

10.5           Applicable Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  In any action or suit among or between any of the parties arising out of or relating to this Agreement or any of the Transactions, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the District of Delaware); (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such action or suit in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties agrees that it will not bring such action or suit in any court other than the United States District Court for the District of Delaware).  Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 10.9 shall be effective service of process for any such action or suit.  EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR SUIT ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.  EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6           Disclosure Schedule.  The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in ARTICLES 3 and 5, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in ARTICLES 3 and 5, and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is readily apparent on its face from the substance of the matter disclosed that such information is intended to qualify another representation or warranty.  For purposes of this Agreement, each statement or other item of information set forth in Part 3 of the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in ARTICLE 3.

10.7           Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.8           Assignability.  Neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without prior written consent of the other parties.

10.9           Notices.  Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent on a business day by email before 5:00 p.m.  (Pacific Daylight Time) and receipt is confirmed, when transmitted; (c) if sent by email on a day other than a business day and receipt is confirmed, or if sent by email after 5:00 p.m.  (Pacific Daylight Time) and receipt is confirmed, on the business day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, one business days after being delivered to such courier, in each case to the street address or email address set forth beneath the name of such party below (or to such other street address or email address as such party shall have specified in a written notice given to the other parties hereto):

(a)           if to Parent or Merger Sub:

Microsemi Corporation
2381 Morse Avenue
Irvine, CA 92614
Facsimile No: 949-756-0308
Attention: Chief Executive Officer

(b)           with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025
Facsimile No: 650-473-2601
Attention: Warren Lazarow, Esq.

(c)           if to the Company:

AML Communications, Inc.
1000 Avenida Acaso
Camarillo, CA 93012
Facsimile: (805) 484.2191
Attention: Jacob Inbar, Chief Executive Officer

(d)           with a copy (which shall not constitute notice) to:

LKP Global Law LLP
1901 Avenue of the Stars, Suite 480
Los Angeles, CA 90067
Facsimile: (424) 239-1882
Attention: Ryan Hong, Esq.

10.10           Cooperation.  The Company agrees to use commercially reasonable efforts to cooperate fully with Parent and to take such actions as may reasonably be determined by Parent to be necessary to evidence or reflect the Transactions and to carry out the intent and purposes of this Agreement.

10.11           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.12           Remedies.  The parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by Parent or the Company were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  Accordingly, in the event of any breach or threatened breach by Parent or the Company of any covenant or obligation contained in this Agreement, the other party shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such other party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach.  Each party hereby waives any requirement for the securing or posting of any bond in connection with any such remedy.

10.13           Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa, and the any gender shall include the feminine, masculine and neuter genders.

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Unless otherwise indicated or the context otherwise requires: (i) any reference in this Agreement to any agreement, instrument or other document or any Law in this Agreement shall be construed as referring to such agreement, instrument or other document or Law as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) any reference herein to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; and (iv) the words “herein,” “hereof” and “hereunder” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(e)           The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[The remainder of this page is intentionally left blank;

signatures follow on the next page.]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

MICROSEMI CORPORATION

By:
Name: James J. Peterson
Title: President and Chief Executive Officer

ATOM ACQUISITION CORP.

By:
Name: James J. Peterson
Title: President and Chief Executive Officer

AML COMMUNICATIONS, INC.

By:
Name:  Jacob Inbar
Title:  President and CEO

Appendix B

Form of Voting Agreement

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into on April 18, 2011 by and among Microsemi Corporation, a Delaware corporation (“Parent”), and the undersigned stockholder (the “Stockholder”) of AML Communications, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent, Atom Acquisition Corp., a Delaware corporation (“Merger Sub”) and the Company entered into an Agreement and Plan of Merger dated as of April 11, 2011 (the “Merger Agreement”), pursuant to which, on the terms and conditions set forth therein, Merger Sub will merge with and into the Company with the Company continuing as the surviving entity at the effective time of the merger (the “Merger”);

WHEREAS, Stockholder has the legal power to vote, or to direct the voting of (by law, contract or otherwise), the shares of the outstanding common stock of the Company owed by Stockholder indicated on the final page of this Agreement (the “Owned Shares”); and

WHEREAS, in connection with the Merger, Parent requires Stockholder to agree, and Stockholder agrees, to vote or cause to be voted, as the case may be, the Owned Shares, any other shares of capital stock of the Company acquired by Stockholder subsequent to the date of this Agreement, including any exercise of Company Options (as defined in the Merger Agreement), acquisition by purchase, or stock dividend, distribution, split-up, recapitalization, combination or similar transaction (the “Additional Shares”), and any other such shares of capital stock of the Company for which Stockholder has the right to vote (whether now or in the future) at any meeting concerning the Merger Agreement and/or the Merger (the “Proxy Shares” and collectively with the Owned Shares and the Additional Shares, the “Shares”), so as to facilitate consummation of the Merger as provided in this Agreement.

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Agreement to Vote Shares; Additional Purchases.

(a) Affirmative Voting.  At every meeting of Stockholders of the Company called with respect to the approval of the Merger Agreement and/or the Merger, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to the approval of the Merger Agreement and/or the Merger, Stockholder shall vote, or cause to be voted, the Shares in favor of the adoption and approval of the Merger Agreement and the Merger.

(b) Negative Voting.  At every meeting of the stockholders of the Company called prior to the termination of this Agreement, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company prior to the termination of this Agreement, Stockholder shall vote, or cause to be voted, the Shares:

(i) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(ii) against any action which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the actions contemplated by this Agreement.

(c) Contrary Agreements.  During the term of this Agreement, Stockholder shall not enter into any agreement or understanding with any individual or entity to vote or give instructions in any manner inconsistent with Sections 1(a) and 1(b).

(d) Agreement to Retain Shares.  Stockholder shall not transfer, sell, exchange, pledge or otherwise dispose of or encumber the Shares.

(e) Irrevocable Proxy.  Solely with respect to the matters described in Sections 1(a) and 1(b) above, for so long as this Agreement has not terminated in accordance with Section 5, Stockholder hereby irrevocably appoints Parent (or any nominee of Parent) as its attorney and proxy with full power of substitution and resubstitution, to the full extent of Stockholder’s voting rights with respect to Stockholder’s Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the Delaware General Corporation Law) to vote all Stockholder’s Shares solely on the matters described in Sections 1(a) and 1(b), and in accordance therewith. The parties specifically agree and acknowledge that the proxy granted by Stockholder pursuant to this Section 1(e) (i) shall only be exercised by Parent in the event that Stockholder shall not have affirmatively voted Stockholder’s Shares in accordance with Section 1(a) and 1(b) at least two business days prior to the date of the related meeting of stockholders or action by written consent, as the case may be (with the understanding that until such time, Stockholder shall have full power to vote such Shares notwithstanding the grant of this proxy), (ii) must be voted by Parent strictly in accordance with the terms of this Section 1 and (iii) may not be used by Parent either to abstain from any vote to approve the Merger Agreement and/or the Merger or to vote against any proposal to approve the Merger Agreement and/or the Merger in contravention of the authority granted by terms of the preceding sentence (with the understanding that the inspector of elections for any vote taken in respect of a matter contemplated by Section 1(a) and/or 1(b) shall be authorized to disregard any vote by Parent by means of such proxy which is in contravention of the authority granted by this Section 1(e)).  Stockholder hereby revokes any proxies previously granted that would otherwise conflict with the proxy contemplated pursuant to this Section 1(e) and agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein.  Such proxy shall automatically terminate upon the valid termination of this Agreement in accordance with Section 5.

(f) No Termination of Proxies.  Stockholder shall not terminate, assign or otherwise cancel any proxy given for any Proxy Shares.  For avoidance of doubt, any termination of a proxy for Proxy Shares by its own terms shall not be a termination by Stockholder.

2. Certain Representations, Warranties and Covenants of Stockholder.  Stockholder represents and warrants to Parent and covenants to Parent that: (i) Stockholder has the legal power and authority to vote, or to direct the voting of, the Shares; (ii) as of the date of this Agreement, Stockholder does not possess the right to vote, or to direct the voting of, any shares of capital stock of the Company other than the Shares; (iii) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement; and (iv) the Owned Shares are and will be and the Additional Shares will be free and clear of any liens, options, security interests or other similar encumbrances.

3. Additional Documents.  Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary, including a proxy to Parent, in the reasonable opinion of Parent, to carry out the purpose of this Agreement.

4. Consent and Waiver.  Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Stockholder is a party or pursuant to any rights Stockholder may have.

5. Termination.  This Agreement shall terminate and shall have no further force or effect as of the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (ii) such date and time as the Merger Agreement shall have been terminated pursuant to the Merger Agreement.

6. Miscellaneous.

(a) Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable in any situation in any jurisdiction, it shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(b) Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without prior written consent of the other parties.

(c) Amendments and Modification.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

(d) Specific Performance; Injunctive Relief.  The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein.  Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

(e) Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be effective (i) when delivered, if delivered by hand, (ii) the next business day, if sent by nationally recognized overnight delivery specifying next day delivery, or (iii) three business days after depositing in the United States mails, if sent by certified mail, postage prepaid, return receipt requested, in each case, addressed to a party’s address set forth below:

If to Parent or Merger Sub:

Microsemi Corporation
2381 Morse Avenue
Irvine, CA 92614
Facsimile No: 949-756-0308
Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025
Facsimile No: 650-473-2601
Attention: Warren Lazarow, Esq.

If to Stockholder:	to the address for notice set forth on the signature page to this Agreement.

With a copy (which shall not constitute notice) to:

LKP Global Law LLP
1901 Avenue of the Stars, Suite 480
Los Angeles, CA 90067
Facsimile: (424) 239-1880
Attention: Ryan Hong, Esq.

or to such other address as any addressee may have furnished to the parties in writing in accordance herewith.

(f) Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware (without regard to the principles of conflict of laws thereof).  In any action or suit among or between any of the parties arising out of or relating to this Agreement, the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the District of Delaware); (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such action or suit in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties agrees that it will not bring such action or suit in any court other than the United States District Court for the District of Delaware).  Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 6(e) shall be effective service of process for any such action or suit.  EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR SUIT ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(g) Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, between the parties with respect thereto.  Merger Sub shall be a third party beneficiary of this Agreement and shall be entitled to exercise and enforce all rights and remedies that Parent may exercise and enforce under this Agreement as if Merger Sub were itself a party to this Agreement.  No agreement, understanding or arrangement of any nature regarding the subject matter of this Agreement shall be deemed to exist between Parent and Stockholder unless it constitutes an amendment to this Agreement.

(h) Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.  The exchange of a fully executed signature page to this Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

(i) Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

(j) Attorneys’ Fees.  If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

(k) Waiver.  No failure or the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

[The remainder of this page is intentionally left blank; signatures follow on the next page.]

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the date and year first above written.

MICROSEMI CORPORATION

By: ___________________________
Name: James J. Peterson
Title: President and Chief Executive Officer

STOCKHOLDER:

Signature: _______________________
Print Name: ______________________

Stockholder’s Address for Notice:

____Owned Shares (as of the date hereof)
____Proxy Shares (as of the date hereof)

Appendix C

Opinion of C. K. Cooper & Company

April 11, 2011

The Board of Directors
AML Communications, Inc.
1000 Avenida Acaso
Camarillo, CA 93012

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders, as a group, collectively, referred to herein as “Stockholders”, of common stock, par value $0.01 per share (“Common Stock”), of AML Communications, Inc., (the “Company”), of the Merger Consideration (as defined below) to be paid by Microsemi, Corp. (the “Acquiror”), pursuant to a draft of the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among the Company, the Acquirer and a newly formed wholly-owned subsidiary of the Acquiror (“Merger Sub”).  The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Merger Sub with and into the Company, pursuant to which each outstanding share of Common Stock, other than shares of Company Common Stock held in treasury, owned by the Acquiror or dissenting shares, will be converted into the right to receive $2.50 in cash (the “Merger Consideration”).  The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In connection with our review of the Merger, and in arriving at our opinion described below, we have, among other things:

•	Reviewed and analyzed the financial terms of a draft of the Merger Agreement (Revision #1207016);

•	Reviewed and analyzed certain publicly available business and financial information relating to the Company that we deemed relevant;

•
Reviewed and analyzed certain non-public internal financial information and other operating data and planning materials relating to the business and financial prospects of the Company, including estimates and financial projections prepared by the management of the Company and provided to us by the Company for the purpose of our analysis;

•	Reviewed the current and historical share price(s) and trading history for the Company and the trading histories for certain other publicly traded companies which we deemed relevant;

•	Reviewed the financial terms, to the extent publicly available, of certain other transactions involving companies we deemed relevant;

•	Compared the financial performance of the Company with that of other companies that we deemed relevant; and

•	Performed such other financial studies, analyses, investigations and such other factors which we deemed relevant.

In addition, we have held multiple conversations with senior management and the Board of Directors of the Company, including, in particular, regarding the course of discussions of the Merger.  Conversations also entailed recent developments in the business operations of the Company, including a review of recent contract awards, pending new business opportunities and anticipated production schedules prepared by management along with the corresponding financial projections.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us.  We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading.  Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based.  We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Merger Agreement.

In addition, we have not conducted a physical inspection or made an independent evaluation or appraisal of assets of the Company, nor have we been furnished with any such evaluation or appraisal.  Our opinion relates to the Company as a going concern and, accordingly, we express no opinion on its liquidation value.  In rendering our opinion, we have assumed that in the course of obtaining any necessary regulatory and governmental approvals for the Merger, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the proposed Merger.  Our opinion is based on circumstances as they exist and can be evaluated on, and the information made available to us at, the date hereof and is without regard to any market, economic, financial, legal or other circumstances or event of any kind of nature that may exist or occur after such date.  We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have assumed that the executed Merger Agreement will be in all material respects identical to the last draft reviewed by us.   We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Merger Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.  We will also receive a fee for rendering this opinion.  The fee for this opinion is not contingent upon the consummation of the Merger or the conclusions reached in our opinion.  In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our agreement(s).  We and our affiliates may in the future provide, certain investment banking and financial services to the Company for which we would expect to receive, compensation.  We have in the past provided financial advisory services to the Acquiror and may do so in the future and may receive fees for rendering such services.

As part of our investment banking business, we are regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwriting, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.  In the ordinary course of our business, we may actively trade the securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities that may directly or indirectly, affect or be affected by the Merger.

It is understood that this letter is for the information of the Board of Directors of the Company, solely in connection with their consideration of the Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purpose, without our prior written consent, which consent will not be unreasonably withheld or delayed.  However, notwithstanding the foregoing, we consent to the inclusion of the opinion in the proxy statement relating to the Merger.

Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage. This opinion is not intended to be and does not constitute a recommendation to any Stockholder regarding whether such holder should vote on the approval and adoption of the Merger.  Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the compensation to be received by Stockholders in the Merger or with respect to the fairness of any such compensation.

Our opinion does not provide assurance that the best possible price was obtained, nor have we been retained to comment on the strategic merit of the Merger or the future operations of the Company.  Future business conditions are subject to change and are beyond our control and the parties involved in the Merger.  This opinion has been reviewed and approved by C. K. Cooper’s fairness opinion committee.

Based upon, and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Stockholders.

Very truly yours,

C. K. COOPER & COMPANY, INC.

Appendix D

Section 262 of the Delaware General Corporation Law

Section 262. Appraisal rights.

a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 or Section 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with Section 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of Section 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or &sect 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of Section 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Section 1300-1304 of the California General Corporation Law

1300.           (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:
(1) Which were not immediately prior to the reorganization or short-form merger listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.
(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.
(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.
(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301.           (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section
1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302.  Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.           (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.           (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

☐ ■

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

AML COMMUNICATIONS, INC.

1000 Avenida Acaso, Camarillo, CA 93012

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON

MAY 27, 2011

The shares represented by this proxy, when properly executed and returned, will be voted as directed by the undersigned stockholder(s) in items 1 and 2 on the reverse side of this card. If this card contains no voting directions, the shares will be voted FOR each of items 1 and 2 on the reverse side of this card.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the accompanying Proxy Statement, revokes all prior proxies, and hereby appoints Jacob Inbar and Edwin J. McAvoy, and each of them, acting alone, as attorneys, agents and proxies of the undersigned, each with the power to appoint and substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side, all the shares of common stock, par value $0.01 per share, of AML Communications, Inc. held of record by the undersigned on April 29, 2011 at the special meeting of stockholders of AML Communications, Inc. to be held on May 27, 2011 (the "Special Meeting") and at any postponements or adjournments thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED  ENVELOPE.

■	(Continued and to be marked, dated and signed on the reverse side)	14475	■

SPECIAL MEETING OF STOCKHOLDERS OF

AML COMMUNICATIONS, INC.

May 27, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.amlj.com/ir.html

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00030000030000001000 7 052711

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SPECIAL MEETING OF STOCKHOLDERS OF

AML COMMUNICATIONS, INC.

May 27, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Special Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amlj.com/ir.html

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00030000030000001000 7 052711

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.